Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

By and Among

ENDO INTERNATIONAL PLC,

ENDO LIMITED,

ENDO HEALTH SOLUTIONS INC.,

BANYULS LIMITED,

HAWK ACQUISITION ULC

PAR PHARMACEUTICAL HOLDINGS, INC.,

and

SHAREHOLDER REPRESENTATIVE SERVICES LLC

(solely in its capacity as Stakeholder Representative)

Dated as of May 18, 2015

4.5	Company SEC Documents; Financial Statements and Controls and Procedures	31
4.6	Absence of Certain Changes	33
4.7	No Undisclosed Liabilities	33
4.8	Taxes	33
4.9	Owned and Leased Real Properties	35
4.10	Intellectual Property	37
4.11	Contracts	38
4.12	Litigation	41
4.13	Environmental Matters	41
4.14	Employee Benefit Plans	43
4.15	Labor and Employment Matters	44
4.16	Compliance With Laws	46
4.17	Permits	46
4.18	Insurance	46
4.19	Product Liability and Recalls	47
4.20	Regulatory Matters	47
4.21	Affiliate Transactions	49
4.22	Suppliers and Customers	50
4.23	Inventory	50
4.24	Brokers	50
4.25	EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES	50

	Article V

	REPRESENTATIONS AND WARRANTIES OF THE BUYER PARTIES

5.1	Organization, Standing and Power	51
5.2	Authority; No Conflict; Required Filings and Consents	51
5.3	Capitalization of Parent	52
5.4	Parent Material Subsidiaries	53
5.5	Securities Laws Matters	53
5.6	Financial Statements	54
5.7	Absence of Certain Changes	55
5.8	No Undisclosed Liabilities	55
5.9	Compliance with Laws	55
5.10	Litigation	55
5.11	Anti-Bribery; Sanctions	55
5.12	Sufficiency of Funds	56
5.13	Brokers	57
5.14	Investment Intent	57
5.15	EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES	57

	Article VI

	CONDUCT OF BUSINESS

6.1	Covenants of the Company	57
6.2	Confidentiality	61
6.3	FIRPTA Certificate	61
6.4	Inventory	61

	Article VII

	ADDITIONAL AGREEMENTS

7.1	No Solicitation	61
7.2	Access to Information	62
7.3	Efforts to Complete Transactions	63
7.4	Public Disclosure	65
7.5	Indemnification of Directors and Officers	65
7.6	Notification of Certain Matters	67
7.7	Employee Matters	68
7.8	280G Matters	69
7.9	Financing	69
7.10	Resignations	74
7.11	Additional Financial Statements	74
7.12	Termination of Certain Agreements	74
7.13	Treatment of Senior Notes	74
7.14	Stockholder Consent	75
7.15	Section 16 Matters	75
7.16	Listing	76
7.17	DTC Cooperation	76

	Article VIII

	CONDITIONS TO THE MERGER

8.1	Conditions to Each Party’s Obligation To Effect the Merger	76
8.2	Additional Conditions to Obligations of Parent	76
8.3	Additional Conditions to Obligations of the Company	77

	Article IX

	TERMINATION; SURVIVAL

9.1	Termination	77
9.2	Effect of Termination	79
9.3	Fees and Expenses	81
9.4	Survival	81

	Article X

	MISCELLANEOUS

10.1	Notices	81
10.2	Entire Agreement	83
10.3	Amendment	83
10.4	Extension; Waiver	83
10.5	No Third Party Beneficiaries	84
10.6	Assignment	84
10.7	Severability	84
10.8	Counterparts and Signature	84
10.9	Interpretation	84
10.10	Governing Law	85
10.11	Stakeholder Representative	86
10.12	Remedies	88
10.13	Submission to Jurisdiction; Waiver of Jury Trial	88
10.14	Disclosure Schedules	89
10.15	Liability of Financing Sources	90
10.16	Non-Recourse	90
10.17	Waiver of Conflicts	90
10.18	DISCLAIMER	91

EXHIBIT A	Example Statement of Working Capital
EXHIBIT B	[RESERVED]
EXHIBIT C	Certificate of Incorporation
EXHIBIT D	Form of Stockholder Consent
EXHIBIT E	FIRPTA Certificate

TABLE OF DEFINED TERMS

Accountant	3.8(b)(iii)
Acquisition Proposal	7.1
Adjustment Amount	1.1(a)
Affiliate	1.1(b)
Aggregate Equity Value	1.1(c)
Agreement	10.9, Preamble
Antitrust Authorities	1.1(d)
Antitrust Laws	1.1(e)
Bond Financing	7.9(b)
Business Day	1.1(f)
Buyer	Preamble
Buyer Parties	1.1(g)
Canadian Securities Laws	1.1(h)
Cancelled Shares	3.1(c)
Cash	1.1(i)
Cash Amount	1.1(j)
Cash Consideration	1.1(k)
Cash Ratio	1.1(l)
Certificate of Merger	2.1
Claim	1.1(m)
Closing	2.2
Closing Cash Consideration	1.1(n)
Closing Date	2.2
Closing Working Capital	1.1(o)
COBRA	4.14(a)
Code	1.1(p)
Collective Bargaining Agreement	4.11(a)(xi)
Commitment Letter	5.12(a)
Common Stock	1.1(q)
Company	Preamble
Company 401(k) Plan	7.7(b)
Company Balance Sheet	4.5(c)
Company Disclosure Schedule	IV
Company Employee Plans	4.14(a)
Company Financial Statements	4.5(c)
Company Indemnitees	7.5(a)
Company Leases	4.9(b)
Company Material Adverse Effect	1.1(s)
Company Material Contracts	4.11(a)
Company Related Party	1.1(t)
Company SEC Documents	1.1(ggg)
Company Stock Plan	1.1(u)

Company Stockholders	1.1(v)
Company Transaction Expenses	1.1(w)
Company’s Knowledge	1.1(r)
Compliant	1.1(x)
Confidentiality Agreement	6.2
Contracts	1.1(y)
Covered Employee	7.7(a)
D&O Expenses	7.5(c)
D&O Indemnifiable Claim	7.5(c)
D&O Indemnifying Party	7.5(c)
D&O Insurance	7.5(b)
D&O Losses	7.5(c)
DEA	1.1(z)
Debt Amount	1.1(aa)
Debt Commitment Letters	7.9(d), 5.12(a)
Debt Financing	7.9(d), 5.12(a)
Debt Payoff Letter	7.9(e)
Debt Redemption	7.13(a)
DGCL	Recitals
Dispute Notice	3.8(b)(iii)
Dissenting Share	3.6
DTC	74
Effective Date	2.4
Effective Time	2.4
EHSI	Preamble
EMEA	4.20(c)
Employee Benefit Plan	4.14(a)
Engagement	10.17
Environmental Law	4.13(g)
Equity Award Tax Withholding Obligation	3.7(b)
ERISA	4.14(a)
ERISA Affiliate	4.14(a)
Escrow Agent	2.3(a)(i)
Estimated Cash Amount	3.2
Estimated Closing Date Statement	1.1(bb)
Estimated Company Transaction Expenses	3.2
Estimated Debt Amount	3.2
Estimated Working Capital	1.1(cc)
Example Statement of Working Capital	1.1(dd)
Exchange Act	1.1(ee)

v

Exchange Agent	3.3(a)
Exchange Fund	3.3(b)
FCPA	1.1(ii)
FDA	1.1(gg)
FDA Supplier Action	1.1(hh)
FDCA	1.1(jj)
Federal Funds Rate	1.1(ff)
Filed Company SEC Documents	IV
Final Amounts	3.8(c)
Final Cash Amount	3.8(c)
Final Company Transaction Expenses	3.8(c)
Final Date	9.1(b)9.1(b)
Final Debt Amount	3.8(c)
Final Working Capital	3.8(c)
Financing	7.9(d), 7.9(b)
Financing Sources	1.1(kk)
Forward-Looking Statements	IV
Fraud	1.1(ll)
Fully Diluted Shares	1.1(mm)
GAAP	4.5(c)
Governmental Entity	1.1(nn)
Hazardous Materials	4.13(h)
Indebtedness	1.1(oo)
Insurance Policies	4.18
Intellectual Property	1.1(pp)
Intentional Breach	1.1(qq)
internal control over financial reporting	4.5(e)
Irish Holdco	Preamble
IRS	4.14(b)
Laws	1.1(rr)
Leased Real Property	4.9(b)
Lenders	5.12(a)
Letter of Transmittal	3.3(a)
Liens	4.4(b)
Management Services Agreement	1.1(ss)
Marketing Period	1.1(tt)
Merger	Recitals
Merger Consideration	3.1(a)
Merger Sub	Preamble
NASDAQ	1.1(uu)
Net Option Shares	3.7(a)
Net RSU Shares	3.7(b)
Non-Recourse Party	10.16

Option	1.1(vv)
Option Closing Consideration	3.7(a)
Option Tax Withholding Obligation	3.7(a)
Order	1.1(ww)
Owned Real Property	4.9(a)
Par Credit Agreement	1.1(xx)
Parent	Preamble
Parent 401(k) Plan	7.7(b)
Parent Annual Financial Statements	1.1(yy)
Parent Balance Sheet	1.1(zz)
Parent Credit Agreement	1.1(aaa)
Parent Disclosure Schedule	V
Parent Financial Statements	1.1(bbb)
Parent Interim Statements	1.1(ccc)
Parent Material Adverse Effect	1.1(eee)
Parent Material Subsidiary	1.1(fff)
Parent Plans	7.7(c)
Parent Post-Closing Statement	3.8(b)(i)
Parent Public Disclosure Record	1.1(ggg)
Parent Related Party	1.1(hhh)
Parent Shares	1.1(iii)
Parent VWAP	1.1(jjj)
Parent’s Knowledge	1.1(ddd)
Patents	1.1(kkk)
Per Share Cash Consideration	1.1(lll)
Per Share Equity Consideration	1.1(mmm)
Per Share Value	1.1(nnn)
Permits	4.17
Permitted Encumbrances	1.1(ooo)
Person	1.1(ppp)
Pre-Closing Period	6.1
Pro Rata Escrow Portion	1.1(rrr)
Pro Rata Stakeholder Representative Expense Fund Portion	1.1(sss)
Products	1.1(qqq)
Proposed Amounts	3.8(b)(i)
Purchase Price Escrow Agreement	1.1(ttt)
Purchase Price Escrow Fund	2.3(a)(i)
Redemption Notice	7.13(a)
Registration Rights Agreement	1.1(uuu)
Regulatory Authority	1.1(vvv)
Regulatory Authorizations	4.20(e)

Reporting Subsidiary	1.1(www)
Representative	4.20(d)
Representative Losses	10.11(b)
Required Financial Information	1.1(xxx)
Resolution Period	3.8(b)(iii)
Restrictive Covenant	4.15(h)
Restructuring	7.13(c)
Reverse Termination Fee	9.2(b)
Review Period	3.8(b)(iii)
Risk Factors	IV
RSU	1.1(yyy)
RSU Closing Consideration	3.7(b)
RSU Tax Withholding Obligation	3.7(b)
SEC	IV
Securities Act	1.1(zzz)
Sellers	1.1(aaaa)
Senior Notes	1.1(bbbb)
Senior Notes Indenture	1.1(cccc)
Share Consideration	1.1(dddd)
Shareholders Agreement	1.1(eeee)
Software	1.1(ffff)

SOX	1.1(gggg)
Stakeholder Representative Expense Fund	1.1(hhhh)
Stakeholders	1.1(iiii)
Stockholder Consent	1.1(jjjj)
Subsidiary	1.1(kkkk)
Surviving Corporation	2.1
Tax Returns	1.1(llll)
Taxes	1.1(mmmm)
Taxing Authority	1.1(nnnn)
Trade Secrets	1.1(oooo)
Trademarks	1.1(pppp)
Transaction Agreements	1.1(rrrr)
Transaction Consideration Disbursement Schedule	3.2
Transactions	1.1(qqqq)
TSX	1.1(rrrr)
Unpaid Company Transaction Expenses	1.1(tttt)
WARN Act	4.15(i)
Working Capital	1.1(uuuu)
Working Capital Target	1.1(vvvv)

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is entered into as of May 18, 2015, by and among Par Pharmaceutical Holdings, Inc., a Delaware corporation (the “Company”), Endo International plc, a public limited company incorporated under the laws of Ireland (“Parent”), Endo Health Solutions Inc., a Delaware corporation (“EHSI”), Endo Limited, a private limited company incorporated under the laws of Ireland (“Irish Holdco”), Banyuls Limited (in the process of changing its name to Hawk Acquisition Ireland Limited), a private limited company incorporated under the laws of Ireland (“Buyer”), Hawk Acquisition ULC, a Bermudian unlimited liability company (“Merger Sub”), and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as the Stakeholder Representative (as defined herein).

WHEREAS, the parties intend that Merger Sub shall merge with and into the Company (the “Merger”), on the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (“DGCL”) and, to the extent applicable, Bermuda law.

WHEREAS, the respective Boards of Directors of the Company, Parent, Buyer and Merger Sub have approved and adopted this Agreement and resolved that the transactions contemplated hereby are advisable and in the best interests of their respective stockholders, including the consummation of the Merger on the terms and subject to the conditions of this Agreement and in accordance with the DGCL and, to the extent applicable, Bermuda law.

WHEREAS, substantially concurrent with the execution and delivery of this Agreement, the Company and Sellers are delivering to Parent, Buyer and Merger Sub the irrevocable written consent of Company stockholders in lieu of a meeting, in the form attached hereto as Exhibit D, that constitutes the Stockholder Consent.

WHEREAS, as of the date hereof, Parent and Paul Campanelli have entered into an employment agreement, which agreement shall be effective on the Closing and shall replace Mr. Campanelli’s existing amended and restated employment agreement with Par Pharmaceutical, Inc., dated as of September 28, 2012;

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. For purposes of this agreement, the following terms have the meanings set forth below:

(a) “Adjustment Amount” means an amount, which may be a negative number, equal to the sum of (a) the Final Working Capital minus the Estimated Working Capital, (b) the Final Cash Amount minus the Estimated Cash Amount, (c) the Estimated Debt Amount minus the Final Debt Amount and (d) the Estimated Company Transaction Expenses minus the Final Company Transaction Expenses.

(b) “Affiliate” of any Person shall mean any Person directly or indirectly controlling, controlled by, or under common control with, such Person; provided, however, that, for the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract, or otherwise.

(c) “Aggregate Equity Value” means the sum of (i) the Closing Cash Consideration and (ii) the amount equal to product of (A) the Share Consideration multiplied by (B) the Parent VWAP.

(d) “Antitrust Authorities” means the Federal Trade Commission, the Antitrust Division of the United States Department of Justice, the attorneys general of the several states of the United States of America, and any other Governmental Entity having jurisdiction with respect to the Transactions pursuant to applicable Antitrust Laws.

(e) “Antitrust Laws” means the Sherman Act of 1890, as amended; the Clayton Act of 1914, as amended; the Federal Trade Commission Act of 1914, as amended; the HSR Act; and all Laws or Orders in effect from time to time that are designed or intended to prohibit, restrict or regulate actions or transactions having the purpose or effect of monopolization, restraint of trade, harm to competition or effectuating foreign investment.

(f) “Business Day” means any day other than (a) a Saturday or Sunday or (b) a day on which major banking institutions located in Dublin, Ireland or New York, New York are permitted or required by Law or Order to remain closed.

(g) “Buyer Parties” means Parent, EHSI, Buyer, Merger Sub and Irish Holdco.

(h) “Canadian Securities Laws” means the Securities Act (Ontario) and all other applicable Canadian provincial securities Laws and, in each case, the rules, regulations and published policies made thereunder.

(i) “Cash” means the sum of all cash (net of outstanding checks), and other cash equivalents (including the fair market value of any marketable securities and short term investments) and demand deposits or similar accounts.

(j) “Cash Amount” means, as of the open of business on the Closing Date, the sum of Cash of the Company and its Subsidiaries.

(k) “Cash Consideration” means six billion five hundred million dollars ($6,500,000,000).

(l) “Cash Ratio” is an amount equal to the quotient of (i) the Closing Cash Consideration divided by (ii) the Aggregate Equity Value.

(m) “Claim” means any action, suit, case, litigation, claim, arbitration, charge, criminal prosecution, investigation demand letter, warning letter, finding of deficiency or non-compliance, adverse inspection report, notice of violation, penalty, fine, sanction, subpoena, request for recall, remedial action, or proceeding.

(n) “Closing Cash Consideration” means (i) the Cash Consideration plus (ii) the Estimated Cash Amount, plus (iii) the excess, if any, of the Estimated Working Capital over the Working Capital Target, as determined pursuant to Section 3.8(a), minus (iv) the excess, if any, of the Working Capital Target over the Estimated Working Capital, as determined pursuant to Section 3.8(a), minus (v) the Estimated Debt Amount, minus (vi) the Estimated Company Transaction Expenses.

(o) “Closing Working Capital” means, as of the open of business on the Closing Date, the Working Capital.

(p) “Code” means the U.S. Internal Revenue Code of 1986, as amended.

(q) “Common Stock” means the common stock, par value $0.001 per share, of the Company.

(r) “Company’s Knowledge” means the knowledge that such individuals set forth in Section 1.1(r) of the Company Disclosure Schedule have or would reasonably be expected to have following due inquiry of the type that would reasonably be expected to be made by such individuals in the prudent exercise of such individuals’ job functions and/or duties.

(s) “Company Material Adverse Effect” means any change, effect, event, occurrence, state of facts, circumstance or development that, individually or in the aggregate with all other changes, effects, events, occurrences, state of facts, circumstances or developments, (i) is or would reasonably be expected to be materially adverse to the business, properties, assets, liabilities (contingent or otherwise), condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole, or (ii) would reasonably be expected to prevent the consummation by the Company of the Transactions; provided, however, that none of the following shall constitute, or be taken into account in determining whether there has been or would reasonably be expected to be, a Company Material Adverse Effect: (A) any change relating to the economy or securities markets in general, (B) any adverse change, effect, event, occurrence, state of facts, condition, circumstance or development affecting the generic pharmaceutical industry; (C) acts of war (whether or not declared), armed hostilities, sabotage, military actions or the escalation thereof (whether underway on the date hereof or hereafter commenced), and terrorism; (D) changes in or the conditions of financial or banking markets (including any disruption thereof and any decline in the price of any security or any market index); (E) changes in GAAP (or any underlying accounting principles or the interpretation of any of the foregoing) after the date hereof; (F) a flood, hurricane or other natural disaster; (G) any failure by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions for any period ending on or after the date of this Agreement (provided, however, that the underlying causes of any such failure may be considered in determining whether there is a Company Material Adverse Effect); (H) changes in any Laws; (I) any action taken or omitted to be taken by, or at the written request of, Parent or any of its Affiliates after the date hereof and on or prior to the Closing Date; and (J) any action taken by the Company or any of its Subsidiaries as required by this Agreement (other than any action required to be taken by the Company or any of its Subsidiaries to comply with Section 6.1); except, in the case of clauses (A)-(F) and (H) above, to the extent that such change, effect, event, occurrence, state of facts, circumstance or development disproportionately affects the business, properties or assets of the Company as compared to other participants operating in the generic pharmaceutical industry, in which case, such change, effect, event, occurrence, state of facts, circumstance or development may constitute a Company Material Adverse Effect to such extent, and may be taken into account to such extent, in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur.

(t) “Company Related Party” means any former, current or future general or limited partners, shareholders, financing sources, managers, agents, employees, controlling persons, assignees, members, directors, officers, Representatives, Subsidiaries or Affiliates of the Company or of any Affiliates of the Company.

(u) “Company SEC Documents” means all reports, schedules, forms, registration statements, statements and other documents (including exhibits and other information incorporated therein) furnished or filed by or on behalf of the Company or the Reporting Subsidiary on EDGAR in the period from March 31, 2013 to the second Business Day prior to the date hereof.

(v) “Company Stock Plan” means the Sky Growth Holdings Corporation 2012 Equity Incentive Plan.

(w) “Company Stockholders” means holders of shares of Common Stock.

(x) “Company Transaction Expenses” means the aggregate of all fees and expenses payable by the Company and its Subsidiaries (including, for purposes of clarity, any such fees or expenses incurred by the Sellers but payable by the Company or its Subsidiaries) in connection with the initial public offering of equity securities of the Company and the Transactions, including (i) fees and expenses payable to attorneys, accountants, financial advisors and other professionals (not engaged by Parent or Buyer in connection herewith), (ii) any fees or expenses payable to any

Affiliates of the Company (including the Funds and their respective Affiliates) in connection with the Transactions, including pursuant to the Management Services Agreement, (iii) any amounts payable to employees, officers, directors or consultants of the Company or its Subsidiaries in connection with the Transactions, including amounts paid under the long-term cash incentive program, and any stay, retention or other bonuses or compensation payable in connection with or as a result of the transactions contemplated by this Agreement (including the employer portion of any payroll, social security, unemployment or similar Taxes) and (iv) the Equity Award Tax Withholding Obligations; provided, however, that in no event will the definition of Company Transaction Expenses include any amounts otherwise deducted from the Purchase Price as Indebtedness or that are included in the determination of Working Capital.

(y) “Compliant” means, with respect to the Required Financial Information, that such Required Financial Information is sufficient for the delivery of customary accountants’ comfort letters (including customary negative assurance) with respect to any such financial statements and other financial data in the Required Financial Information in connection with the Bond Financing, and the Company’s auditors have delivered drafts of comfort letters in a form that such auditors are prepared to issue after review of the applicable offering document for such Bond Financing and completion of customary procedures.

(z) “Contracts” means contracts, undertakings, commitments, agreements, or understandings, whether written or oral.

(aa) “DEA” means the United States Drug Enforcement Administration.

(bb) “Debt Amount” means, as of the open of business on the Closing Date, the sum, without double counting, of (i) any amount due under the Par Credit Agreement and the Senior Notes, including any accrued and unpaid interest thereon and any premiums, fees and expenses related to the repayment thereof and (ii) the amounts of any other Indebtedness of the Company and its Subsidiaries.

(cc) “Estimated Closing Date Statement” means the statement which shall reflect the Company’s good faith estimate of Cash Amount, Debt Amount, Unpaid Company Transaction Expenses and Closing Working Capital.

(dd) “Estimated Working Capital” means the Company’s good faith estimate of the Working Capital as of the open of business on the Closing Date as set forth on the Estimated Closing Date Statement.

(ee) “Example Statement of Working Capital” means the example statement of working capital of the Company as of March 31, 2015 attached as Exhibit A hereto including the adjustments set forth therein.

(ff) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(gg) “Federal Funds Rate” means the offered rate as reported in The Wall Street Journal in the “Money Rates” section for reserves traded among commercial banks for overnight use in amounts of one million dollars or more on the Business Day immediately prior to the day on which the applicable payment is due hereunder.

(hh) “FDA” means the United States Food and Drug Administration.

(ii) “FDA Supplier Action” means a material observation in a Notice of Inspectoral Observation on a Form FDA 483 that could result in a regulatory action against a supplier of the Company.

(jj) “FCPA” means the U.S. Foreign Corrupt Practices Act of 1977, as amended.

(kk) “FDCA” means the federal Food, Drug and Cosmetic Act.

(ll) “Financing Sources” means the Persons, including the Lenders, that have committed to provide or arrange any Financing or alternative debt financings in connection with the transactions contemplated hereby, including the parties named in the Debt Commitment Letters and any joinder agreements, note purchase agreements, indentures or credit agreements entered into pursuant thereto or relating thereto, and their respective successors and assigns.

(mm) “Fraud” means intentional fraud involving a knowing and intentional misrepresentation of a fact, or concealment of a fact, material to the transactions contemplated by this Agreement made or concealed with the intent of inducing any other party hereto to enter into this Agreement and upon which such other party has relied (as opposed to any fraud claim based on constructive knowledge, negligent misrepresentation, recklessness or a similar theory).

(nn) “Fully Diluted Shares” means the sum of (i) the aggregate number of shares of Common Stock outstanding immediately prior to the Effective Time plus (ii) the Net Option Shares calculated immediately prior to the Effective Time plus (iii) the aggregate number of Net RSU Shares calculated immediately prior to the Effective Time.

(oo) “Governmental Entity” means any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority, agency or instrumentality whether foreign or domestic.

(pp) “Indebtedness” of any Person shall mean, without double counting, all obligations of the types set forth in the following clauses: (a) borrowed money; (b) indebtedness evidenced by notes, debentures or similar instruments; (c) obligations recorded as capitalized leases in accordance with GAAP; (d) the deferred purchase price of assets, services or securities (in each case, other than (1) ordinary trade accounts payable and (2) accrued expenses, each of which shall be included in the definition of Working Capital); (e) all obligations, under letter of credit or similar facilities, in each case, to the extent drawn or funded; (f) all payment obligations under any interest rate swap agreement or arrangement entered into for the purpose of limiting or managing interest rate risk; (g) all interest, premium, fees, penalties (including prepayment and early termination penalties) payable in connection with the obligations set forth in the foregoing clauses (a) through (f); and (h) all obligations in the foregoing clauses (a) through (g) of other Persons guaranteed directly or indirectly in any manner by such Person; and other amounts owing in respect of the items described in the foregoing clauses (a) through (g); provided, however, that in no event will the definition of Indebtedness include any amounts otherwise deducted from the Purchase Price or that are included in the definition of Working Capital.

(qq) “Intellectual Property” means all intellectual property and intellectual property rights and rights in confidential information of every kind and description throughout the world, including all U.S. and foreign (i) Patents, (ii) Trademarks, (iii) copyrights and copyrightable subject matter, (iv) Software, (v) Trade Secrets, (vi) rights of publicity, privacy, and rights to personal information, (vii) all rights in the foregoing and in other similar intangible assets, and (viii) all applications and registrations for the foregoing.

(rr) “Intentional Breach” means, with respect to any representation, warranty, agreement or covenant, an action or omission (including a failure to cure circumstances) taken or omitted to be taken that the breaching party intentionally takes (or intentionally fails to take) and knows (or reasonably should have known) would or would reasonably be expected to, cause a material breach of such representation, warranty, agreement or covenant.

(ss) “Laws” means all federal, state, local or foreign laws, statutes or ordinances, common laws, or any rule, regulation, standard or Order of any Governmental Entity.

(tt) “Management Services Agreement” means that certain Management Services Agreement, dated as of September 28, 2012, by and among Sky Growth Acquisition Corporation, a Delaware corporation, Sky Growth Intermediate Holdings I Corporation, a Delaware corporation, Sky Growth Intermediate Holdings II Corporation, a Delaware corporation, Sky Growth Holdings Corporation, a Delaware corporation, and TPG VI Management, LLC, as the same may be amended from time to time.

(uu) “Marketing Period” means the first period of 15 consecutive days, commencing after the date hereof throughout which and on the first and last day of which (a) Buyer shall have received the Required Financial Information and the Required Financial Information is Compliant and (b) subject to clause (3) below, the conditions set forth in Sections 8.1 and 8.2 shall have been satisfied or waived (other than those conditions which by their terms cannot be satisfied until the Closing); provided, however, that (1) the Marketing Period shall end on any earlier date that is the date on which the full proceeds to be provided to Buyer by the Debt Financing are made available to Buyer to complete the Merger, (2) for purposes of the Marketing Period, (x) such 15 consecutive day period shall exclude July 3, 2015 and November 26, 2015 through November 29, 2015 (it being understood that the Marketing Period shall continue on the next applicable day in each case) and (y) if such period has not ended on or before August 21, 2015, such period shall not commence before September 8, 2015 and (3) notwithstanding clause (b) above, even if the conditions set forth in Sections 8.1 and 8.2 are not satisfied or waived, the Marketing Period shall be deemed to commence on the latest day on which the Marketing Period can commence, such that it would be completed on February 10, 2016 and continue thereafter if the condition set forth in sub-clause (a) above is met; provided, further, that, if the Company shall in good faith reasonably believe that the Required Financial Information has been delivered to Buyer, it may deliver to Buyer a written notice to that effect (stating that it believes that such delivery has been completed), in which case the Required Financial Information shall be deemed to have been provided (and, if the other conditions set forth in this definition have been met, the Marketing Period commenced) on the date that notice is deemed to have been received pursuant to Section 10.1, unless Buyer in good faith reasonably believes the delivery of the Required Financial Information has not been completed and, within three (3) Business Days of the delivery of such notice by the Company, delivers a written notice to the Company to that effect (stating with specificity which Required Financial Information that Buyer reasonably believes has not been delivered). Notwithstanding the foregoing, the Marketing Period shall not commence and shall be deemed not to have commenced if, on or prior to the completion of such 15 consecutive days, (i) the Company’s independent registered accounting firm shall have withdrawn its audit opinion with respect to any financial statements contained in the Required Financial Information, in which case the Marketing Period shall not be deemed to commence until the time at which, as applicable, an unqualified audit opinion is issued with respect to the consolidated financial statements for the applicable periods by the Company’s independent registered accounting firm or another independent registered accounting firm reasonably acceptable to Buyer, (ii) the Company shall have issued a public statement indicating its intent to restate any financial statements included in the Required Financial Information or (iii) the Required Financial Information is not Compliant at any point throughout and on the first and last day of such period; then, in each case, a new 15 consecutive day period thereafter shall commence upon the Company receiving updated Required Financial Information that is Compliant and the other conditions set forth in this definition of Marketing Period being met.

(vv) “NASDAQ” means the NASDAQ Global Market.

(ww) “Option” means any option to purchase shares of Common Stock, whether granted under a Company Stock Plan or otherwise.

(xx) “Order” means any charge, temporary restraining order or other order, writ, injunction (whether preliminary, permanent or otherwise), judgment, decree, ruling, determination, directive, award or settlement, whether civil, criminal or administrative, of any Governmental Entity.

(yy) “Par Credit Agreement” means that certain Credit Agreement dated as of September 28, 2012 (as amended, supplemented or otherwise modified from time to time) among the Sky Growth Intermediate Holdings II Corporation, the Company and Bank of America N.A. as administrative agent.

(zz) “Parent Annual Financial Statements” means the audited consolidated financial statements of Parent as of and for the years ending December 31, 2014, 2013 and 2012, together with the notes thereto.

(aaa) “Parent Balance Sheet” means the audited consolidated balance sheet of Parent as at December 31, 2014.

(bbb) “Parent Credit Agreement” means that certain Credit Agreement, dated as of February 28, 2014 (as amended, supplemented or otherwise modified prior to the date hereof), by and among certain Subsidiaries of Parent, the lenders party thereto and Deutsche Bank AG New York Branch, as administrative agent and collateral agent.

(ccc) “Parent Financial Statements” means the Parent Annual Financial Statements and the Parent Interim Financial Statements.

(ddd) “Parent Interim Financial Statements” means the unaudited interim consolidated financial statements of Parent for the three (3) months ended March 31, 2015, together with the notes thereto.

(eee) “Parent’s Knowledge” means the knowledge that such individuals set forth in Section 1.1(ddd) of the Parent Disclosure Schedule have or would reasonably be expected to have following due inquiry of the type that would reasonably be expected to be made by such individuals in the prudent exercise of such individuals’ job functions and/or duties.

(fff) “Parent Material Adverse Effect” means any change, effect, event, occurrence, state of facts, circumstance or development that, individually or in the aggregate with all other changes, effects, events, occurrences, state of facts, circumstances or developments, (i) is or would reasonably be expected to be materially adverse to the business, condition (financial or otherwise) or results of operations of Parent and its Subsidiaries, taken as a whole, or (ii) would reasonably be expected to prevent the consummation by Parent of the Transactions; provided, however, that none of the following shall constitute, or be taken into account in determining whether there has been or would reasonably be expected to be, a Parent Material Adverse Effect: (A) any change relating to the economy or securities markets in general; (B) any adverse change, effect, event, occurrence, state of facts, condition, circumstance or development affecting the specialty pharmaceutical industry; (C) acts of war (whether or not declared), armed hostilities, sabotage, military actions or the escalation thereof (whether underway on the date hereof or hereafter commenced), and terrorism; (D) changes in or the conditions of financial or banking markets (including any disruption thereof and any decline in the price of any security or any market index); (E) changes in GAAP (or any underlying accounting principles or the interpretation of any of the foregoing)

after the date hereof; (F) a flood, hurricane or other natural disaster; (G) any failure by Parent to meet any internal or published projections, forecasts or revenue or earnings predictions for any period ending on or after the date of this Agreement (provided, however, that the underlying causes of any such failure may be considered in determining whether there is a Parent Material Adverse Effect); (H) changes in any Laws; (I) any changes in the share price or trading volume of Parent Shares, or the credit rating in any analyst’s recommendation with respect to Parent (provided, however, that the underlying causes of such change, effect, event, occurrence, state of facts, circumstance or development may be considered in determining whether a Parent Material Adverse Effect has occurred); (J) any action taken or omitted to be taken by, or at the written request of, the Company or any of its Affiliates after the date hereof and on or prior to the Closing Date; and (K) any action taken by Parent or any of its Subsidiaries as required by this Agreement; except, in the case of clauses (A)-(F) and (H) above, to the extent that such change, effect, event, occurrence, state of facts, circumstance or development disproportionately affects the business, properties or assets of Parent as compared to other participants operating in the specialty pharmaceutical industry, in which case, such change, effect, event, occurrence, state of facts, circumstance or development may constitute a Parent Material Adverse Effect to such extent, and may be taken into account to such extent, in determining whether a Parent Material Adverse Effect has occurred or would reasonably be expected to occur.

(ggg) “Parent Material Subsidiary” means each Subsidiary of Parent set forth in Section 1.1(fff) of the Parent Disclosure Schedule.

(hhh) “Parent Public Disclosure Record” means all reports, schedules, forms, registration statements, statements and other documents (including exhibits and other information incorporated therein) furnished or filed by or on behalf of Parent or Endo Health Solutions, Inc. on SEDAR or EDGAR in the period from March 31, 2013 to the second Business Day prior to the date hereof.

(iii) “Parent Related Party” means any former, current or future general or limited partners, shareholders, financing sources, managers, agents, employees, controlling persons, assignees, members, directors, officers, Representatives, Subsidiaries or Affiliates of Parent.

(jjj) “Parent Shares” means ordinary shares, nominal value $0.0001 per share, of Parent.

(kkk) “Parent VWAP” means the volume weighted average price of a Parent Share over the 10 trading days immediately preceding the Closing Date.

(lll) “Patents” means any issued patents, patent applications, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof.

(mmm) “Per Share Cash Consideration” means an amount equal to the product of (i) the Per Share Value multiplied by (ii) the Cash Ratio.

(nnn) “Per Share Equity Consideration” means the number of Parent Shares equal to the quotient of (i) an amount equal to (A) the Per Share Value minus (B) the Per Share Cash Consideration divided by (ii) the Parent VWAP.

(ooo) “Per Share Value” means an amount equal to the quotient of (i) the Aggregate Equity Value divided by (ii) the Fully Diluted Shares.

(ppp) “Permitted Encumbrances” means (i) Liens for Taxes not yet due and payable or for Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in the Company’s Financial Statements in accordance with GAAP (which, for purposes of clarity, for liabilities GAAP requires that there be provided such a reserve, may be a zero dollar reserve); (ii) mechanics liens and similar liens for labor, materials or supplies incurred in the ordinary course of business for amounts which are not delinquent and which would not, individually or in the aggregate, have a material adverse effect on the business of the Company or its Subsidiaries as presently conducted thereon or which are being vigorously contested in good faith by appropriate proceedings; (iii) zoning, building codes and other land use Laws regulating the use or occupancy of any Owned Real Property or Leased Real Property or the activities conducted thereon which are imposed by a Governmental Entity having jurisdiction over such real property which are not violated by the current use or occupancy of such real property or the operation of the business as currently conducted thereon; (iv) with respect to Owned Real Property, minor title defects or irregularities which do not, individually or in the aggregate, impair in any material respects the use or occupancy of such Owned Real Property in the operation of the business as presently conducted thereon, the consummation of this Agreement, or the operations of the Company and its Subsidiaries on the date of this Agreement and as of the Closing Date; (v) Liens securing indebtedness under the Parent Credit Agreement and any refinancings thereof; (vi) Liens securing Indebtedness under the Par Credit Agreement and any refinancings thereof, and (vii) with respect to Leased Real Property, any Lien affecting solely the interest of the landlord under the Company Lease and not the interest of the tenant thereunder, which does not materially impair the value or use of such Leased Real Property.

(qqq) “Person” means any individual, corporation, limited liability company, partnership, association, trust or any other entity or organization, including any government or political subdivision or any agency or instrumentality thereof.

(rrr) “Products” means any product manufactured, licensed, produced, distributed or sold by or on behalf of the Company or its Subsidiaries, including any such product being clinically tested by or on behalf of the Company or its Subsidiaries under an investigational new drug application.

(sss) “Pro Rata Escrow Portion” means the quotient of (i) the Purchase Price Escrow Fund divided by (ii) the Fully Diluted Shares.

(ttt) “Pro Rata Stakeholder Representative Expense Fund Portion” means the quotient of (i) the Stakeholder Representative Expense Fund divided by (ii) the Fully Diluted Shares.

(uuu) “Purchase Price Escrow Agreement” means the Purchase Price Escrow Agreement, to be dated as of the Closing Date, among Parent, the Stakeholder Representative and the other parties thereto, in form and substance reasonably satisfactory to Parent and the Company.

(vvv) “Registration Rights Agreement” means the Registration Rights Agreement between the Stakeholders party thereto and Parent, dated as of date hereof.

(www) “Regulatory Authority” means any federal, state, local or foreign Governmental Entity that is concerned with or regulates the marketing, sale, recordkeeping, use, testing, handling and control, safety, efficacy, reliability or manufacturing of drug or biological products or medical devices or is concerned with or regulates public health care programs or otherwise has regulatory authority over the development, sale, distribution or manufacturing of Products by the Company or its Subsidiaries.

(xxx) “Reporting Subsidiary” means Par Pharmaceutical Companies, Inc.

(yyy) “Required Financial Information” means all financial statements, financial data, audit reports and other financial information with respect to the Company and its Subsidiaries, in each case, as required to be delivered in Sections 6(1) and 6(2) of Exhibit E to the Commitment Letter (for the avoidance of doubt, as of the date hereof), which, for the avoidance of doubt, will not include information described in part (B)(ix) of the proviso in Section 7.9(b); provided, however, any such quarterly financials required to be delivered pursuant to Section 6(2) of Exhibit E to the Commitment Letter for each fiscal quarter ended at least forty five (45) days prior to the Closing Date shall instead be required to be delivered (solely for purposes of the “Marketing Period” definition) for each fiscal quarter ended at least forty (40) days prior to the Closing Date.

(zzz) “RSU” means any restricted stock unit payable in shares of Company Stock or whose value is determined with reference to the value of shares of Company Stock, whether granted under a Company Stock Plan or otherwise.

(aaaa) “Securities Act” means the Securities Act of 1933, as amended.

(bbbb) “Sellers” means the Company Stockholders as of immediately prior to the Closing.

(cccc) “Senior Notes” means the 7 3⁄8% Senior Notes due 2020 issued under the Senior Notes Indenture.

(dddd) “Senior Notes Indenture” means the Indenture, dated as of September 28, 2012 (as amended, supplemented or otherwise modified prior to the date hereof), between Sky Growth Acquisition Corporation and Wells Fargo Bank, National Association, as trustee.

(eeee) “Share Consideration” means 18,084,448 Parent Shares.

(ffff) “Shareholders Agreement” means the Shareholders Agreement between the Stakeholders party thereto and Parent, dated as of the date hereof.

(gggg) “Software” means any computer software, rights in computer programs (whether in source code, object code, or other form), algorithms, databases, compilations and data, and all documentation, including user manuals and training materials, related to any of the foregoing.

(hhhh) “SOX” means the Sarbanes-Oxley Act of 2002, as amended.

(iiii) “Stakeholder Representative Expense Fund” means $1,000,000.

(jjjj) “Stakeholders” mean the Sellers and the holders of RSUs and Options as of immediately prior to the Closing.

(kkkk) “Stockholder Consent” means the affirmative vote of the holders of a majority of the issued and outstanding shares of Common Stock in favor of approving Merger and adopting this Agreement.

(llll) “Subsidiary” means, with respect to any party, any corporation, partnership, trust, limited liability company or other non-corporate business enterprise in which such party (or another Subsidiary of such party) holds directly or indirectly stock or other ownership interests representing (a) at least 50% of the voting power of all outstanding stock or ownership interests of such entity or has the power to elect or direct the election of at least 50% of the members of the governing body of such entity or (b) the right to receive at least 50% of the net assets of such entity available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution of such entity.

(mmmm) “Tax Returns” means all reports, returns, declarations, statements or other information required to be supplied, or actually supplied, to a Taxing Authority in connection with Taxes, including all attachments or amendments thereto.

(nnnn) “Taxes” means all taxes, charges, fees, levies or other similar assessments or liabilities, each that is in the nature of a tax, including income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, services, transfer, withholding, employment, payroll and franchise taxes imposed by any Governmental Entity, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof.

(oooo) “Taxing Authority” means any Governmental Entity responsible for the imposition, assessment or collection of any Tax.

(pppp) “Trade Secrets” means any trade secrets and all other confidential information, including ideas, know-how, inventions, proprietary processes, formulae, models, and methodologies, to the extent the same derive value, monetary or otherwise, from being maintained in confidence.

(qqqq) “Trademarks” means any trademarks, service marks, brand names, corporate names, trade names, Internet domain names, logos, slogans, trade dress, and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing.

(rrrr) “Transactions” means the transactions contemplated by the Transaction Agreements.

(ssss) “Transaction Agreements” means this Agreement, the Registration Rights Agreement, the Shareholders Agreement and the Purchase Price Escrow Agreement.

(tttt) “TSX” means the Toronto Stock Exchange.

(uuuu) “Unpaid Company Transaction Expenses” means the amount of Company Transaction Expenses incurred but unpaid as of the Closing.

(vvvv) “Working Capital” means, as of any time, on a consolidated basis, (i) the sum of (x) current assets determined in accordance with GAAP consistently applied but including and/or excluding the items specified on the Example Statement of Working Capital plus (y) $100,000,000 minus (ii) current liabilities determined in accordance with GAAP consistently applied but including and/or excluding the items specified on the Example Statement of Working Capital; provided, however, that in no event will the definition of Working Capital include any amounts deducted from the Purchase Price as Unpaid Company Transaction Expenses or that are included in the Debt Amount or Cash Amount. For the avoidance of doubt and notwithstanding the above, Working Capital is to be calculated in accordance with the accounting principles, policies, procedures, methods and practices, including the same definitions, treatments, types of accounts, management judgments and estimation techniques, used in the calculations set forth in Exhibit A. In the case of a conflict between GAAP or past practices, past practices will prevail.

(wwww) “Working Capital Target” means one hundred five million dollars ($105,000,000).

ARTICLE II

THE MERGER

2.1 Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company, whereupon the separate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”). At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the certificate of merger as contemplated by the DGCL (the “Certificate of Merger”) and the applicable provisions of the DGCL and Bermuda law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, powers, privileges, immunities and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

2.2 Closing. The closing of the Merger (the “Closing”) shall take place at 10:00 a.m., Eastern time, on a date to be specified by Parent and the Company, which shall be no later than the third (3rd) Business Day after satisfaction or waiver (subject to applicable Law) of the conditions set forth in Article VIII (other than any such conditions which by their terms cannot be satisfied until the Closing Date, which shall be required to be so satisfied or waived (subject to applicable Law) on the Closing Date), at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York 10036, unless another date, place or time is agreed to in writing by Parent and the Company; provided, however, that, notwithstanding the satisfaction or waiver of the conditions set forth in Article VIII, the Buyer Parties shall not be obligated to effect the Closing prior to the second (2nd) Business Day following the final day of the Marketing Period, unless Parent shall request an earlier date on two (2) Business Days’ prior written notice to the Company (but, subject in such case, to the satisfaction or waiver of the conditions set forth in Article VIII (other than any such conditions which by their terms cannot be satisfied until the Closing, which shall be required to be so satisfied at the Closing)). The date and time of the Closing as set forth in this Section 2.2 is referred to herein as, the “Closing Date.”

2.3 Closing Deliverables.

(a) At the Closing, the Buyer Parties shall:

(i) pay, by wire transfer of immediately available funds, to an account specified by an escrow agent jointly selected by Parent and the Company (the “Escrow Agent”) an amount equal to fifteen million dollars ($15,000,000) (the “Purchase Price Escrow Fund”);

(ii) pay, by wire transfer of immediately available funds to such account or accounts as the holders of the applicable items of the Debt Amount specify, the amount of cash necessary to satisfy and extinguish in full the items of the Debt Amount set forth in the Debt Payoff Letter delivered pursuant to Section 2.3(b)(ii);

(iii) pay, by wire transfer of immediately available funds to such account or accounts as the Company shall specify not less than two (2) days prior to the Closing Date, the Unpaid Company Transaction Expenses indicated on the Transaction Consideration Disbursement Schedule;

(iv) pay, on behalf of the Stakeholders, by wire transfer of immediately available funds to such account or accounts as the Stakeholder Representative shall specify, the Stakeholder Representative Expense Fund; provided, that any portion of the Stakeholder Representative Expense Fund that is not used to fund the fees and expenses of the Stakeholder Representative shall be distributed to the Stakeholders pursuant to Section 3.9 following the date on which all such fees and expenses have been paid.

(v) make the payments and issue the Parent Shares required by Section 3.3(b) and Section 3.7;

(vi) deliver or cause to be delivered a certificate signed by Parent, dated as of the Closing Date, to the effect that the conditions set forth in Sections 8.3(a) and 8.3(b) have been satisfied;

(vii) deliver or cause to be delivered a counterpart of the Purchase Price Escrow Agreement, duly executed by Parent, Buyer and the Escrow Agent; and

(viii) deliver or cause to be delivered such other duly executed documents and certificates as may be required or reasonably requested to be delivered by Parent or Buyer pursuant to the terms of this Agreement.

(b) At the Closing, the Company shall:

(i) deliver or cause to be delivered a certificate signed by the Company, dated as of the Closing Date, to the effect that the conditions set forth in Sections 8.2(a) and 8.2(b) have been satisfied;

(ii) deliver or cause to be delivered the Debt Payoff Letter;

(iii) use commercially reasonable efforts to deliver or cause to be delivered written resignations of all of the members of the boards of managers, boards of directors and officers (but not employment), as applicable, of the Company and its Subsidiaries, other than those Persons who Buyer specifies to the Company at least five (5) Business Days prior to the Closing Date;

(iv) deliver or cause to be delivered a certificate from the Company meeting the requirements of Treasury Regulation Section 1.1445-2(c)(3); provided, however, that notwithstanding anything to the contrary herein, if the Company fails to deliver such certificate and Parent elects to proceed with the Closing, then Parent shall be entitled to withhold any amounts required to be withheld pursuant to Section 1445 of the Code;

(v) deliver or cause to be delivered a certificate of good standing issued by the Secretary of State of its jurisdiction of organization for each of the Company and its Subsidiaries (in so far as that concept is recognized in the relevant jurisdiction), in each case dated no earlier than fifteen (15) Business Days prior to the anticipated Closing Date;

(vi) deliver or cause to be delivered a counterpart of the Purchase Price Escrow Agreement, duly executed by the Stakeholder Representative; and

(vii) deliver or cause to be delivered such other duly executed documents and certificates as may be required or reasonably requested to be delivered by the Company pursuant to the terms of this Agreement.

2.4 Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, as promptly as reasonably practicable following the Closing on the Closing Date, the parties shall file the Certificate of Merger, together with any required related certificates, filings or recordings, with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, the relevant provisions of the DGCL. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such later date and time as the Company and Parent may agree upon and as is set forth in the Certificate of Merger (such time, the “Effective Time” and such date, the “Effective Date”).

2.5 The Surviving Corporation.

(a) At the Effective Time, the Certificate of Incorporation of the Company shall be amended and restated in its entirety to read as set forth on Exhibit C. As so amended, the Certificate of Incorporation of the Company shall be the Certificate of Incorporation of the Surviving Corporation.

(b) At the Effective Time, the Bylaws of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated in their entirety to read as set forth on Section 2.5(b) of the Parent Disclosure Schedule. As so amended, the Bylaws of the Company shall be the Bylaws of the Surviving Corporation.

(c) From and after the Effective Time, the directors of Merger Sub as set forth in the register of directors and officers of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, in each case, until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation.

ARTICLE III

EFFECT ON CAPITAL STOCK; PURCHASE PRICE

3.1 Effect on Capital Stock.

(a) Each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than any Cancelled Shares and Dissenting Shares) shall, by virtue of this Agreement and without any action on the part of the Company, Parent, Buyer or Merger Sub or the holders of any shares of Common Stock, be automatically converted into and shall thereafter represent the right to receive, upon the terms and subject to the conditions set forth in this Agreement (i) subject to the adjustments set forth in Section 3.8, an amount equal to the Per Share Cash Consideration minus the Pro Rata Escrow Portion minus the Pro Rata Stakeholder Representative Expense Fund Portion from Buyer, and (ii) the Per Share Equity Consideration from Merger Sub (collectively and without interest, the “Merger Consideration”); provided, that, subject to Section 3.1(e), in no event shall Parent be required to cause the delivery of Parent Shares in excess of the Share Consideration in connection with the Merger or the transactions contemplated by this Agreement.

(b) From and after the Effective Time, all of the shares of Common Stock converted into the right to receive the Merger Consideration pursuant to this Article III shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of shares of Common Stock (whether certificated or uncertificated) shall thereafter cease to have any rights with respect to such securities, except the right to receive, upon the terms and subject to the conditions set forth in this Agreement, the Merger Consideration.

(c) At the Effective Time, all shares of Common Stock that are owned by Parent, Buyer, Merger Sub, any Subsidiary of Parent, or Merger Sub, or held in treasury of the Company or owned by the Company or any Subsidiary of the Company (the “Cancelled Shares”) shall be automatically cancelled and retired without any conversion thereof and shall cease to exist and no payment shall be made in respect thereof.

(d) Each issued and outstanding share, par value $1.00 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be cancelled and the Surviving Corporation shall issue one hundred (100) validly issued, fully paid and nonassessable shares of common stock, par value $1.00 per share, which shall be acquired by Buyer.

(e) Notwithstanding anything to the contrary in this Agreement, if between the date of this Agreement and the Effective Time, with respect to the outstanding Parent Shares, there shall have been any dividend (whether in cash, stock or otherwise) with a record date during such period, subdivision, reclassification, recapitalization, split, combination, exchange or readjustment of shares, or any similar event, then the Share Consideration and any other number or amount contained herein which is based upon the number of outstanding Parent Shares will be appropriately adjusted to reflect such dividend, subdivision, reclassification, recapitalization, split, combination, exchange or readjustment of shares, or any similar event and provide to the Stakeholders, as of immediately prior to the Closing, the same economic effect as contemplated by this Agreement prior to such event.

3.2 Disbursement Schedule. At least five (5) Business Days prior to the anticipated Closing Date, the Company shall prepare and deliver to Parent a schedule in accordance with Section 3.8(a) (as updated, if applicable, pursuant to the proviso to this Section 3.2, the “Transaction Consideration Disbursement Schedule”) which shall set forth the Company’s good faith estimate of (i) the Cash Amount (the “Estimated Cash Amount”), (ii) the Debt Amount (the “Estimated Debt Amount”), (iii) the Unpaid Company Transaction Expenses (the “Estimated Company Transaction Expenses”) and (iv) the Estimated Working Capital. Such Transaction Consideration Disbursement Schedule shall, prior to 5:00 p.m. (New York time) on the day immediately preceding the Closing Date, to the extent necessary, be updated by the Company (1) to reflect the actual amounts of the foregoing items as of such date and (2) to correct any errors therein identified by Parent with which the Company reasonably agrees and which Parent notified the Company of in writing at least two (2) days prior to the Closing Date.

3.3 Surrender and Payment.

(a) At or prior to the anticipated Effective Time, the Buyer Parties shall appoint an exchange agent reasonably acceptable to the Company (the “Exchange Agent”) for the purpose of exchanging shares of Common Stock for Merger Consideration in accordance with this Article III. Prior to the Effective Time, Parent and the Company will develop and finalize a letter of transmittal which shall be in customary form and have such other provisions as to which Parent and the Company may reasonably agree (which letter of transmittal shall specify that the delivery of the Merger Consideration shall be effected, and risk of loss and title shall pass, only upon proper delivery of the applicable share certificates to the Exchange Agent if the applicable shares of Common Stock are certificated) (the “Letter of Transmittal”) for use in effecting delivery of shares of Common Stock to the Exchange Agent. No later than 15 Business Days prior to the anticipated Closing Date, the Buyer Parties shall cause the Exchange Agent to send to each holder of record of shares of Common Stock as of the Effective Time, a Letter of Transmittal, together with instructions for effecting the surrender of shares of Common Stock in exchange for the Merger Consideration.

(b) At or prior to the Effective Time, Parent and Buyer shall deposit, or shall cause to be deposited, with the Exchange Agent, in trust for the benefit of the holders of shares of Common Stock (other than any Cancelled Shares), Net Option Shares, and Net RSU Shares, for exchange in accordance with this Article III, evidence of book entry shares or awards to the extent possible or in the alternative shares in certificated form representing the number of Parent Shares and an amount of cash, in each case, sufficient to pay to the holders of shares of Common Stock the aggregate Per Share Cash Consideration and the aggregate Per Share Equity Consideration (such Parent Shares and cash, together with cash in lieu of fractional shares in accordance with Section 3.4 and any dividends or distributions with respect to the Parent Shares in accordance with Section 3.3(h), being hereinafter referred to as the “Exchange Fund”) payable pursuant to Section 3.3(a) in exchange for outstanding shares of Common Stock. The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Merger Consideration contemplated to be paid pursuant to Section 3.1 out of the Exchange Fund. Except as specified in this Section 3.3, the Exchange Fund shall not be used for any other purpose. At the election of Parent, Parent may pay the cash value of the Per Share Equity Consideration (based on the Parent VWAP) that would otherwise be issued to a Seller that is a non-accredited investor. If a Seller delivers, no later than 2 Business Days prior to the anticipated Closing Date, a properly completed letter of transmittal surrendering such Seller’s shares of Common Stock effective as of the Closing, Parent and EHSI shall cause the Exchange Agent to pay the Merger Consideration in respect of such Seller’s shares of Common Stock at the Closing.

(c) The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Parent on a daily basis in (i) short term direct obligations of the United States of America with maturities of no more than thirty (30) days or (ii) short term obligations for which the full faith and credit of the United States of America is pledged to provide for payment of all principal and interest; provided, that no gain or loss thereon shall affect the amounts payable to the holders of Common Stock pursuant to this Article III. If for any reason (including losses) the cash in the Exchange Fund shall be insufficient to fully satisfy all of the payment obligations to be made in cash by the Exchange Agent hereunder, Parent and EHSI shall promptly deposit cash into the Exchange Fund in an amount which is equal to the deficiency in the amount of cash required to fully satisfy such cash payment obligations.

(d) Each holder of shares of Common Stock, Net Option Shares, or Net RSU Shares that have been converted into a right to receive the Merger Consideration, upon surrender to the Exchange Agent of a properly completed and validly executed Letter of Transmittal (together with the certificates representing such securities, if any) in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, will be entitled to receive (i) one or more Parent Shares (which shall be in uncertificated book entry form to the extent possible or in the alternative shares in certificated form) representing, in the aggregate, the whole number of Parent Shares that such holder has the right to receive pursuant to Section 3.1; and (ii) by wire transfer of immediately available funds an amount equal to the cash portion of the Merger Consideration that such holder has the right to receive pursuant to Section 3.1 and the other provisions contained in this Article III, including cash payable in lieu of fractional shares in accordance with Section 3.4 and dividends and other distributions in accordance with Section 3.3(h). No interest shall be paid or accrued on any Merger Consideration, cash payable in lieu of fractional shares in accordance with Section 3.4 or dividends and other distributions in accordance with Section 3.3(h). Until so surrendered, each such share of Common Stock shall, after the Effective Time, represent for all purposes only the right to receive the Merger Consideration, cash payable in lieu of fractional shares in accordance with Section 3.4 and dividends and other distributions in accordance with Section 3.3(h).

(e) If any cash payment is to be made to a Person other than the Person in whose name the applicable surrendered share of Common Stock is registered, it shall be a condition of such payment that the Person requesting such payment shall pay, or cause to be paid, any transfer or other Taxes required by reason of the making of such cash payment to a Person other than the registered holder of the surrendered share of Common Stock, or required for any other reason relating to such holder or requesting Person, or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable. If any portion of the Merger Consideration is to be registered in the name of a Person other than the Person in whose name the applicable surrendered share of Common Stock is registered, it shall be a condition to the registration thereof that the surrendered share of Common Stock shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such delivery of the Merger Consideration shall pay, or cause to be paid, to the Exchange Agent any transfer or other Taxes required as a result of such registration in the name of a Person other than the registered holder of such share of Common Stock or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(f) At the Effective Time, the share transfer books of the Company shall be closed and thereafter, there shall be no further registration of Transfers of shares of Company Common Stock. From and after the Effective Time, the holders of shares of Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Common Stock except the right to receive the consideration provided for, and in accordance with the procedures set forth, in this Article III or as otherwise provided herein or by applicable Law. If, after the Effective Time, certificates representing shares of Common Stock are presented to the Exchange Agent, the Surviving Corporation or Parent, such certificates shall be canceled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in this Article III.

(g) Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains undistributed to the holders of shares of Common Stock one (1) year after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged his, her or its shares of Common Stock for the Merger Consideration in accordance with this Section 3.3 prior to that time shall thereafter look only to Parent or Buyer for delivery of the Merger Consideration in respect of such holder’s shares. Notwithstanding the foregoing, neither Parent, Buyer, Merger Sub, the Company nor the Surviving Corporation shall be liable to any holder of shares of Company Common Stock for any Merger Consideration or other amounts delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

(h) No dividends or other distributions with respect to Parent Shares issued in the Merger shall be paid to the holder of any unsurrendered shares of Common Stock until such shares of Common Stock are surrendered as provided in this Section 3.3. Following such surrender, subject to the effect of escheat, Tax or other applicable Law, there shall be paid, without interest, to the record holder of the Parent Shares issued in exchange therefor (i) at the time of such surrender, all dividends and other distributions payable in respect of such Parent Shares with a record date after the Effective Time and a payment date on or prior to the date of such surrender and not previously paid and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such Parent Shares with a record date after the Effective Time but with a payment date subsequent to such surrender. For purposes of dividends or other distributions in respect of Parent Shares, all Parent Shares to be issued pursuant to the Merger shall be entitled to dividends pursuant to the immediately preceding sentence as if issued and outstanding as of the Effective Time.

(i) Any portion of the Merger Consideration deposited with the Exchange Agent pursuant to this Section 3.3 to pay for Dissenting Shares for which appraisal rights shall have been perfected shall be returned to Parent or Buyer upon the settlement or final and non appealable adjudication of any claim for appraisal rights asserted with respect to such Dissenting Shares.

(j) All Merger Consideration issued and paid to a holder of Company Common Stock upon conversion of the Company Common Stock in accordance with the terms hereof (including any cash paid pursuant to Section 3.3(h) or Section 3.4) shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such Common Stock.

3.4 Fractional Shares. No fractional Parent Shares shall be issued in the Merger. All fractional Parent Shares that a single Stakeholder would be entitled to receive shall be aggregated and calculations shall be rounded to three decimal places. In lieu of any such fractional shares, each Stakeholder otherwise entitled to a fractional interest in a Parent Share shall be entitled to receive a cash payment in lieu thereof (rounded to the nearest cent), which payment shall be determined by multiplying (a) the Parent VWAP by (b) the fractional interest in a Parent Share such holder would otherwise be entitled to receive pursuant to Section 3.1(a). As soon as practicable after determination of the amount of cash, if any, to be paid to Stakeholders in lieu of any fractional Parent Shares, the Exchange Agent shall make available such amounts, without interest, to the Stakeholders entitled to receive such cash.

3.5 Lost Certificates. If any certificate representing shares of Common Stock shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed and, if required by Parent or the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed certificate the Merger Consideration to be paid in respect of the shares of Company Common Stock represented by such certificate as contemplated by this Article III (including any cash payable in respect of such shares in lieu of fractional shares in accordance with Section 3.4 and any dividends or distributions payable in accordance with Section 3.3(h)).

3.6 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, with respect to each share of Common Stock as to which the holder thereof shall have properly complied with the provisions of Section 262 of the DGCL as to appraisal rights (each, a “Dissenting Share”), if any, such holder shall be entitled to payment, solely from the Surviving Corporation, of the appraisal value of the Dissenting Shares to the extent permitted by and in accordance with the provisions of Section 262 of the DGCL; provided, however, that (a) if any holder of Dissenting Shares, under the circumstances permitted by and in accordance with the DGCL, affirmatively withdraws his, her or its demand for appraisal of such Dissenting Shares, (b) if any holder of Dissenting Shares fails to establish his, her or its entitlement to appraisal rights as provided in the DGCL or (c) if any holder of Dissenting Shares takes or fails to take any action the consequence of which is that such holder is not entitled to payment of the appraisal value for his, her or its shares under the DGCL, such holder or holders (as the case may be) shall forfeit the right to appraisal of such shares of Common Stock and such shares of Common Stock shall thereupon cease to constitute Dissenting Shares and such shares of Common Stock shall be deemed converted as of the Effective Time into the right to receive the Merger Consideration as provided in this Article III. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of shares of Common Stock, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, (i) voluntarily make any payment with respect to any demands for appraisal for Dissenting Shares, (ii) offer to settle any such demands, (iii) waive any failure to timely deliver a written demand for appraisal in accordance with the DGCL or (iv) agree to do any of the foregoing.

3.7 Treatment of Options and RSUs.

(a) Options. Prior to the Closing Date, the Company shall take all necessary or appropriate actions (and provide reasonable evidence thereof to Parent at the Closing) so that, at the Closing, each outstanding Option (whether vested or unvested) shall be cancelled in exchange for (i) an amount of cash equal to (A) an amount equal to the Per Share Cash Consideration minus the Pro Rata Escrow Portion minus the Pro Rata Stakeholder Representative Expense Fund Portion multiplied by (B) the Net Option Shares and (ii) a number of Parent Shares, subject to Section 3.4 of this Agreement, equal to the Per Share Equity Consideration multiplied by the Net Option Shares ((i) and (ii), the “Option Closing Consideration”). The Option Closing Consideration shall be paid to an Option holder in accordance with the provisions of Section 3.3. Any additional consideration, when, as and if it becomes available, shall be paid in respect of the Net Option Shares in accordance with Section 3.9. “Net Option Shares” shall mean the number of shares of Common Stock that the Option holder would have received had such Option holder exercised the Option immediately prior to Closing on a net share basis assuming the surrender of a number of shares of Common Stock with a fair market value (based on the Parent VWAP) equal to the sum of the Company’s unpaid tax withholding obligation with respect to such exercise (the “Option Tax Withholding Obligation”) and the exercise price of the Option.

(b) RSUs. Prior to the Closing Date, the Company shall take all necessary or appropriate actions (and provide reasonable evidence thereof to Parent at the Closing) so that, at the Closing, each outstanding RSU (whether vested or unvested) shall be cancelled in exchange for (i) an amount of cash equal to (A) an amount equal to the Per Share

Cash Consideration minus the Pro Rata Escrow Portion minus the Pro Rata Stakeholder Representative Expense Fund Portion multiplied by (B) the Net RSU Shares and (ii) a number of Parent Shares, subject to Section 3.4 of this Agreement, equal to the Per Share Equity Consideration multiplied by the Net RSU Shares ((i) and (ii), the “RSU Closing Consideration”). The RSU Closing Consideration shall be paid to an RSU holder in accordance with the provisions of Section 3.3. Any additional consideration, when, as and if it becomes available, shall be paid in respect of the Net RSU Shares in accordance with Section 3.9. “Net RSU Shares” shall mean the number of shares of Common Stock that the RSU holder would have received had such RSU been settled immediately prior to Closing on a net share basis assuming the surrender of a number of shares of Common Stock with a fair market value (based on the Parent VWAP) equal to the Company’s unpaid tax withholding obligation with respect to such exchange (the “RSU Tax Withholding Obligation” and together with the Option Tax Withholding Obligation, the “Equity Award Tax Withholding Obligation”).

(c) Prior to the Closing Date, the Company shall take all necessary or appropriate actions to ensure that neither any holder of Options and RSUs, nor any other participant in the Company Stock Plan shall, from and after the Closing, have any right thereunder to acquire any securities of the Company or to receive any payment or benefit with respect to any award previously granted under the Company Stock Plan, except as provided in this Section 3.7 the Company shall take all necessary actions to terminate the Company Stock Plan effective upon the Closing.

3.8 Closing Statement; Purchase Price Adjustment.

(a) The Company will prepare or cause to be prepared in good faith and delivered to Parent not later than five (5) Business Days prior to the anticipated Closing Date the Estimated Closing Date Statement, together with a written statement of the Company, signed by an executive officer of the Company, setting forth in reasonable detail (and together with reasonable supporting documentation) the calculations to be set forth on the Transaction Consideration Disbursement Schedule. In the event that Parent objects to any such amounts or calculations, Parent shall notify the Company in writing of such objections no later than three (3) days prior to the Closing Date. Parent and the Company shall cooperate in good faith to resolve such objection(s), if any, prior to the Closing; if such objection(s) is not resolved within three (3) days following receipt of the objection by the Company, then the Company shall make a good faith determination with respect to such objection and shall modify the Estimated Closing Date Statement and such accompanying calculations, as applicable, as it deems reasonably appropriate; provided, however, that, no position or agreement made or taken by any of the parties with respect to the Estimated Closing Date Statement and/or such accompanying calculations shall preclude any such party from taking any other position or making any other argument with respect to the Parent Post-Closing Statement and/or accompanying calculations, as applicable. The parties agree that in no event shall Closing be delayed as a result of the discussions contemplated by the preceding sentence.

(b) Post-Closing Date Adjustments.

(i) As soon as reasonably practicable, but in no event later than ninety (90) days after the Closing Date, Parent and EHSI shall, in good faith, prepare, or cause to be prepared, and deliver to the Stakeholder Representative a statement (the “Parent Post-Closing Statement”) setting forth the calculation of (A) Closing Working Capital, (B) the Cash Amount, (C) the Debt Amount, and (D) the Company Transaction Expenses (such amounts being referred to herein as the “Proposed Amounts”).

(ii) In connection with Stakeholder Representative’s review of the Parent Post-Closing Statement, Parent and EHSI shall, and shall cause the Surviving Corporation to, (A) provide the Stakeholder Representative and its authorized Representatives with reasonable access to the relevant books and records, facilities and employees, its and its accountants’ work papers, schedules and other supporting data as may be reasonably requested by the Stakeholder Representative; and (B) otherwise cooperate in good faith with the Stakeholder Representative and its authorized Representatives, including by providing on a timely basis all information necessary or useful in the calculation of the Proposed Amounts.

(iii) If the Stakeholder Representative disagrees with Parent’s calculation of any of the Proposed Amounts set forth in the Parent Post-Closing Statement, the Stakeholder Representative shall promptly, but in no event later than thirty (30) days following the Stakeholder Representative’s receipt of the Parent Post-Closing Statement (the “Review Period”), deliver to Parent written notice describing in reasonable detail the dispute by specifying Proposed Amounts items or amounts as to which the Stakeholder Representative disagrees, together with the Stakeholder Representative’s determination of such dispute items and amounts (a “Dispute Notice”). Unless the Stakeholder Representative delivers a Dispute Notice to Parent on or prior to the expiration of the Review Period, the Stakeholder Representative (on behalf of the Stakeholders) shall be deemed to have accepted and agreed to the Proposed Amounts and the Proposed Amounts shall be final, binding and conclusive on the parties hereto. During the thirty (30) days (the “Resolution Period”) after the delivery of the Dispute Notice, Parent and the Stakeholder Representative shall attempt in good faith to resolve any such dispute and to finally determine the Proposed Amounts. Any resolution by Parent and the Stakeholder Representative during the Resolution Period as to any item identified in the Dispute Notice shall be set forth in writing and will be final, binding and conclusive. If Parent, EHSI and the Stakeholder Representative are not able to resolve all disputed items identified in the Dispute Notice within the Resolution Period, then the items that remain in dispute shall be submitted to a nationally recognized, independent accounting firm reasonably acceptable to Parent, EHSI and the Stakeholder Representative, which firm shall be instructed to, within ten (10) days, select an independent and impartial partner from such firm, who shall act as an expert (the “Accountant”) to review the issues in dispute.

(iv) If any remaining issues in dispute are submitted to the Accountant for resolution, Parent, EHSI and the Stakeholder Representative will be afforded an opportunity to present to the Accountant any material relating to the determination of the matters in dispute and to discuss such matters with the Accountant. Parent, EHSI and the Stakeholder Representative shall give the Accountant access to all documents, records, work papers, facilities and personnel of such party and its Subsidiaries as reasonably necessary to perform its function. The Accountant shall calculate, based solely on the written submissions of Parent and the Stakeholder Representative, and not by independent investigation, the items in dispute and shall be instructed that the Accountant’s calculation (i) must be made in accordance with the standards and definitions in this Agreement, and (ii) with respect to each item in dispute, must be within the range of values established for such amount as determined by reference to the value assigned to such amount by the Stakeholder Representative in the Dispute Notice and by Parent and EHSI in the Parent Post-Closing Statement.

(v) The Accountant shall be instructed to deliver to Parent and the Stakeholder Representative, as promptly as practicable and in any event within forty five (45) days after his or her appointment, a written decision setting forth the Accountant’s determination of the items in dispute, each as determined in accordance with the terms of this Agreement. Such award shall be final and binding upon the parties to the fullest extent permitted by applicable Law and may be enforced in any court having jurisdiction. Notwithstanding anything else contained herein, no party may assert that any award issued by the Accountant is unenforceable because it has not been timely rendered. The fees and expenses of the Accountant shall be borne proportionately by Parent and EHSI, on the one hand, and the Stakeholder Representative (on behalf of the Stakeholders), on the other hand, on the basis of the discrepancy (in dollars) between the aggregate value established for all disputed items by each such party as presented to the Accountant and the aggregate value of the final and binding determination of such disputed items by the Accountant.

(c) The final, binding and conclusive calculation of Closing Working Capital, Cash Amount, Debt Amount and the Unpaid Company Transaction Expenses based either upon agreement or deemed agreement by Parent and the Stakeholder Representative or the written determination delivered by the Accountant, in each case, in accordance with this Section 3.8, will be the “Final Working Capital,” “Final Cash Amount,” “Final Debt Amount” or “Final Company Transaction Expenses,” as the case may be (collectively, the “Final Amounts”), for all purposes of this Agreement.

(d) On the third (3rd) Business Day after the determination of the Final Amounts in accordance with this Section 3.8:

(i) if the Adjustment Amount is a negative amount, an amount in dollars equal to the absolute value of such amount (plus interest on such amount from the Closing Date up to but excluding the date on which such payment is made at a rate per annum equal to the Federal Funds Rate, calculated on the basis of a year of 360 days and the actual number of days elapsed) shall be delivered to Buyer by wire transfer of immediately available funds to an account designated by Parent from the Purchase Price Escrow Fund, and the remaining amount, if any, in the Purchase Price Escrow Fund shall be distributed to the Stakeholders in accordance with Section 3.9 and the Purchase Price Escrow Agreement; or

(ii) if the Adjustment Amount is a positive amount, Parent, EHSI or the Surviving Corporation shall pay an amount in dollars equal to such amount (plus interest on such amount from the Closing Date up to but excluding the date on which such payment is made at a rate per annum equal to the Federal Funds Rate, calculated on the basis of a year of 360 days and the actual number of days elapsed) to the Stakeholders in accordance with Section 3.9, and the amount in the Purchase Price Escrow Fund shall be distributed to the Stakeholders in accordance with Section 3.9 and the Purchase Price Escrow Agreement.

3.9 Additional Merger Consideration. When, as and if any additional consideration becomes available for distribution to the Stakeholders in accordance with the terms of this Agreement and the Purchase Price Escrow Agreement, it shall be distributed pro rata among the Stakeholders on a Fully Diluted Shares basis; provided, however, when, as and if such additional consideration becomes available for distribution to the Stakeholders in accordance with the terms of this Agreement, holders of Dissenting Shares shall not be entitled to receive such additional consideration.

3.10 Further Action. If at any time after the Effective Time, any further action is necessary to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, the directors and officers of the Surviving Corporation are fully authorized in the name of the Company and Merger Sub to take all such lawful and necessary action.

3.11 Withholding. Each of Parent, Buyer, Merger Sub and the Surviving Corporation shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from any amount payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of any such payment under the Code or any provision of applicable Tax Law. To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of Common Stock, Options or RSUs, as applicable, in respect of which such deduction and withholding was made by Parent, Buyer, Merger Sub, the Surviving Corporation or the Exchange Agent, as the case may be. Notwithstanding anything to the contrary, any compensatory amounts payable in cash pursuant to or as contemplated by this Agreement for which withholding is required shall be remitted to the Company or applicable payroll agent for payment to the applicable Person through their regular payroll procedures, as applicable.

3.12 Purchase Price Escrow Funds. As of the Closing Date, Parent, Buyer, the Escrow Agent and the Stakeholder Representative shall execute and deliver the Purchase Price Escrow Agreement, and Parent or EHSI shall deposit with the Escrow Agent an amount equal to the Purchase Price Escrow Fund solely for the purpose of securing certain adjustment payments set forth in Section 3.8 of this Agreement. The Purchase Price Escrow Fund shall be held by the Escrow Agent under, and released pursuant to, the terms of the Purchase Price Escrow Agreement. The Purchase Price Escrow Fund shall be held in trust and shall not be subject to any Lien, attachment, trustee process or any other judicial process of any creditor of any party, and shall be held and disbursed solely for the purposes and in accordance with the terms of the Purchase Price Escrow Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as disclosed in the Company SEC Documents, in each case that the Company or the Reporting Subsidiary have publicly filed with, or publicly furnished to, the U.S. Securities and Exchange Commission (the “SEC”), from March 31, 2013 to the second Business Day prior to date of this Agreement (collectively the “Filed Company SEC Documents”) (provided, however, that (1) nothing disclosed in such Filed Company SEC Documents shall be deemed to be a qualification of or modification to the representation and warranty set forth in the second sentence of Section 4.6(a) and (2) this section (a) shall not apply to statements (excluding factual statements) contained under the captions “Risk Factors” or “Forward-Looking Statements”, or any other statements in the Filed Company SEC Documents which are similarly cautionary, predictive or forward looking in nature) and (b) as set forth in the disclosure schedule delivered by the Company to Parent and dated as of the date of this Agreement (the “Company Disclosure Schedule”), the Company represents and warrants to Parent as follows:

4.1 Organization, Standing and Power.

(a) The Company and each of its Subsidiaries is a legal entity duly organized and validly existing. The Company and each of its Subsidiaries is in good standing under the Laws of its respective jurisdiction of incorporation or formation (in so far as that concept is recognized in the relevant jurisdiction), and has all requisite corporate or other organizational power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and is duly qualified to do business and is in good standing as a foreign corporation (in so far as that concept is recognized in the relevant jurisdiction) or other legal entity in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary, except for such failures to be so qualified or in good standing that would not, individually or in the aggregate, have a Company Material Adverse Effect. The Company has made available to Parent complete and correct copies of the certificate of incorporation, bylaws or other similar organizational documents of the Company and each of its Subsidiaries, each as amended to the date of this Agreement, and each as so delivered is in full force and effect.

(b) True and complete copies of any minute books (excluding exhibits) of the Company dated on or after January 1, 2013 have been made available to Parent, which in all material respects, contain true and complete minutes and records of all meetings, proceedings and other actions of the shareholders and board of directors of the Company occurring on or after January 1, 2013.

4.2 Capitalization.

(a) The authorized capital stock of the Company consists of 900,000,000 shares of Company Stock, par value $0.01 per share. At the close of business on May 15, 2015, (i) 784,251,980 shares of Company Stock are outstanding; and (ii) an aggregate 74,715,210 shares of Company Stock were reserved for issuance pursuant to outstanding awards and rights under the Company Stock Plan, of which (A) 74,370,679 shares of Company Stock were underlying outstanding and unexercised Options and (B) 344,531 shares of Company Stock were underlying outstanding RSUs.

(b) Section 4.2(b) of the Company Disclosure Schedule sets forth a true, complete and correct list, as of the close of business on May 15, 2015 of all Options and RSUs, the number of shares of Company Stock subject thereto, the grant dates, the vesting schedules thereof, the names of the holders thereof, and as applicable, the expiration dates and the exercise or base prices. There are no equity securities of any class of the Company or any Company Subsidiary, or any security exchangeable into, convertible into or exercisable for any such equity securities, issued, reserved for issuance or outstanding. There are no options, warrants, equity securities, calls, rights or Contracts of any character to which the Company or any Subsidiary of the Company is a party or by which the Company or any Subsidiary of the Company is bound obligating the Company or any Subsidiary of the Company to issue, exchange, transfer, deliver or sell, or cause to be issued, exchanged, transferred, delivered or sold, additional shares of capital stock or other equity interests of the Company or any Subsidiary of the Company or any security or rights convertible into or exchangeable into or exercisable for any such shares or other equity interests, or obligating the Company or any Subsidiary of the Company to grant, extend, otherwise modify or amend or enter into any such option, warrant, equity security, call, right or Contract. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries. There is no authorized or outstanding Indebtedness of the Company or any Subsidiary of the Company having a right to vote (or convertible into or exchangeable or exercisable for, or evidencing the right to subscribe for or acquire securities having the right to vote) on any matter on which holders of capital stock may vote. Except as set forth in Section 4.2(b) of the Company Disclosure Schedule, as of the date of this Agreement, neither the Company nor any Subsidiary has any outstanding stock appreciation rights, phantom stock, performance based equity rights or similar equity rights or obligations. Neither the Company nor any of its Affiliates is a party to or is bound by any agreements with respect to the voting (including voting trusts and proxies) or sale or transfer of any shares of capital stock or other equity interests of the Company or registration of shares of Company Stock.

(c) All outstanding shares of Company Stock are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right or subscription right under any provision of the DGCL, the Company’s Certificate or by-laws or any Contract to which the Company is a party or is otherwise bound.

(d) There are no obligations, contingent or otherwise, of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any shares of Company Stock or the capital stock of the Company.

(e) Except as set forth on Section 4.2(e) of the Company Disclosure Schedule, as of the date of this Agreement, neither the Company nor any Subsidiary of the Company has outstanding any Indebtedness.

4.3 Subsidiaries. Section 4.3 of the Company Disclosure Schedule sets forth each direct and indirect Subsidiary of the Company and its jurisdiction of formation. All issued and outstanding shares of capital stock or equity interests (as applicable) of each of the Company’s Subsidiaries are duly authorized, validly issued, fully paid and nonassessable (in the case of any Subsidiary which is a corporation) are owned directly or indirectly by the Company (or a wholly owned Subsidiary of the Company), free and clear of all Liens (other than transfer restrictions under applicable securities Laws and Liens to be released at Closing pursuant to the Debt Payoff Letter). Except as set forth in Section 4.3 of the Company Disclosure Schedule, the Company has not made any advances (which remain outstanding as of the date hereof) to or investments in, and does not own any securities of or other interests in, any Person.

4.4 Authority; No Conflict; Required Filings and Consents.

(a) The Company has all requisite corporate power and authority to enter into this Agreement and the Transaction Agreements to which it is a party and to consummate the Transactions. The execution and delivery of this Agreement and the Transaction Agreements and the consummation of the Transactions by the Company have been duly authorized by all necessary corporate action on the part of the Company (other than the Stockholder Consent, which shall be received substantially concurrently with the execution and delivery of this Agreement). This Agreement and the Transaction Agreements have been duly executed and delivered by the Company and, assuming the execution and delivery of this Agreement and the Transaction Agreements, as applicable, by the other parties hereto and thereto, constitute the valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to the Bankruptcy and Equity Exception.

(b) The execution and delivery of this Agreement and the Transaction Agreements by the Company do not, and the consummation by the Company of the Transactions will not, (i) conflict with, or result in any violation or breach of, or default under, any provision of the Certificate or bylaws of the Company, or any comparable organizational documents of any of the Company’s Subsidiaries, (ii) except as set forth in Section 4.4(b) of the Company Disclosure Schedule, materially conflict with, or result in any material violation or material breach of, or constitute (with or without notice or lapse of time, or both) a material default (or give rise to a right of termination, cancellation, material amendment or acceleration of any obligation or loss of any material benefit) under, require a consent or waiver under, require the payment of a material penalty under or result in the imposition of any lien, security interest, mortgage, pledge, encumbrance, restriction on transfer, proxies, voting trusts or agreements, or any restriction on the creation of any of the foregoing (collectively, “Liens”) on the Company’s assets under, any of the terms, conditions or provisions of any Company Material Contract, or (iii) subject to compliance with the requirements specified in clauses (i) through (iii) of Section 4.4(c), in any material respect conflict with or violate any Law applicable to the Company or any of its properties or assets.

(c) No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Entity is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the Transaction Agreements by the Company or the consummation by the Company of the Transactions, except for (i) the pre-merger notification requirements under the HSR Act, (ii) as set forth in Section 4.4(c) of the Company Disclosure Schedule, and (iii) such other consents, approvals, Permits, orders, authorizations, registrations, declarations, notices and filings which, if not obtained or made, would not cause a Company Material Adverse Effect.

4.5 Company SEC Documents; Financial Statements and Controls and Procedures.

(a) Other than in connection with this Agreement and the transactions contemplated hereby, each of the Company and the Reporting Subsidiary have furnished or filed all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) required to be furnished or filed by it with the SEC since March 31, 2013.

(b) Each Company SEC Document (i) at the time filed (or in the case of Company SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act, as of their respective effective dates), complied in all material respects with the requirements of SOX and the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Document and (ii) did not at the time it was filed (or if amended or superseded by a filing or amendment prior to the date of this Agreement, then at the time of such filing or amendment) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC or its staff in respect of the Company SEC Documents.

(c) Each of the (i) audited consolidated balance sheets of the Company and the Reporting Subsidiary as at December 31, 2014 (the “Company Balance Sheet”) and December 31, 2013 and the related audited consolidated statements of operations, cash flows, comprehensive (loss) income and stockholders’ equity for the years then ended and for the period from July 12, 2012 to December 31, 2012, (ii) audited consolidated statements of operations, cash flows, comprehensive (loss) income and stockholders’ equity of the predecessor to the Company (as defined in the Amended

Registration Statement on Form S-1 filed by the Company on May 11, 2015) for the period from January 1, 2012 to September 28, 2012 and (iii) unaudited condensed consolidated balance sheets as at March 31, 2015 for the Company and the Reporting Subsidiary and the related unaudited condensed consolidated statements of operations, cash flows, comprehensive (loss) income and stockholders’ equity for the three (3) months ended March 31, 2015 (all of the foregoing financial statements and any notes thereto are hereinafter collectively referred to as the “Company Financial Statements”) complied as to form in all material respects with applicable accounting requirements and the published rules and, if applicable, with the regulations of the SEC with respect thereto, was prepared in accordance with United States generally accepted accounting principles (“GAAP”) (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, the predecessor to the Company and its consolidated Subsidiaries or the Reporting Subsidiary and its consolidated Subsidiaries, as applicable, as of the dates thereof and the consolidated results of their operations, changes in shareholders’ equity and cash flows as of the dates thereof and for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments).

(d) Since July 12, 2012, each of the principal executive officer of the Reporting Subsidiary and the principal financial officer of the Reporting Subsidiary (or each former principal executive officer of the Reporting Subsidiary and each former principal financial officer of the Reporting Subsidiary, as applicable) has made all applicable certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of SOX with respect to the Company SEC Documents.

(e) The Company maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) reasonably designed to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP consistently applied, (ii) that transactions are executed only in accordance with the authorization of management and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s properties or assets.

(f) To the Company’s Knowledge, since March 31, 2013 through the date hereof, neither the Company nor its Subsidiaries have disclosed to the auditors of the Company or the Reporting Subsidiary, (i) any significant deficiencies or material weaknesses in its internal controls and procedures over financial reporting and (ii) any written allegation of fraud that involves management of the Company, the Reporting Subsidiary or any other employees of the Company or the Company Subsidiaries who have a significant role in the Company’s internal controls over financial reporting or disclosure controls and procedures, except in each case as would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole. Since March 31, 2013 through the date of this Agreement, to the Company’s Knowledge, neither the Company nor any Company Subsidiary has received any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or the Company

Subsidiaries or their respective internal accounting controls that, individually or in the aggregate, would reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole.

(g) Except as would not be material to the Company and its Subsidiaries, taken as a whole, the Company’s “accounts receivable net” (as set forth in the corresponding line item of the Company Financial Statements) (i) have been determined in accordance with GAAP applied on a basis consistent with those of previous periods and in accordance with applicable Laws except as otherwise stated in the notes to such statements or in the auditor’s report thereon and fairly present in all material respects the “accounts receivable net” of the Company for the periods covered by the Company Financial Statements, subject, in the case of unaudited statements, to normal year-end audit adjustments and (ii) do not reflect any material deviations from the Company’s standard return policy.

4.6 Absence of Certain Changes.

(a) From December 31, 2014 to the date hereof, the Company and each of its Subsidiaries has conducted its business in the ordinary course in all material respects and in a manner consistent with prior practice in all material respects. Since December 31, 2014, there has not been any event or occurrence of any condition that, individually or in the aggregate, has had a Company Material Adverse Effect.

(b) Except as set forth in Section 4.6(b) of the Company Disclosure Schedule, since December 31, 2014, neither the Company nor any of its Subsidiaries has taken any action or omitted to take any action that would have required the consent of Parent pursuant to Section 6.1 of this Agreement had such action or omission occurred after the date of this Agreement.

4.7 No Undisclosed Liabilities. The Company and its Subsidiaries do not have any obligations or liabilities (whether accrued, absolute, contingent or otherwise) of a type required by GAAP to be reflected or reserved against on the Company Financial Statements (including any footnotes thereto), except (i) liabilities reflected on the Company Balance Sheet or disclosed in the notes thereto, (ii) liabilities incurred in the ordinary course of business since December 31, 2014, and which are not material to the Company and its Subsidiaries, taken as a whole, or (iii) liabilities that would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

4.8 Taxes.

(a) The Company and each of its Subsidiaries has timely filed (or has had timely filed on its behalf) all material Tax Returns that it was required to file, and all such Tax Returns are true, correct and complete in all material respects. The Company and each of its Subsidiaries has paid (or has had paid on its behalf) in full on a timely basis all material Taxes required to have been paid by it, other than Taxes that are not yet due and payable or that are adequately provided for in the Company’s Financial Statements in accordance with GAAP. No extension of time within which to file any Tax Return that has not been filed has been requested or granted. All material Taxes that the Company was required by Law to withhold or collect have been duly withheld or collected and, to the extent required, have been properly paid to the appropriate Taxing Authority.

(b) The Company and each of its Subsidiaries has made available to Parent true copies of all federal income Tax Returns filed by, and examination reports and statements of deficiencies assessed against or agreed to by, the Company or such Subsidiary since January 1, 2012. No examinations, audits or other administrative proceedings or court proceedings are presently pending with regard to any material Taxes or material Tax Returns of the Company or any of its Subsidiaries and, to the Company’s Knowledge, no such audits have been threatened or are being contemplated. No material deficiency for any Tax, other than any Permitted Encumbrances, has been proposed, asserted, or assessed in writing with respect to the Company or any of its Subsidiaries, which material deficiency has not been finally resolved and paid in full. No power of attorney which is currently in force has been granted by or with respect to the Company or any of its Subsidiaries with respect to any matter relating to Taxes. No waiver or extension of statutes of limitation with respect to material Taxes or Tax Returns has been given by or requested from the Company or any of its Subsidiaries, which waiver or extension is still effective and has not lapsed. Neither the Company nor any of its Subsidiaries has received any written communication from any jurisdiction in which it does not file a Tax Return that such entity is required to file a Tax Return in such jurisdiction or that such entity is, or may be, subject to taxation by that jurisdiction.

(c) Neither the Company nor any of its Subsidiaries has received a written ruling from any Taxing Authority. Neither the Company nor any of its Subsidiaries has entered into a closing agreement pursuant to Section 7121 of the Code (or any similar provision of Law in any jurisdiction), which closing agreement could materially affect their respective Taxes for any period after the Closing.

(d) Neither the Company nor any of its Subsidiaries has ever been a member of a group of corporations (other than a group of corporations of which the Company or any of its Subsidiaries was the common parent) with which it has filed (or been required to file) consolidated, combined or unitary Tax Returns, and neither the Company nor any of its Subsidiaries has any actual or potential liability for any Taxes of any Person (other than the Company) under Treasury Regulation Section 1.1502-6 (or any similar provision of Law in any jurisdiction), or as a transferee or successor.

(e) Neither the Company nor any of its Subsidiaries is a party to, has any potential liability or obligation under, is bound by any Tax indemnity, Tax sharing or Tax allocation agreement, other than any such agreement entered into in the ordinary course of business and not primarily related to Taxes.

(f) There are no Liens with respect to Taxes upon any of the assets or properties of the Company or any of its Subsidiaries, other than Permitted Encumbrances.

(g) Neither the Company nor any of its Subsidiaries has agreed or is required to make any adjustments under Section 481 of the Code (or any similar provision of Law in any jurisdiction) in any Tax period (or portion thereof) that ends prior to the Closing by reason of a change in accounting method or otherwise made in any Tax period (or portion thereof) that ends prior to the Closing for which the applicable statutes of limitations has not yet expired.

(h) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two (2) years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

(i) Neither the Company nor any of its Subsidiaries is, or has been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(j) The Company has not engaged in any transaction that the IRS has determined to be a tax avoidance transaction and identified by notice, regulation or other form of published guidance as a “listed transaction” as specified in Treasury Regulation Section 1.6011-4(b)(2).

4.9 Owned and Leased Real Properties.

(a) Section 4.9(a) of the Company Disclosure Schedule sets forth a true, correct and complete list of all real property (the “Owned Real Property”) owned by the Company and its Subsidiaries. Each of the Company and its Subsidiaries, as applicable, has good, valid and marketable fee simple title to the Owned Real Property subject only to Permitted Encumbrances and has not leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof. There are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein. True and complete copies of (i) all deeds, title reports, title insurance policies and recent ALTA surveys relating to the Owned Real Property, and (ii) all documents evidencing all material Liens upon the material Owned Real Property have been furnished to Parent. There are (i) no proceedings, claims, disputes or, to the Company’s Knowledge, any conditions affecting any Owned Real Property that might reasonably be expected to interfere in any material way with the conduct of the business of the Company or its Subsidiaries on such Owned Real Property as presently conducted thereon on the date of this Agreement and as of the Closing Date, (ii) neither the whole, nor any portion of, the Owned Real Property is subject to any governmental decree or order to be sold or is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefor, nor, to the Company’s Knowledge, has any condemnation, expropriation or taking been proposed or threatened, (iii) neither the Company nor any of its Subsidiaries has received any written notice of any requirements or recommendations by any insurance company that has issued a policy covering any part of the Owned Real Property or by any board of fire underwriters or other body exercising similar functions, requiring or recommending any material repairs or material work to be done on any part of the Owned Real Property, which repair or work has not been completed to the satisfaction of such insurance company or board of fire underwriters, as applicable, and (iv) the Company and its Subsidiaries, as applicable, have obtained all appropriate certificates of occupancy, Permits, easements and rights of way, including proofs of dedication, required to use and operate the Owned Real Property in the manner in which the Owned Real Property is presently used and operated on the date of this Agreement and will be used and operated as of the Closing Date. True and complete copies of all such certificates and Permits, in each case that are material to the operation of the business of the Company and its Subsidiaries as presently conducted, have been furnished to Parent, to the extent that such documents are in the possession of the Company or its Subsidiaries. Each of the Company and its Subsidiaries has all material approvals and Permits (including any and all pharmacy Permits) necessary to own or operate the Owned Real Property as presently used and operated on the date of this Agreement and will be used and operated as of the Closing, and no such approvals, permits or Permits will be required, as a result of the Transactions, to be issued after the date hereof in order to permit the Company or its Subsidiary that owns the Owned Real Property, following the Closing, to continue to own or operate the Owned Real Property as presently used and operated on the date of this Agreement.

(b) Section 4.9(b) of the Company Disclosure Schedule sets forth a true, correct and complete list of all of the leases, subleases, licenses, Permits, occupancy agreements or other instruments or Contracts, including all amendments, supplements and modifications thereto, in each case that are material to the operation of the business of the Company or its Subsidiaries as presently conducted (collectively, the “Company Leases”) pursuant to which the Company or any of its Subsidiaries holds a leasehold or subleasehold estate or other similar right to use or occupy any interest in real property and each parcel of real property in which the Company or any of its Subsidiaries is a tenant, subtenant or occupant thereunder (the “Leased Real Property”). The Company has furnished or made available to Parent true, correct and complete copies of the Company Leases. Except as set forth in Section 4.9(b) of the Company Disclosure Schedule: (i) each Company Lease (A) constitutes a valid and binding obligation of the Company, or its Subsidiary that is a party thereto, as applicable, and, to the Company’s Knowledge, all other parties to such Company Lease, and (B) is enforceable against the Company or its Subsidiary that is a party thereto, as applicable, and, to the Company’s Knowledge, all other parties to such Company Lease, except as may be limited by the Bankruptcy and Equity Exception; (ii) none of the Company or its Subsidiaries are in material breach or material default under any Company Lease; (iii) since March 31, 2013, none of the Company or its Subsidiaries have received or delivered a written notice of default or objection from or to any party to any Company Lease to pay or perform its obligations, and, to the Company’s Knowledge, neither the Company nor any other party to any Company Lease has taken an action, which, solely upon the passage of time or the giving of notice or both, would constitute a material violation of, or material default under, a Company Lease; (iv) the Company or one of its Subsidiaries, as applicable, holds a leasehold interest in all Leased Real Property free and clear of all Liens except for Permitted Exceptions; and (v) other than in connection with ordinary course renewals, no brokerage commissions, fees or similar costs or expenses are owed by the Company or any of its Subsidiaries with respect to any Company Lease.

(c) Except as set forth in Section 4.9(c) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any lease, sublease, concession agreement, use and occupancy agreement, license, assignment or similar arrangement under which the Company or any of its Subsidiaries is a landlord, sublessor, licensor or sublicensor or assignor of any of the Leased Real Property. The Company and its Subsidiaries,

as applicable, have obtained all material certificates of occupancy, Permits, easements and rights of way, including proofs of dedication, required to use and operate the Leased Real Property in the manner in which the Leased Real Property is presently used and operated on the date hereof and will be used and operated as of the Closing Date. Each of the Company and its Subsidiaries have all material approvals and Permits (including any and all pharmacy Permits) required to be obtained by the tenant pursuant to the applicable Company Lease, in order to lease or operate the Leased Real Property as presently used and operated on the date hereof and as such Leased Real Property will be used and operated as of the Closing, and no such approvals or Permits will be required, as a result of the Transactions, to be issued after the date hereof in order to permit the Company or its Subsidiary that leases or operates the Leased Real Property, following the Closing to continue to lease or operate the Leased Real Property as presently used and operated on the date of this Agreement.

4.10 Intellectual Property.

(a) Section 4.10(a) of the Company Disclosure Schedule sets forth a correct and complete list of all (i) issued Patents and Patent applications, (ii) Trademark registrations and applications and material unregistered Trademarks (iii) copyright registrations and applications, and (iv) material proprietary Software, in each case which is owned by the Company or any of its Subsidiaries. The Company or one of its Subsidiaries is the sole and exclusive beneficial and, with respect to applications and registrations, record owner of all of the Intellectual Property items set forth in Section 4.10(a) of the Company Disclosure Schedule, and all material Intellectual Property items set forth in Section 4.10(a) of the Company Disclosure Schedule are subsisting, valid, and enforceable.

(b) The Company and each of its Subsidiaries owns, free and clear of all Liens (other than Permitted Encumbrances), or has a valid right to use, all material Intellectual Property used or held for use in, or necessary to conduct, their respective businesses; provided, however, that the foregoing will not be interpreted as a representation of non-infringement of third party Intellectual Property, which is dealt with exclusively in Section 4.10(d) below. There are no Orders, writs, injunctions or decrees to which the Company or any of its Subsidiaries is subject with respect to any material Intellectual Property owned or, to the Company’s Knowledge, used by the Company or any of its Subsidiaries.

(c) To the Company’s Knowledge, no Person is infringing, misappropriating or otherwise violating any of the Intellectual Property owned, or material Intellectual Property used or held for use by, the Company or any of its Subsidiaries, and no such Claims have been asserted, by the Company or any of its Subsidiaries since March 31, 2013.

(d) Except with respect to Claims that have been finally resolved by settlement or final, unappealable disposition, the conduct of the Company’s and each of its Subsidiaries’ respective businesses (including the Products and services of the Company and each of its Subsidiaries), as currently conducted and as conducted in the past six (6) years, does not infringe, misappropriate, or otherwise violate and has not infringed, misappropriated or otherwise violated any Intellectual Property of any Person, and there has been no such Claim (including in the form of offers or invitations to obtain a license) in the past six (6) years against the Company or its Subsidiaries or, to the Company’s Knowledge, any other Person.

(e) The Company takes reasonable measures to protect the confidentiality of its material Trade Secrets.

(f) In all material respects, (i) each current and former employee and officer of the Company and each of its Subsidiaries (except for employees and officers who were originally employed by a Person acquired by the Company or any of its Subsidiaries), and each current and former contractor and consultant of the Company and each of its Subsidiaries that has delivered, developed, contributed to, modified, or improved material Intellectual Property owned or purported to be owned by the Company or such Subsidiary, has executed an invention assignment agreement with the Company or such Subsidiary, and with respect to employees only, substantially in the form or forms which are set forth in Section 4.10(f) of the Company Disclosure Schedule, and with respect to contractors and consultants, providing for the present assignment to the Company or such Subsidiary of all Intellectual Property so delivered, developed, contributed to, modified, or improved.

(g) The Company and each of its Subsidiaries have implemented reasonable plans and systems to provide for the backup and recovery of the data and information critical to the conduct of their respective businesses.

(h) The Company and each of its Subsidiaries has complied with all applicable Laws, as well as its own rules, policies, and procedures, relating to privacy, data protection, and the collection and use of personally identifiable information in all material respects.

4.11 Contracts.

(a) Section 4.11(a) of the Company Disclosure Schedule sets forth a complete and accurate list as of the date of this Agreement of the following Contracts to which the Company or any Subsidiary of the Company is a party and under which the Company or any Subsidiary of the Company has any remaining rights or obligations (collectively, the “Company Material Contracts”):

(i) any Contract (or group of related Contracts) for the lease of personal property from or to third parties providing for lease payments in excess of one million dollars ($1,000,000) per year;

(ii) any Contract (or group of related Contracts) for the purchase or sale of raw materials, inventory, or finished goods or for the furnishing or receipt of services under which the Company received more than the net sum of forty million dollars ($40,000,000) or paid more than the sum of five million dollars ($5,000,000) during the 2014 calendar year;

(iii) any Contract for capital expenditures or the acquisition or construction of fixed assets which requires aggregate future payments in excess of one million dollars ($1,000,000);

(iv) any Contract concerning the establishment or operation of a partnership, joint venture or the sharing of revenues, profits or expenses (but excluding development agreements);

(v) any Contract relating to the top 20 commercial and top 20 development Products of the Company and its Subsidiaries (determined based on the Company’s 2014-2017 adjusted gross profit model), in each case, containing (A) covenants of the Company or any of its Subsidiaries not to (or otherwise restricting or limiting the ability of the Company or any of its Subsidiaries to) compete in any line of business or geographic or marketed product area, including any covenant not to compete with respect to the manufacture, marketing, distribution or sale of any Product or product line or (B) any exclusivity, most-favored nation pricing, non-compete or other similar provisions that would bind the conduct of Parent’s or its Affiliates’ businesses following the consummation of the Transactions, in each case, however, excluding any admissions or stipulations as to Intellectual Property made specifically regarding the Company’s ANDA Products in ordinary course settlements of the Company’s Paragraph IV litigations;

(vi) any Contract (or group of related agreements) under which the Company or any of its Subsidiaries has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) Indebtedness (including capitalized lease obligations) involving more than five million dollars ($5,000,000);

(vii) all Company Leases;

(viii) any Contract for the disposition of any portion of the assets or businesses of the Company or any of its Subsidiaries with value in excess of five million dollars ($5,000,000) (other than sales of inventory in the ordinary course of business);

(ix) any Contract for the acquisition of any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof entered into on or after January 1, 2013, except purchases of inventory, supplies and raw materials in the ordinary course of business;

(x) any employment, consulting or similar Contract with any individual requiring payment by the Company or any of its Subsidiaries of base salary or fees in excess of three hundred fifty thousand dollars ($350,000);

(xi) any collective bargaining agreement or any Contract with any works council, labor union, trade union, or labor organization (each a “Collective Bargaining Agreement”);

(xii) any Contract providing for the purchase or marketing by the Company or any of its Subsidiaries of “authorized generics” Products that generated more than the net sum of ten million dollars ($10,000,000) of revenue during the 2014 calendar year;

(xiii) any Contract between a Company Subsidiary, on the one hand, and any holder of shares of Company Stock or any Affiliate of a holder of shares of Company Stock, on the other hand (except for intra-company transactions among the Company and any of its wholly owned Subsidiaries or among any of the Company’s wholly owned Subsidiaries);

(xiv) any written Contract in which the Company or any of its Subsidiaries (A) is granted the exclusive right to use any Intellectual Property (other than Contracts granting rights to use readily available, off-the-shelf shrink wrap or click wrap software having a replacement cost and annual license fee of less than one million dollars ($1,000,000)), (B) is restricted in its right to use or register any material Intellectual Property, or (C) permits or agrees to permit any other Person to use, enforce or register any material Intellectual Property, including any license agreements, coexistence agreements, and covenants not to sue, but excluding any non-exclusive license agreements or those covenants not to sue negotiated pursuant to Paragraph IV litigation, both of which granted in the ordinary course of business;

(xv) any Contract (A) for the acquisition of any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof, except purchases of inventory, supplies and raw materials in the ordinary course of business or (B) with any individual, in each case that contains ongoing indemnification obligations of the Company;

(xvi) any Contract involving a standstill or similar obligation of the Company to any third Person or a third Person to the Company;

(xvii) any Contract providing for any future payments in excess of one million dollars ($1,000,000) that are conditioned, in whole or in part, on a change of control of the Company or any of its Subsidiaries or similar event;

(xviii) any Contract with any Governmental Entity;

(xix) any other Contract (or group of related agreements) not otherwise disclosed on Section 4.11(a) of the Company Disclosure Schedule and involving the payment of more than two million, five hundred thousand dollars ($2,500,000) in any annual period and not entered into in the ordinary course of business; and

(xx) any commitment to enter into any agreement of the type described in this Section 4.11(a).

(b) The Company has made available to Parent a complete and accurate copy of each Company Material Contract (except for any Company Material Contract under which the Company or its Subsidiaries are bound by confidentiality or non-disclosure obligations). Each Company Material Contract is in full force and effect with respect to the Company and its Subsidiaries and, to the Company’s Knowledge, with respect to each other party thereto, except to the extent it has previously expired in accordance with its terms or its enforcement would be limited by equitable principles of Law. Neither the Company nor, to the Company’s Knowledge, any other party to any Company Material Contract, is in material violation of or in material default under nor, to the Company’s Knowledge, has the Company or any other party to any Company Material Contract taken an action, which, solely upon the passage of time or the giving of notice or both, would reasonably be expected to constitute a material violation of or material default under any Company Material Contract. Other than with respect to executory Contracts with outstanding obligations, the Company or one or more of its Subsidiaries, as applicable, has performed in all material respects all of the obligations required to be performed by them under each Company Material Contract. Neither the Company nor any of its Subsidiaries has received any written, or, to the Company’s Knowledge, oral, notice of cancellation or termination of any of the Company Material Contracts. As of the date hereof, with respect to any Company Material Contract which by its terms will terminate as of a certain date unless renewed or unless an option to extend such Company Material Contract is exercised, neither the Company nor its Subsidiaries have received any written notice that any such Company Material Contract will not be so renewed or that any such extension option will not be exercised.

4.12 Litigation. There is no, and since March 31, 2013 there has not been any Claim, or to the Company’s Knowledge, investigation or allegation, whether at law or at equity, before or by any Governmental Entity or any arbitrator, pending and unsealed against the Company or any Subsidiary of the Company, or to the Company’s Knowledge, pending and sealed or threatened against the Company or any Subsidiary of the Company, which would, individually or in the aggregate, reasonably be expected to be material to the Company or any Subsidiary of the Company. There are no material Orders outstanding against the Company or any Subsidiary of the Company. Neither the Company, nor any Subsidiary of the Company nor, to the Company’s Knowledge, any officer, director or employee, third-party manufacturer or contract research organization of the Company or any Subsidiary of the Company has been permanently or temporarily enjoined or otherwise prohibited, precluded, debarred, or restricted by any Law or Governmental Entity from engaging in or continuing any conduct or practice in connection with the business or assets of the Company or any Subsidiary of the Company, except for any admissions or stipulations made specifically regarding the Company’s ANDA Products in ordinary course settlements of the Company’s Paragraph IV litigations.

4.13 Environmental Matters.

(a) Except for such matters as have been fully resolved, each of the Company and its Subsidiaries is, and since March 31, 2013, has been, in material compliance with, and is not in material violation of, and has not received any still-unresolved written notice alleging any material violation by it with respect to, any applicable Environmental Laws. To the Company’s Knowledge, there are no facts, conditions or circumstances that would reasonably be expected to result in a material violation of any applicable Environmental Law by the Company or any of its Subsidiaries.

(b) The properties currently or, to the Company’s knowledge, formerly owned or operated by the Company or any of its Subsidiaries (including soils, groundwater, surface water, buildings or other structures) are not contaminated with any Hazardous Materials in an amount or concentration that would give rise to any obligation, under any applicable Environmental Law, for the Company or any Subsidiary to perform any cleanup, corrective or remedial action the cost of which would reasonably be expected to be material.

(c) None of the Company or any of its Affiliates has received any still-unresolved written notice that the Company or any of its Subsidiaries is subject to any material liability under Environmental Laws for any Hazardous Material release, disposal or contamination.

(d) Neither the Company nor any of its Subsidiaries has released, disposed of, arranged for the disposal of or handled any Hazardous Material except (i) in material compliance with Law, or (ii) as would not reasonably be expected to give rise to any material liability or obligation under any Environmental Law.

(e) Neither the Company nor any of its Subsidiaries is subject to any material Orders, investigations, requests for information, or Claims by any Governmental Entity or any third party addressing material liability under or alleging material non-compliance with any Environmental Law.

(f) The Company has delivered or otherwise made available for inspection to Parent true, complete and correct copies of any material reports or studies in the possession of the Company or any of the Company’s Subsidiaries pertaining to non-compliance with any Environmental Law or liability associated with Hazardous Materials in, on, beneath or adjacent to any property currently or formerly owned, operated or leased by the Company or any of its Subsidiaries, or regarding the Company’s or any of its Subsidiaries’ compliance with applicable Environmental Laws.

(g) For purposes of this Agreement, the term “Environmental Law” means any Law relating to pollution or protection of the environment or occupational health and safety in relation to exposure to Hazardous Materials, including any Law pertaining to, or imposing liability or standards of conduct on (i) the treatment, storage, disposal, generation and transportation of Hazardous Materials; (ii) pollution of the environment; (iii) groundwater and soil contamination; (iv) the release or threatened release into the environment of Hazardous Materials, including emissions, discharges, injections, spills, escapes or dumping of Hazardous Materials; (v) the protection of wild life, marine life and wetlands, including all endangered and threatened species; (vi) storage tanks, vessels, containers, abandoned or discarded barrels and other closed receptacles (as such Law relates to Hazardous Materials); (vii) health and safety of employees and other persons (as such Law relates to exposure to Hazardous Materials); or (viii) manufacturing, processing, using, distributing, treating, storing, disposing, transporting or handling of Hazardous Materials as any of the foregoing are enacted or in effect on or prior to the Closing Date.

(h) For purposes of this Agreement, the term “Hazardous Materials” means all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. Section 300.5, or defined as such by, or regulated as such under, any Environmental Law.

4.14 Employee Benefit Plans.

(a) Section 4.14(a) of the Company Disclosure Schedule sets forth a complete and accurate list, as of the date of this Agreement, of all material Employee Benefit Plans maintained, or contributed to, by the Company or any of its Subsidiaries for the benefit of, or relating to, any current or former employee of the Company or any of its Subsidiaries (together, the “Company Employee Plans”). For purposes of this Agreement, the following terms shall have the following meanings: (i) “Employee Benefit Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement involving each vacation or paid time off, severance, termination, retention, incentive, change in control, employment, equity, stock option, fringe benefit, perquisite, stock purchase, stock ownership, phantom stock and deferred compensation plan, arrangement and agreement and other material compensation, benefit and fringe benefit plans, arrangements and agreements, for the benefit of, or relating to, any current or former employee of the Company; (ii) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended; (iii) “ERISA Affiliate” means any entity that is a member of a controlled group of corporations, or a group of trades or businesses under common control or is a member of the same “affiliated service group” (in each case within the meaning of Section 414 of the Code), any of which includes the Company; and (iv) “COBRA” means the requirements of Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code and of any similar state Law.

(b) With respect to each Company Employee Plan, the Company has made available to Parent a complete and accurate copy of, to the extent applicable, (i) such Company Employee Plan document and any summary plan description thereof, (ii) the three most recent annual reports (Form 5500) filed with the Internal Revenue Service (the “IRS”), (iii) each trust agreement, and group annuity contract, if any, relating to such Company Employee Plan, and (iv) the most recently received IRS determination letter.

(c) Each Company Employee Plan is being administered in all material respects in accordance with (i) ERISA, (ii) the Code, (iii) all other applicable Laws and the regulations thereunder and (iv) its terms.

(d) None of the Company Employee Plans has any material unfunded liabilities that are not properly accrued on the Company Balance Sheet in accordance with GAAP.

(e) Each Company Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a determination or opinion letter from the IRS to the effect that such Company Employee Plans is qualified and to the Knowledge of the Company no act or omission has occurred with respect to any such Company Employee Plan that would reasonably be expected to adversely affect its qualified status.

(f) None of the Company, any of its Subsidiaries or any ERISA Affiliate has (i) within the past six (6) years maintained a plan subject to Section 412 of the Code or Title IV of ERISA or (ii) within the past six (6) years been obligated to contribute to a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA). Neither the Company nor any Subsidiary has, or may reasonably be expected to have, any liability with respect to any “employee benefit plan” (as defined in Section 3(3) of ERISA) solely by reason of being treated as a single employer under Section 414 of the Code with any trade, business or entity other than the Company and the Subsidiaries.

(g) None of the Company Employee Plans provide post-termination medical or life insurance benefits to any current or former employee of the Company or the Company’s Subsidiaries, except as required by COBRA.

(h) Except as disclosed in Schedule 4.14(h) or as expressly provided for in this Agreement, the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee or officer of the Company to severance pay, unemployment compensation or any other payment in excess of the severance pay, unemployment compensation or other payments that the officer or employee would be entitled to absent the consummation of the transactions contemplated by this Agreement, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or officer, in either case, under any agreement, plan or arrangement (other than any agreement, plan or arrangement with Parent or any of its Affiliates) or (iii) result in any payment that would constitute an “excess parachute payment” for purposes of Section 280G or 4999 of the Code.

(i) Each Company Employee Plan that is a nonqualified deferred compensation plan (as defined in Code Section 409A(d)(1)) has been operated and documented in material compliance with Section 409A of the Code.

4.15 Labor and Employment Matters.

(a) Section 4.15(a) of the Company Disclosure Schedule sets forth a complete and accurate list of each Collective Bargaining Agreement to which the Company or any Subsidiary of the Company is a party to, or bound by. Aside from any labor counterparty to such Collective Bargaining Agreement, no employees of the Company or any Subsidiary of the Company are represented by a works council, labor union, trade union, or labor organization with respect to their employment with the Company or any Subsidiary of the Company and no works council, labor union, trade union, or labor organization is currently negotiating a Collective Bargaining Agreement with the Company or any Subsidiary of the Company.

(b) No labor union, labor organization, works council, trade union, or group of employees of the Company or any Subsidiary of the Company has made a pending demand to the Company or any Subsidiary of the Company for recognition or certification of a bargaining representative, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the Company’s Knowledge, threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. To the Company’s Knowledge, except as set forth in Section 4.15(b) of the Company Disclosure Schedule, as of the date hereof there are no, and there have not been any, labor union organizing activities with respect to any employees of the Company and its Subsidiaries since March 31, 2013.

(c) Since March 31, 2013 and as of the date hereof, there has been no actual or, to the Company’s Knowledge, threatened material labor arbitrations, material grievances brought pursuant to any grievance procedure set forth in a Collective Bargaining Agreement, material labor disputes, strikes, lockouts, walkouts, slowdowns, work stoppages, or picketing by or between any employee of the Company or any Subsidiary of the Company and the Company or any Subsidiary of the Company.

(d) The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in any material breach of any Collective Bargaining Agreement. In connection with the execution of this Agreement and the consummation of the transactions contemplated by this Agreement, either: (i) the Company and any Subsidiary of the Company is not required to provide notice to or consult with, or (ii) the Company and any Subsidiary of the Company has provided any required notice to, or engaged in any required consultation with, any labor union, works council, trade union, or other labor organization, pursuant to any applicable Collective Bargaining Agreement or pursuant to applicable Laws, other than any required notice or consultation which, if not provided or engaged in, would not cause a material liability.

(e) The Company and its Subsidiaries are in compliance in all material respects with all applicable Laws respecting employment and employment practices, including all such Laws respecting terms and conditions of employment, health and safety, wages and hours, child labor, immigration, employment discrimination, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, employee leave issues and unemployment insurance.

(f) To the Company’s Knowledge, as of the date hereof, no current key employee or group of key employees has given notice of termination of employment or otherwise disclosed an intention to terminate his or her employment with the Company or its Subsidiaries within the next twelve (12) months.

(g) The Company and its Subsidiaries are not delinquent in any material respect in payments that are due and payable to any employees or former employees or independent contractors for any services or amounts required to be reimbursed or otherwise paid.

(h) To the Company’s Knowledge, as of the date hereof, no current or former employee of the Company or any Subsidiary of the Company is in any material respect in violation of any non-compete, non-solicit, non-interference, non-disparagement or confidentiality obligation, (“Restrictive Covenant”) to (i) the Company or any Subsidiary of the Company or (ii) a former employer or engager of any such individual relating to the right of any such individual to work for the Company or any Subsidiary of the Company.

(i) The Company and the Subsidiaries of the Company are and since March 31, 2013 have been in compliance in all material respects with all notice and other requirements under the Worker Adjustment and Retraining Notification Act of 1988 or any similar foreign, state, provincial or local law relating to plant closings and layoffs (collectively, the “WARN Act”).

(j) Employees and independent contractors of the Company and its Subsidiaries are, in all material respects, properly classified as employees or as independent contractors, and employees of the Company and its Subsidiaries are, in all material respects, properly classified as exempt or non-exempt from the requirements of the Fair Labor Standards Act or applicable state Law.

4.16 Compliance With Laws. The businesses of each of the Company and its Subsidiaries are being operated and, since March 31, 2013, have been operated, in compliance in all material respects with and are not in material violation of, and since March 31, 2013, none of the Company or its Subsidiaries has received any written notice alleging any material violation by the Company or any of its Subsidiaries with respect to any applicable Laws which apply to the conduct of the business, or the ownership or operation of the properties or assets, of the Company and its Subsidiaries.

4.17 Permits. Each of the Company and its Subsidiaries have all permits, licenses, certifications, approvals, registrations, consents, orders, clearances, franchises, variances, exemptions and similar authorizations (“Permits”) from Governmental Entities material to the conduct of its business as now being conducted. Each of the Company and its Subsidiaries is in material compliance with the terms of all such Permits, and all such Permits are valid and in full force and effect. No notice of cancellation of, revocation of, suspension of or default under any such Permit has been received since March 31, 2013 by the Company or any of its Subsidiaries.

4.18 Insurance. Section 4.18 of the Company Disclosure Schedule sets forth each of the insurance policies maintained by the Company or any of its Subsidiaries (the “Insurance Policies”). The Company and any of its Subsidiaries have complied in all material respects with the provisions of each Insurance Policy and the premiums due thereon have been paid in full. No insurer under any Insurance Policy has provided notice to the Company or any of its Subsidiaries that it has cancelled or generally disclaimed liability under any such Insurance Policy or indicated any intent to do so or not to renew any such policy. Section 4.18 of the Company Disclosure Schedule sets forth all Claims, if any, by the Company and any of its Subsidiaries pending under any Insurance Policies or bonds as to which coverage has been questioned, denied or disputed by the insurer under such Insurance Policies or bonds or in respect of which such insurers have reserved their rights.

4.19 Product Liability and Recalls.

(a) Since March 31, 2013, no product liability Claims have been received by the Company or any of its Subsidiaries and, to the Company’s Knowledge, no such Claims have been threatened against the Company or any of its Subsidiaries relating to any of the Products or product candidates developed, tested, manufactured, marketed, distributed or sold by the Company or any of its Subsidiaries, and to the Company’s Knowledge, there are no facts or circumstances that would give rise to a Claim for product liability. There is no Order outstanding against the Company or any of its Subsidiaries relating to product liability Claims.

(b) Except as set forth on Section 4.19(b) of the Company Disclosure Schedule, there has been no recall of Products conducted by the Company or any of its Subsidiaries with respect to any Products.

4.20 Regulatory Matters.

(a) The Company and its Subsidiaries are in material compliance with all applicable Laws, including, but not limited to, the federal Anti Kickback Statute (42 U.S.C. § 1320a 7b(b)), the Civil Monetary Penalties Law (42 U.S.C. § 1320a 7a), the civil False Claims Act (31 U.S.C. §§ 3729 et seq.), the administrative False Claims Law (42 U.S.C. § 1320a 7b(a)), the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. §§ 1320d et seq.) as amended by the Health Information Technology for Economic and Clinical Health Act (42 U.S.C. §§ 17921 et seq.), the exclusion laws (42 U.S.C. § 1320a 7), the FDCA (21 U.S.C. §§ 301 et seq.), the Medicare and Medicaid statutes (Title XVIII and Title XIX of the Social Security Act), the Controlled Substances Act (21 U.S.C. § 801 et. seq.), the Patient Protection and Affordable Care Act, as amended, all applicable regulations, and any foreign, federal or state equivalents governing the identity, classification, design, research, development, testing, approval, manufacturing, safety surveillance, processing, handling, packaging, labeling, distribution, storage, import, export, advertising, promotion, marketing or sale of pharmaceutical drugs or biologics.

(b) Except as set forth in Section 4.20(b) of the Company Disclosure Schedule, no investigation or review by any Governmental Entity or Regulatory Authority with respect to the Company, any of its Subsidiaries, its Products is pending or, to the Company’s Knowledge, threatened, nor has any Governmental Entity or Regulatory Authority indicated an intention to conduct the same.

(c) Since March 31, 2013, all material reports, notices, applications and other documents submitted by the Company or the Company’s Subsidiaries to the FDA, DEA, the European Medicines Agency (the “EMEA”) and all other applicable Regulatory Authorities were true and correct as of the date of submission (or were corrected in, amended by or supplemented by a subsequent filing), and any updates, changes, corrections or modification to such applications and other documents required under applicable Laws have been submitted, in each case, except as, individually or in the aggregate, have not been, and are not reasonably expected to be, material to the Company and its Subsidiaries, taken as a whole.

(d) Neither the Company, nor any of its Subsidiaries, nor to the Company’s Knowledge, any of their respective Affiliates, directors, officers, agents, managers, employees or any other Persons acting on their behalf, including any investment banking, legal or accounting firm retained by any of them (each such Person, with respect to any other Person, a “Representative”) has, in connection with the operation of their respective businesses, (i) used or promised any Company or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials, including health care professionals employed by government-owned hospitals, candidates or members of political parties or organizations, or established or maintained any unlawful or unrecorded funds in violation of the FCPA, as if it were applicable to the Company or any of its Subsidiaries at that time, or any other similar applicable Law, (ii) paid, promised, accepted or received any unlawful contributions, payments, expenditures or gifts or (iii) violated or operated in noncompliance with any export restrictions, anti-boycott regulations, embargo regulations or other applicable domestic or foreign Laws.

(e) Section 4.20(e) of the Company Disclosure Schedule sets forth a true and complete list of all material authorizations, approvals, applications, clearances, consents, qualifications and other rights (“Regulatory Authorizations”) from the FDA, DEA, EMEA and all other applicable Regulatory Authorities relating to the ability of the Company and its Subsidiaries to test, research, distribute, manufacture, package, market, import or export each of their Products. Such applications are true and correct as of the date of submission (or were corrected in, amended by or supplemented by a subsequent filing) and all other Regulatory Authorizations are, in all material respects, in good standing, valid and enforceable. The Company and its Subsidiaries possess all Regulatory Authorizations required for the conduct of their businesses as currently conducted. Neither the Company nor any of its Subsidiaries have received any written information, or to the Company’s Knowledge any information received orally, from the FDA or any other Regulatory Authority which would reasonably be expected to lead to the denial of any application for marketing approval currently pending before the FDA or such other Regulatory Authority.

(f) Since March 31, 2013, neither the Company nor any of its Subsidiaries has received any written notice, or to the Company’s Knowledge any information received orally, that the FDA, DEA or any other Regulatory Authority has (i) commenced, or threatened to initiate, any Claim to withdraw a Company investigational new drug application or premarket approval, (ii) commenced, or threatened to initiate, any Claim to enjoin manufacture or distribution of any Product, or (iii) commenced, or threatened to initiate any Claim to change the labeling or classification of any Product or Product candidate and for the avoidance of doubt, excepting ordinary course communications from any Regulatory Authority concerning labeling changes.

(g) There are no, and since March 31, 2013, there have not been any, inspection observations, warning or untitled letters, notices pursuant to 21 U.S.C. Section 305 or similar documents issued to the Company, its Subsidiaries or, with respect to any Product and to the Company’s Knowledge, issued to any contract manufacturer or contract research organization, that assert a lack of compliance with any applicable Laws or regulatory requirements that, to the Company’s Knowledge, have not been fully resolved to the satisfaction of the FDA, DEA, EMEA or any other applicable Regulatory Authorities. Without limiting the foregoing, (i) except as set forth in Section 4.20(g) of the Company Disclosure Schedule, there have been no Product warnings, notifications or safety alerts conducted or issued by the

Company or its Subsidiaries, the FDA, DEA, the EMEA or any other Regulatory Authorities or otherwise with respect to the Products since March 31, 2013, and none of the foregoing has been requested or demanded by the FDA, DEA, the EMEA or any other Regulatory Authorities; and (ii) neither the Company or its Subsidiaries, nor, to the Company’s Knowledge, any officer, employee, agent or distributor of the Company has been debarred or excluded or convicted of, charged with, or investigated for, any crime or engaged in any conduct which would reasonably be expected to result in debarment or exclusion by the FDA, DEA, the EMEA or any other Regulatory Authority, and since March 31, 2013, no criminal, injunctive, seizure or civil penalty actions have been commenced or, to the Company’s knowledge, threatened by any Regulatory Authority against the Company, any Subsidiary or Product, and there are no corporate integrity agreements, non-prosecution agreements, consent decrees or similar actions to which the Company, or any Subsidiary or Product of the Company is bound. Neither the Company nor any Subsidiary of the Company is employing or utilizing the services of any individual who has been debarred or excluded from participating in any federal health care programs. Neither the Company nor its Subsidiaries, nor, to the Company’s Knowledge, any officer, employee, or agent of the Company has made any untrue statement of fact or fraudulent statement to the FDA, DEA, EMEA or any other Regulatory Authority, or failed to disclose any fact required to be disclosed to such Regulatory Authority, that would reasonably be expected to provide a basis for FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in FDA’s Compliance Policy Guide Sec. 120.100 (CPG 7150.09) or for any other such Regulatory Authority to invoke a similar policy.

(h) All studies conducted or being conducted with respect to any of the Products by or on behalf of the Company or any Subsidiary of the Company have been, and are being, conducted in material compliance with the applicable requirements of all regulations and guidance that relate to the conduct of clinical studies issued by the FDA, DEA, EMEA or any other applicable Regulatory Authority. Since March 31, 2013, neither the Company nor its Subsidiaries have received any written notices, correspondence or other communication from the FDA, any institutional review board or ethics committee or any other Regulatory Authority requiring the termination or suspension of any clinical trials conducted by, or on behalf of, the Company.

(i) The manufacture of Products by the Company and any Subsidiary of the Company, and to the Company’s Knowledge, any third party manufacturer acting on behalf of the Company or any of its Subsidiaries, is being conducted in material compliance with the applicable requirements of current FDA regulations governing good manufacturing practices, including the FDA’s current Good Manufacturing Practice Regulations at 21 C.F.R. Parts 111, 210 and 211. In addition, the Company and each Subsidiary of the Company is in material compliance with all applicable registration and listing requirements, including, for example, those set forth in 21 U.S.C. Section 360 and 21 C.F.R. Part 207 and all similar applicable Laws.

4.21 Affiliate Transactions. Neither the Company nor any of its Subsidiaries is, and none of them have been since March 31, 2013, party to any Contract, commitment, or transaction with any of the officers, directors, stockholders or Affiliates of the Company (other than any employment and similar arrangements in the ordinary course of business consistent with past practice).

4.22 Suppliers and Customers. Section 4.22 of the Company Disclosure Schedule sets forth, (a) the top 20 active pharmaceutical ingredient suppliers of the Company and its Subsidiaries (determined based on aggregate purchases for the twelve month period ended March 31, 2015), (b) each active pharmaceutical ingredient supplier who constitutes a sole source of supply to the Company and its Subsidiaries, (c) the top 20 contract manufacturing organizations for the Company and its Subsidiaries (determined based on the dollar amount of the aggregate Product supplied by each such organization for the Company and its Subsidiaries for the twelve month period ended March 31, 2015), (d) each contract manufacturing organization that is the sole source supplier for any Product for the Company and its Subsidiaries, and (e) the top 20 customers of the Company and its Subsidiaries (determined based on aggregate sales for the twelve month period ended March 31, 2015). As of the date hereof, no such supplier or customer has canceled or otherwise terminated, or, to the Company’s Knowledge, provided a bona fide written threat to cancel or otherwise terminate, its relationship with the Company or its Subsidiaries. As of the date hereof, neither the Company nor any of its Subsidiaries has received written notice that any such supplier or customer may cancel its relationship with the Company or its Subsidiaries, either as a result of the Transactions or otherwise. To the Company’s Knowledge, there has been no FDA Supplier Action since March 31, 2013.

4.23 Inventory.

(a) The Company’s and its Subsidiaries’ “inventories” (as set forth in the corresponding line item of the Company Financial Statements) have been determined in accordance with GAAP applied on a basis consistent with those of previous periods and in accordance with applicable Laws except as otherwise stated in the notes to such statements or in the auditor’s report thereon and fairly present in all material respects the “inventories” of the Company and its Subsidiaries for the periods covered by the Company Financial Statements, subject, in the case of unaudited statements, to normal year-end audit adjustments.

(b) Since March 31, 2013, neither the Company nor any of its Subsidiaries has made, outside the ordinary course of business, any change in the selling, distribution, advertising, terms of sale or collection practices of the Company from those planned or budgeted that is inconsistent with past practices and would be material to the Company and its Subsidiaries, taken as a whole,

4.24 Brokers. Except for the Person(s) set forth in Section 4.24 of the Company Disclosure Schedule, and in the amounts set forth thereon, no agent, broker, investment banker, financial advisor or other firm or Person is or shall be entitled, as a result of any action, agreement or commitment of the Company or any of its Affiliates, to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions.

4.25 EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. EXCEPT AS SET FORTH IN ARTICLE IV OF THIS AGREEMENT AND IN THE CERTIFICATES DELIVERED BY THE COMPANY PURSUANT TO SECTIONS 8.2(a) AND 8.2(b), THE COMPANY DOES NOT MAKE AND HAS NOT MADE ANY REPRESENTATION OR WARRANTY IN CONNECTION WITH THE TRANSACTIONS

CONTEMPLATED HEREBY. THE COMPANY EXPRESSLY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED; PROVIDED, HOWEVER, THAT THE FOREGOING SHALL NOT BE INTERPRETED TO WAIVE ANY RIGHTS THAT BUYER HAS WITH RESPECT TO RECOVERY FOR BREACHES OF REPRESENTATIONS AND WARRANTIES IN THIS AGREEMENT.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE BUYER PARTIES

Except (a) as disclosed in the Parent Public Disclosure Record (provided, however, that (1) nothing disclosed in the Parent Public Disclosure Record shall be deemed to be a qualification of or modification to the representation and warranty set forth in the second sentence of Section 5.7 and (2) this section (a) shall not apply to statements (excluding factual statements) that are contained under the captions “Risk Factors” or “Forward-Looking Statements,” or any other disclosures in the Parent Public Disclosure Record which are similarly cautionary, predictive or forward looking in nature), and (b) as set forth in the disclosure schedule delivered by Parent to the Company and dated as of the date of this Agreement (the “Parent Disclosure Schedule”), the Buyer Parties, jointly and severally, represent and warrant to Sellers and the Company as follows:

5.1 Organization, Standing and Power. Each of Parent, Buyer, EHSI, Irish Holdco and Merger Sub is an entity duly organized and validly existing. Each of Parent, Buyer, EHSI, Irish Holdco and Merger Sub is in good standing in the state or country of its incorporation (in so far as that concept is recognized in the relevant jurisdiction) and has all requisite power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted, and is duly qualified to do business and is in good standing as a foreign corporation (in so far as that concept is recognized in the relevant jurisdiction) in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary, except for such failures to be so qualified or in good standing that, individually or in the aggregate, would not have a Parent Material Adverse Effect.

5.2 Authority; No Conflict; Required Filings and Consents.

(a) Each of Parent, Buyer, EHSI, Irish Holdco and Merger Sub has all requisite power and authority to enter into this Agreement and the Transaction Agreements, as applicable, and to consummate the Transactions. The execution and delivery of this Agreement and the Transaction Agreements and the consummation of the Transactions by each of Parent, Buyer, EHSI, Irish Holdco and Merger Sub have been duly authorized by all necessary corporate action on the part of Parent, Buyer, EHSI, Irish Holdco and Merger Sub. This Agreement and the Transaction Agreements, as applicable, have been duly executed and delivered by Parent, Buyer, EHSI, Irish Holdco and Merger Sub and, assuming the execution and delivery of this Agreement and the Transaction Agreements, as applicable, by the other parties hereto and thereto, constitute the valid and binding obligations of each of Parent, Buyer, EHSI, Irish Holdco and Merger Sub, enforceable against them in accordance with their terms, subject to the Bankruptcy and Equity Exception.

(b) The execution and delivery of this Agreement and the Transaction Agreements by each of Parent, Buyer, EHSI, Irish Holdco and Merger Sub does not, and the consummation by each of Parent, Buyer, EHSI, Irish Holdco and Merger Sub of the Transactions will not, (i) conflict with, or result in any violation or breach of, any provision of its organizational documents, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation, material amendment or acceleration of any obligation or loss of any material benefit) under, require a consent or waiver under, require the payment of a penalty under or result in the imposition of any Lien on its assets under, any of the terms, conditions or provisions of any material Contract to which it is a party or by which its properties or assets may be bound, or (iii) subject to compliance with the requirements specified in clauses (i) and (ii) of Section 5.2(c), conflict with or violate any Law applicable to it or any of its properties or assets, except in the case of clauses (ii) and (iii) of this Section 5.2(b) for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations, losses, penalties or Liens, and for any consents or waivers not obtained, that, individually or in the aggregate, would not have a Parent Material Adverse Effect.

(c) No Permit from, or filing with, any Governmental Entity or any stock market or stock exchange on which shares of Parent common stock are listed for trading is required by or with respect to Parent, Buyer, EHSI, Irish Holdco and Merger Sub in connection with the execution and delivery of this Agreement by Parent, Buyer, EHSI, Irish Holdco and Merger Sub or the consummation by Parent, Buyer, EHSI, Irish Holdco and Merger Sub of the Transactions, except for (i) the pre-merger notification requirements under the HSR Act, (ii) as set forth in Section 5.2(c) of the Parent Disclosure Schedule, and (iii) such other consents, approvals, Permits, orders, authorizations, registrations, declarations, notices and filings which, if not obtained or made, would not have a Parent Material Adverse Effect.

5.3 Capitalization of Parent. As of May 15, 2015, the authorized capital of Parent consists of 1,000,000,000 ordinary shares of $0.0001 each, of which 178,752,678 shares are issued and outstanding, and 4,000,000 euro deferred shares of €.01 each, of which 4,000,000 are issued and outstanding. All of the issued and outstanding ordinary shares of Parent have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth in Section 5.3 of the Parent Disclosure Schedule, as of the date of this Agreement, there are no outstanding agreements, subscriptions, warrants, options, rights or commitments (nor has Parent granted any other right or privilege capable of becoming an agreement, subscription, warrant, option, right or commitment) obligating Parent to purchase, redeem, issue or sell any ordinary shares or other securities of Parent, including any security or obligation of any kind convertible into or exchangeable or exercisable for any ordinary shares or other security of Parent. Except as set forth in Section 5.3 of the Parent Disclosure Schedule, (i) there are no outstanding or authorized equity equivalents, restricted stock awards, restricted stock units, leveraged share awards, stock appreciation, phantom stock, dividend equivalent rights, profit participation, or other equity awards of Parent or its Subsidiaries, and (ii) there are no voting trusts, stockholder agreements, proxies, or other similar Contracts with respect to the voting of the capital stock of Parent or its Subsidiaries to which Parent or any of its Subsidiaries is a party.

5.4 Parent Material Subsidiaries. Parent or a Parent Material Subsidiary is the sole registered and beneficial owner of all of the outstanding shares in the capital of or outstanding shares of capital stock or other ownership, equity or voting interests of Parent Subsidiaries free and clear of any Liens other than arising under applicable securities Laws or any financing arrangements of Parent or its Subsidiaries (including the Parent Credit Agreement and any refinancing thereof), and no other Person has any option, right, entitlement, understanding or commitment (contingent or otherwise) regarding the right to acquire any such share or interest in any of the Parent Subsidiaries and no outstanding option, warrant, conversion or exchange privilege or other right, agreement, arrangement or commitment obligating any such entity to issue or sell any share or ownership, equity or voting interest of such entity or security or obligation of any kind convertible into or exchangeable or exercisable for any shares or ownership, equity or voting interests of any such entity. Neither Parent nor any of the Parent Material Subsidiaries own any interest or investment (whether equity or debt) in any other Person, other than a Parent Material Subsidiary, which interest or investment is material to Parent and its Subsidiaries, taken as a whole.

5.5 Securities Laws Matters.

(a) The Parent Shares are registered pursuant to Section 12(b) of the Exchange Act and Parent is, since March 4, 2014, a “reporting issuer” in each Province of Canada within the meaning of applicable Canadian Securities Laws and is not on the list of reporting issuers in default under applicable Canadian Securities Laws, and no securities commission or similar regulatory authority has issued any order preventing or suspending trading of any securities of Parent, and Parent is in compliance in all material respects with applicable Canadian Securities Laws and requirements under the Exchange Act or the Securities Act, as the case may be.

(b) Parent is in compliance in all material respects with the requirements of the TSX and NASDAQ for continued listing of the Parent Shares thereon. Parent has not taken any action designed to terminate, or likely to have the effect of terminating, the registration of the Parent Shares under the Exchange Act or the listing of such shares on the TSX or NASDAQ.

(c) Trading in Parent Shares on the TSX and NASDAQ is not currently halted or suspended. No delisting, suspension of trading or cease trading order with respect to any securities of Parent is pending or, to the knowledge of Parent, threatened. To the knowledge of Parent, as of the date of this Agreement, no inquiry, review or investigation (formal or informal) of Parent by any securities commission or similar regulatory authority under the Exchange Act, the Securities Act, Canadian Securities Laws, the TSX or NASDAQ is in effect or ongoing or expected to be implemented or undertaken.

(d) Except as set forth above in this Section 5.5, neither Parent nor any of its Subsidiaries is subject to continuous disclosure or other public reporting requirements under any securities Laws.

(e) Since March 31, 2013 (or, in Canada, since March 4, 2014), Parent has timely filed all forms, reports, statements and documents, including financial statements and management’s discussion and analysis required to be filed by Parent under applicable Canadian Securities Laws, the Exchange Act or the Securities Act, as the case may be and the rules and policies of the TSX and NASDAQ. The documents in the Parent Public Disclosure Record, as at the respective dates filed, were in compliance in all material respects with applicable Canadian Securities Laws, the Exchange Act, the Securities Act and, where applicable, the rules and policies of the TSX and NASDAQ.

(f) None of the documents in the Parent Public Disclosure Record, as of their respective dates (and, if amended or superseded by a filing prior to the date hereof, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

5.6 Financial Statements.

(a) The Parent Financial Statements have been prepared in accordance with GAAP applied on a basis consistent with those of previous periods and in accordance with applicable Laws except as otherwise stated in the notes to such statements or in the auditor’s report thereon and subject, in the case of the Parent Interim Financial Statements, to year-end audit adjustments, which are not material individually or in the aggregate, and may omit notes which are not material and are not required by applicable Laws or GAAP. The Parent Annual Financial Statements present fairly, in all material respects, the consolidated balance sheets and consolidated statements of operations, consolidated statements of comprehensive income (loss) and consolidated statements of cash flows of Parent and the Subsidiaries of Parent as of the respective dates thereof and for the respective periods set forth therein. All of such documents in the Parent Public Disclosure Record (including any financial statements included or incorporated by reference therein), as of their respective dates (and as of the date of any amendment to the respective document in the Parent Public Disclosure Record), complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

(b) Parent has designed such disclosure controls and procedures, or caused them to be designed under the supervision of its Chief Executive Officer and Chief Financial Officer, to provide reasonable assurance that material information relating to Parent is made known to the Chief Executive Officer and Chief Financial Officer by others within Parent and the Parent Material Subsidiaries.

(c) Parent has designed such internal controls over financial reporting, or caused them to be designed under the supervision of the Chief Executive Officer and Chief Financial Officer of Parent, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. To the knowledge of Parent, since March 31, 2013: (i) there have been no significant deficiencies in the design or operation of, or material weaknesses in, the internal controls over financial reporting of Parent that are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information and (ii) there is and has been no fraud, whether or not material, involving management or any other employees who have a significant role in the internal control over financial reporting of Parent. To the knowledge of

Parent, since March 31, 2013, Parent has received no (x) complaints from any source regarding accounting, internal accounting controls or auditing matters or (y) written reports from employees of Parent regarding questionable accounting or auditing matters.

5.7 Absence of Certain Changes. From December 31, 2014 to the date hereof, Parent and each of its Subsidiaries has conducted its business in the ordinary course in all material respects and in a manner consistent with prior practice in all material respects. Since December 31, 2014, there has not been any event or occurrence of any condition that, individually or in the aggregate, has had a Parent Material Adverse Effect.

5.8 No Undisclosed Liabilities. Parent and its Subsidiaries do not have any obligations or liabilities (whether accrued, absolute, contingent or otherwise) of a type required by GAAP to be reflected or reserved against on the Parent Financial Statements (including any footnotes thereto), except (i) liabilities reflected on the Parent Balance Sheet or disclosed in the notes thereto, (ii) liabilities incurred in the ordinary course of business since December 31, 2014, and which are not material to Parent and its Subsidiaries, taken as a whole, or (iii) liabilities that would not reasonably be expected to be, individually or in the aggregate, material to Parent and its Subsidiaries, taken as a whole.

5.9 Compliance with Laws. The businesses of each of Parent and its Subsidiaries are being operated and, since March 31, 2013, have been operated, in compliance in all material respects with and are not in material violation of, and since March 31, 2013, none of Parent or its Subsidiaries has received any written notice alleging any material violation by Parent or any of its Subsidiaries with respect to any applicable Laws which apply to the conduct of the business, or the ownership or operation of the properties or assets, of Parent and its Subsidiaries.

5.10 Litigation. There is no, and since March 31, 2013 there has not been any Claim, or to Parent’s Knowledge, investigation or allegation, whether at law or in equity, before or by any Governmental Entity or any arbitrator, pending and unsealed against Parent, Buyer, EHSI, Irish Holdco or Merger Sub, or to Parent’s Knowledge, pending and sealed or threatened against Parent or any Subsidiary of Parent, which would, individually or in the aggregate, reasonably be expected to be material to Parent and its Subsidiaries, taken as a whole. There are no material Orders outstanding against Parent or any Subsidiary of Parent. Neither Parent, nor any Subsidiary of Parent nor, to Parent’s Knowledge, any officer, director or employee, third-party manufacturer or contract research organization of Parent or any Subsidiary of Parent has been permanently or temporarily enjoined or otherwise prohibited, precluded, debarred, or restricted by any Law or Governmental Entity from engaging in or continuing any conduct or practice in connection with the business or assets of Parent or any Subsidiary of Parent.

5.11 Anti-Bribery; Sanctions. Except as would not be material to Parent and its Subsidiaries taken as a whole, neither Parent, nor any of its Subsidiaries, nor to Parent’s Knowledge, any of their respective Representatives has, in connection with the operation of their respective businesses, (i) used or promised any Parent or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials, including health care professionals employed by government-owned hospitals, candidates or members of political parties or organizations, or established or maintained any unlawful or unrecorded funds in violation of the FCPA, as if it were applicable to Parent or any of its Subsidiaries at that time, or any other similar applicable Law, (ii) paid, promised, accepted or received any unlawful contributions, payments, expenditures or gifts or (iii) violated or operated in noncompliance with any export restrictions, anti-boycott regulations, embargo regulations or other applicable domestic or foreign Laws.

5.12 Sufficiency of Funds.

(a) Parent has delivered to the Company complete and correct copies of (i) an executed commitment letter, including all exhibits, schedules and annexes thereto, from the lenders party thereto (collectively, the “Lenders”), dated as of May 18, 2015 (the “Commitment Letter”) and (ii) a fee letter related thereto, dated as of May 18, 2015 (provided, however, that the fee amounts, pricing caps and other economic terms, and the rates and amounts included in the “market flex” provisions (but not covenants), may be redacted, none of which redacted provisions could adversely affect the conditionality, enforceability, termination or aggregate principal amount of the Debt Financing) in each case, as the same may be amended and/or replaced after the date of this Agreement in accordance with Section 7.9 (collectively, the “Debt Commitment Letters”), pursuant to which the Lenders have, upon the terms and subject only to the conditions set forth therein, severally agreed to lend the amounts set forth therein to Subsidiaries of Parent for the purpose of funding the Transactions (the provision of such funds as set forth therein, the “Debt Financing”). The Debt Commitment Letters are (i) legal, valid and binding obligations of Irish Holdco and, to Parent’s Knowledge, each of the other parties thereto and (ii) enforceable in accordance with their respective terms against Irish Holdco, subject to the Bankruptcy and Equity Exception. Prior to the date hereof, none of the Debt Commitment Letters have been amended or modified, and there are not contemplated to be any, and as of the date hereof the respective obligations and commitments contained in the Debt Commitment Letters have not been withdrawn or rescinded in any respect and, to Parent’s Knowledge, as of the date hereof, assuming the satisfaction of the conditions set forth in Sections 8.1 and 8.2, no event has occurred that would result in any breach or violation of, or constitute a default under, any Debt Commitment Letter. There are no conditions precedent or other contingencies related to the funding of the Debt Financing, other than as set forth in the Debt Commitment Letters. As of the date hereof, Parent does not have any reason to believe that (i) any party thereto will be unable to satisfy on a timely basis any term of the Debt Commitment Letters, (ii) any of the conditions to the Debt Financing will not be satisfied or (iii) the Debt Financing will not be available to Irish Holdco on the Closing Date (except to the extent Irish Holdco incurs a Bond Financing to replace the Debt Financing on or prior to the Closing Date). Irish Holdco has fully paid (or caused to be fully paid) any and all commitment fees or other fees required by the Debt Commitment Letters to be paid on or before the date of this Agreement. Subject to Irish Holdco’s right to amend or replace the Debt Commitment Letters pursuant to Section 7.9, there are no, and there are not contemplated to be any, other agreements or arrangements to which Parent or any of its Affiliates are a party relating to the Debt Financing.

(b) Assuming the Debt Financing is funded in accordance with the conditions set forth in the Debt Commitment Letters and the satisfaction of the conditions set forth in Sections 8.1 and 8.2, the net proceeds contemplated by the Debt Financing, together with other existing financial commitments and resources and cash on hand of Parent or its Subsidiaries at the Closing, taken together, are and will be sufficient to enable Parent and Buyer to fulfill their obligations hereunder, and to pay all amounts to be paid by them hereunder on and after the Closing Date and any related fees and expenses.

5.13 Brokers. Except as set forth in Section 5.13 of the Parent Disclosure Schedule, no agent, broker, investment banker, financial advisor or other firm or Person is or shall be entitled, as a result of any action, agreement or commitment of Parent or any of its Affiliates, to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions.

5.14 Investment Intent. Each of Parent, Buyer, EHSI, Irish Holdco and Merger Sub acknowledges that neither the offer nor the sale of Company Stock has been registered under the Securities Act of 1933, as amended, or under any state or foreign securities laws. Parent is acquiring the Company Stock for its own account for investment, without a view to, or for a resale in connection with, the distribution thereof in violation of the Securities Act or any applicable state securities laws and with no present intention of distributing or reselling any part thereof.

5.15 EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. EXCEPT AS SET FORTH IN ARTICLE V OF THIS AGREEMENT AND IN THE CERTIFICATES DELIVERED BY PARENT PURSUANT TO SECTIONS 8.3(a) AND 8.3(b), PARENT, BUYER, EHSI, IRISH HOLDCO AND MERGER SUB DO NOT MAKE AND HAVE NOT MADE ANY REPRESENTATION OR WARRANTY IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY. PARENT, BUYER, EHSI, IRISH HOLDCO AND MERGER SUB EXPRESSLY DISCLAIM ANY OTHER REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED; PROVIDED, HOWEVER, THAT THE FOREGOING SHALL NOT BE INTERPRETED TO WAIVE ANY RIGHTS THAT THE COMPANY, THE SELLERS OR THE STAKEHOLDER REPRESENTATIVE (ON BEHALF OF THE STAKEHOLDERS) HAVE WITH RESPECT TO RECOVERY FOR BREACHES OF REPRESENTATIONS AND WARRANTIES IN THIS AGREEMENT.

ARTICLE VI

CONDUCT OF BUSINESS

6.1 Covenants of the Company. Except as expressly required herein, set forth in Section 6.1 of the Company Disclosure Schedule, as required by applicable Law, or as consented to in writing by Parent (such consent not to be unreasonably withheld), during the period commencing on the date of this Agreement and ending on the Closing Date or such earlier date as this Agreement may be terminated in accordance with its terms (the “Pre-Closing Period”), the Company shall, and shall cause each of its Subsidiaries to, use reasonable best efforts to conduct its respective business in the ordinary course consistent with past practice, and use reasonable best efforts to maintain and preserve its respective business organization, assets and properties (ordinary wear and tear excepted with respect to such assets and properties), and preserve its respective business relationships with those employees, contractors, customers and suppliers with whom it has material business dealings. Without limiting the generality of the foregoing, except as expressly required herein, as required by applicable Law, or as set forth in Section 6.1 of the Company Disclosure Schedule, or as consented to in writing by Parent (such consent not to be unreasonably withheld), during the Pre-Closing Period, the Company shall not, and shall cause each of its Subsidiaries not to:

(a) (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, any of its capital stock, (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock or any of its other securities or (iii) purchase, redeem or otherwise acquire any shares of its capital stock or any other of its securities or any rights, warrants or options to acquire any such shares or other securities, other than, in the case of the foregoing clauses (ii) and (iii), any issuance of shares upon exercise of any Options validly issued and outstanding prior to the date hereof; provided, however, that the Company shall be permitted to distribute all Cash to the Stakeholders immediately prior to the Closing;

(b) authorize, issue, deliver, sell, grant, pledge or otherwise dispose of or encumber any shares of its capital stock, any other voting securities or any securities convertible into, or exercisable or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or any securities convertible into, or exercisable or exchangeable for, any of the foregoing, other than any issuance of shares upon exercise of any Options validly issued and outstanding prior to the date hereof;

(c) propose or adopt any change in its Certificate or By-laws or any comparable organizational documents of any of its Subsidiaries;

(d) make or commit to make any acquisitions of any corporation, partnership, joint venture, other business organization or any business, division, assets or properties thereof (whether by merger, consolidation or acquisition of stock or assets or otherwise), in each case, other than (i) for ordinary course purchases of inventory or similar goods or (ii) transactions in the aggregate involving less than fifteen million dollars ($15,000,000) in assets;

(e) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company and any of its Subsidiaries (other than the Merger);

(f) (i) terminate, amend, waive or release any material rights or claims under any Contract through which the Company exclusively in-licenses the rights to material Intellectual Property, (ii) sell, assign, transfer or exclusively license to any Person, otherwise dispose of any material Intellectual Property owned by the Company or its Subsidiaries, or (iii) except consistent with the Company’s and its Subsidiaries standard practices, including, without limitation, standard practices relating to the prosecution of applications for registered Intellectual Property, intentionally permit to lapse or become cancelled or abandoned, any rights to any material Intellectual Property, or (iv), except in the ordinary course of business pursuant to confidentiality obligations that protect such information, disclose to any third party, other than Representatives of Parent, any material Trade Secret;

(g) sell, assign, lease, sublease, sell and leaseback, license, transfer, pledge, mortgage, create any Liens thereupon or otherwise dispose of or encumber any Owned Real Property, Leased Real Property or other material properties or material assets (whether tangible or intangible) of the Company other than the sale of inventory in the ordinary course of business and the creation of any Permitted Encumbrances;

(h) except in the ordinary course of business, (i) enter into any Contract that would have been a Company Material Contract or Company Lease if it had been entered into prior to the date hereof, or terminate, or amend, supplement or otherwise modify or waive any of the material terms of any Company Material Contract or Company Lease (provided, however, that the Company or its Subsidiaries may extend or renew, on terms not materially less favorable in the aggregate to the Company or the applicable Subsidiary (and no less favorable with respect to any consent of any third party that would be required to be delivered in connection with the consummation of the Transactions), any Company Material Contract that has expired in accordance with its terms prior to the date of this Agreement or is scheduled to expire in accordance with its terms prior to the Final Date (as extended, if applicable); (ii) enter into any Contract that would be breached by, or require the consent of any third party in order to continue in full force following, consummation of the Transactions (provided, however, that Parent’s consent with respect to actions prohibited by this clause (ii) shall not be unreasonably withheld, conditioned or delayed); or (iii) release any Person from, or modify or waive any provision of, any confidentiality or similar agreement;

(i) (i) incur any Indebtedness (other than borrowings and letters of credit under the revolving credit facility pursuant to the Par Credit Agreement) in excess of five million dollars ($5,000,000) in the aggregate or (ii) make any loans, advances or capital contributions to, or investment in, any other Person (other than the Company or any of its wholly owned Subsidiaries);

(j) make any capital expenditures with respect to property, plant or equipment, except (i) as set forth in the capital expenditure budget delivered by the Company to Parent prior to the date of this Agreement, (ii) as set forth on Section 6.1(j) of the Company Disclosure Schedule, or (iii) for any such capital expenditures that do not exceed two million, five hundred thousand dollars ($2,500,000) individually or ten million dollars ($10,000,000) in the aggregate;

(k) (i) make any material changes in its cash management policies or accelerate collection of any notes or accounts receivable due from third parties in advance of their regular due date outside the ordinary course of business or (ii) materially delay payment of any note or account payable or other Indebtedness beyond its due date or the date when such payment would have been paid in the ordinary course of business;

(l) outside the ordinary course of business, make any change in the selling, distribution, advertising, terms of sale or collection practices of the Company from those planned or budgeted that is inconsistent with past practices and would be material to the Company and its Subsidiaries, taken as a whole.

(m) except as required by applicable Law or GAAP, make any change in the methods, principles and practices of accounting used in preparing the Company Balance Sheet;

(n) except as required to comply with applicable Law, by this Agreement, or as required by any Company Employee Plan or Collective Bargaining Agreement existing on the date of this Agreement, (i) adopt, enter into, terminate or, outside the ordinary course of business consistent with past practice, amend any Company Employee Plan (or any plan, program or agreement that would be a Company Employee Plan if in effect on the date hereof), or any Collective Bargaining Agreement, (ii) hire, or terminate the employment or engagement of (other than for cause), any employee or independent contractor whose total base salary or fees exceeds three hundred fifty thousand dollars ($350,000) (provided that any hiring, termination or engagement permitted under this subsection (ii) is taken in the ordinary course of business consistent with past practice), (iii) increase the compensation or benefits of any current or former director, officer, employee or independent contractor other than increases in the ordinary course of business consistent with past practice for any employee or independent contractor whose total base salary or fees does not exceed three hundred fifty thousand dollars ($350,000), (iv) accelerate the payment, right to payment or vesting of any compensation or benefits, (v) except in the ordinary course of business, grant any equity or equity-based awards to any employee of the Company or any of its Subsidiaries or (vi) take any action other than in the ordinary course of business consistent with past practice to fund or in any other way secure the payment of compensation or benefits under any Company Employee Plan;

(o) (i) negotiate, enter into, amend or terminate any Collective Bargaining Agreement; or (ii) expressly waive, release, limit, or condition any material Restrictive Covenant obligation of any current or former employee of the Company or any Subsidiary of the Company;

(p) make or change any material election in respect of Taxes, adopt or change any material accounting method in respect of Taxes, file any material amendment to a Tax Return, settle any material claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any material claim or assessment in respect of Taxes;

(q) settle, dismiss or compromise any Claim seeking monetary damages in excess of ten million dollars ($10,000,000), individually, or twenty million dollars ($20,000,000), in the aggregate, or settle, dismiss or compromise any Claim seeking injunctive relief reasonably expected to have a material impact on the operations of the Company or any of its Subsidiaries;

(r) except in the ordinary course of business, compromise, settle or agree to settle, or consent to judgment in, any one or more Claims existing as of the Effective Date concerning any Patents;

(s) materially reduce the amount of insurance coverage provided by existing insurance policies that cover the Company and/or its Subsidiaries or agree or permit any such material existing insurance policy to lapse;

(t) materially alter the policies or procedures of the Company or any of its Subsidiaries existing as of the date of this Agreement with respect to customer discounts, chargebacks, refunds or rebates; or

(u) authorize any of, or commit or agree to take any of, the foregoing actions.

6.2 Confidentiality. The parties acknowledge that Endo U.S. Inc., TPG Global, LLC and Par Pharmaceutical Companies, Inc. have previously executed a confidentiality agreement, dated as of May 5, 2015 (the “Confidentiality Agreement”), which Confidentiality Agreement shall continue in full force and effect in accordance with its terms, except as expressly modified herein. In addition, each of the Buyer Parties hereby agrees to be bound by the terms and conditions of such Confidentiality Agreement applicable to Endo U.S. Inc., with and to the same extent as though originally party thereto.

6.3 FIRPTA Certificate. Prior to the Closing, the Company shall deliver to Parent a statement meeting the requirements of Treasury Regulations Section 1.1445-2(c)(3), dated as of the Closing Date and in the form provided in Exhibit E, along with written authorization for Parent to deliver a notice to the Internal Revenue Service in accordance with Treasury Regulations Section 1.897-2(h)(2) on behalf of the Company.

6.4 Inventory. The Company shall use reasonable best efforts to, and shall use reasonable best efforts to cause each of its Subsidiaries to, manage inventory levels (including internal, wholesale and distributor inventory levels) in the ordinary course of business consistent with past practice.

ARTICLE VII

ADDITIONAL AGREEMENTS

7.1 No Solicitation. During the Pre-Closing Period, the Company shall not, and the Company shall cause its Subsidiaries not to, and the Company shall use their respective reasonable best efforts to cause their Representatives, the Sellers and the Representatives of the Sellers not to, directly or indirectly, (a) solicit, initiate or knowingly encourage or facilitate any Acquisition Proposal, (b) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any information for the purpose of knowingly encouraging or facilitating, any Acquisition Proposal, or (c) enter into any Contract relating to an Acquisition Proposal. The Company shall, and shall cause its Representatives to, cease immediately all discussions and negotiations regarding any proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal and shall demand the prompt return or destruction of all confidential information previously furnished in connection therewith. The Company shall promptly (and within twenty-four (24) hours of receipt) inform Parent of the identity of any person making an Acquisition Proposal during the Pre-Closing Period as well as the nature and material terms of any such Acquisition Proposal. The Company shall promptly provide to Parent copies of any Acquisition Proposals. For purposes of this Agreement, “Acquisition Proposal” means (i) any proposal or offer for a merger, consolidation, dissolution, sale of substantial assets, stock purchase, recapitalization, share exchange or other business combination involving the Company, (ii) any proposal for the issuance by the Company of its equity securities or (iii) any proposal or offer of which the Company is aware to acquire in any manner, directly or indirectly, equity securities or material portion of the assets of the Company (other than inventory in the ordinary course of business), in each case other than the Merger and purchases or other acquisitions of shares of Common Stock by current or former employees of the Company or its Subsidiaries upon exercise of Options outstanding on the date hereof or upon the vesting of RSUs outstanding on the date hereof.

7.2 Access to Information. During the Pre-Closing Period, the Company shall afford to Parent and Parent’s Representatives, reasonable access, upon reasonable advance notice, during normal business hours, to all of the Company’s and its Subsidiaries’ properties, offices, facilities, books, Contracts, management-level personnel and records (including Tax records, Tax Returns and accounting records) as Parent shall reasonably request, and, during such period, the Company shall furnish promptly to Parent any financial, operating and other data and information concerning its business, properties, assets and personnel as Parent may reasonably request. In addition, upon reasonable advance notice by the Parent, the Company shall provide Parent and its Representatives with reasonable access to the Company’s key suppliers, so long as a Representative designated in writing by the Company is permitted to be present. Any access provided to Parent or information provided by the Company (a) shall be conducted at the Buyer Parties’ sole expenses and in such a manner as not to unreasonably or materially interfere with the normal operations of the businesses of the Company and its Subsidiaries, and (b) shall not constitute any expansion of or additional representations or warranties of the Company beyond those specifically set forth in this Agreement. Parent will hold any such information which is nonpublic in confidence in accordance with the Confidentiality Agreement. Notwithstanding the foregoing, the Company shall not have any obligation to provide Parent with any such access or information which, after being advised as such by legal counsel, the Company concludes in good faith cannot be disclosed without (i) violating applicable Law or other obligation of confidentiality, (ii) contravening any Contract entered into by the Company or its Subsidiaries prior to the date of this Agreement, or (iii) violating the attorney-client privilege or attorney work-product privilege from disclosure of the Company or its Subsidiaries; provided, however, that the Company shall (x) notify Parent, as applicable, that such information cannot be disclosed without (i) violating applicable Law or the Company’s or any of its Subsidiaries’ obligations of confidentiality, (ii) contravening any Contract entered into by the Company or its Subsidiaries prior to the date of this Agreement, or (iii) violating the attorney-client privilege or attorney work-product privilege from disclosure of the Company or its Subsidiaries, (y) communicate to Parent in reasonable detail (A) the facts giving rise to such notification and (B) the subject matter of such information (to the extent it is able to do so in accordance with the foregoing proviso) and (z) use reasonable best efforts to identify and pursue a legally permissible method of providing such disclosure, including in the case where such disclosures are reasonably likely to violate the Company’s or any of its Subsidiaries’ obligations of confidentiality, using reasonable best efforts to seek a waiver of any such obligations of confidentiality.

7.3 Efforts to Complete Transactions.

(a) Upon the terms and subject to the conditions set forth in this Agreement, Parent, Buyer, EHSI, Irish Holdco and Merger Sub, on the one hand, and the Company, on the other hand, shall each use their reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with each other in doing, all things necessary to consummate and make effective, as promptly as practicable, but in no event later than the Final Date, the Transactions in accordance with the terms of this Agreement, including using their respective reasonable best efforts to (i) obtain all necessary approvals under any applicable Laws required in connection with this Agreement and the Transactions, (ii) obtain all necessary actions or nonactions, waivers, consents, approvals, authorizations, qualifications and Orders from Governmental Entities and Antitrust Authorities and make all necessary registrations and filings (including filings with Governmental Entities and Antitrust Authorities), (iii) obtain all necessary waivers, consents, approvals and authorizations from non-governmental third parties (provided, however, that none of the Company, any of its Subsidiaries or any Company Related Party shall have any obligation to pay any fees, costs or expenses to any third party (which does not include filing or other fees payable to Governmental Entities and Antitrust Authorities) in connection with obtaining any such waivers, consents, approvals and authorizations, all of which fees, costs and expenses shall be borne exclusively by Buyer), and (iv) execute and deliver any additional instruments necessary to consummate the Transactions in accordance with the terms of this Agreement and to fully carry out the purposes of this Agreement. In furtherance of the foregoing, Parent and EHSI shall, and shall cause their respective Subsidiaries to, take any and all steps necessary to obtain approval of the consummation of the Transactions by each applicable Antitrust Authority and each other applicable Governmental Entity, including taking all steps necessary to avoid or eliminate each and every legal impediment under any applicable Antitrust Laws or other Laws that may be asserted by any Antitrust Authority or any other Governmental Entity or any other Person so as to enable the parties hereto to close the Transactions as promptly as reasonably practicable, and in any event prior to the Final Date, including proposing, negotiating, accepting, committing to, by consent decree, hold separate orders, or otherwise, the sale, divestiture or disposition of their respective Subsidiaries, assets, properties or businesses, the entrance into, or the amendment, modification or termination of, any Contracts or other arrangements, and other remedies in order to obtain such approvals and to avoid the entry of, and to avoid the commencement of litigation or other proceeding seeking the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other applicable Law in any suit or other proceeding, which could otherwise have the effect of materially delaying or preventing the consummation of any of the Transactions.

(b) Each of the Buyer Parties and the Company undertakes and agrees to file as promptly as practicable, but in no event later than thirty (30) Business Days after the date of this Agreement, a Notification and Report Form and any other filings required under the HSR Act with the applicable Antitrust Authorities and to make such filings and apply for such approvals and consents as are required under any other applicable Laws as soon as practicable. Each of the Company and Parent shall furnish to each other’s counsel such necessary information and assistance as the other may reasonably request in connection with its preparation of any filing or submission that may be necessary under the HSR Act.

(c) Each of the Buyer Parties and the Company shall respond as promptly as practicable to all inquiries and requests received from the Antitrust Authorities in connection with Antitrust Laws or other applicable Laws. The Buyer Parties and the Company shall negotiate in good faith with all Antitrust Authorities in connection with any matter referred to in Section 7.3(a) in order to consummate, as promptly as practicable, the Transactions. The Company shall, and shall cause its Subsidiaries to, agree, if, but solely if requested by Parent, to take any of the actions set forth in Section 7.3(a) with respect to the business, assets and operations of the Company and its Subsidiaries; provided, however, that neither the Company nor any of its Subsidiaries, shall be obligated to agree to any such action which is not conditioned upon the Closing. Notwithstanding anything to the contrary herein but subject to the Buyer Parties’ obligations in Section 7.3(a) hereof, the Buyer Parties shall, on behalf of the parties, control and lead all communications and strategy relating to obtaining all approvals, consents, waivers, registrations, permits, authorizations and other confirmations under the HSR Act or other applicable antitrust Laws from any Antitrust Authority in connection with consummating the Transactions or in connection with any litigation under any antitrust Law arising therefrom; provided, however, that the Buyer Parties shall (x) consult in advance with the Company, (y) in good faith, take the views of the Company into account, including regarding the overall strategic direction of any such approval process or the defense of any litigation, as applicable, and (z) consult with the Company prior to taking any material substantive positions, making dispositive motions or other material substantive filings or submissions or entering into any negotiations concerning such approvals or litigations, as applicable, provided, that such strategy is designed to obtain approval of the consummation of the Transactions by any Antitrust Authority as promptly as reasonably practicable, and in any event prior to the Final Date.

(d) In addition, each of the Buyer Parties and the Company shall, subject to applicable Law or Order, use reasonable best efforts to, (i) cooperate with and assist each other in good faith to (A) determine, as promptly as practicable, which filings are required to be made pursuant to the Antitrust Laws or any other applicable Laws with respect to the Transactions, (B) provide or cause to be provided as promptly as reasonably practicable to the other party all necessary information and assistance as any Antitrust Authority or any other Governmental Entity may from time to time require of such party in connection with obtaining the relevant waivers, permits, consents, approvals, authorizations, qualifications, Orders or expiration of waiting periods in relation to such filings or in connection with any other review or investigation of the Transactions by any Antitrust Authority or any other Governmental Entity pursuant to the Antitrust Laws or any other applicable Laws, and (C) provide or cause to be provided as promptly as reasonably practicable all assistance and cooperation to allow the other party to prepare and submit any such filings or submissions required to be submitted under the Antitrust Laws or any other applicable Laws, including providing to the other party any information that the other party may from time to time require for the purpose of any filing with, notification to, application with, or request for further information made by, any Antitrust Authority or any other Governmental Entity in respect of any such filing, (ii) promptly notify the other party of any written communication to that party from any Antitrust Authority or any other Governmental Entity, including health or other regulatory authorities, in each case relating specifically to the Company or any of its Subsidiaries or the Transactions, and, permit the other parties to review in advance any proposed communication to any of the foregoing, (iii) consult with the other parties prior to participating in any meeting, telephone call or discussion with any Antitrust Authority or Governmental Entity in respect of any filings, investigation or inquiry solely concerning this Agreement or the Transactions and, to the extent reasonably practicable, provide the other parties the opportunity to attend and participate in any such meeting, telephone call or discussion, and (iv) furnish the other parties with copies of all material correspondence, filings, and written communications between them and their respective Representatives on the one hand, and any Antitrust Authority and Governmental Entity, including health or other regulatory authorities, or members of their respective staffs on the other hand, with respect to this Agreement and the Transactions; provided, however, that a party may designate such correspondence, filings and written communications as being provided on an outside counsel basis only.

7.4 Public Disclosure. Parent and the Company agree that all matters solely related to the Transactions in the initial press release with respect to the Transactions shall be reasonably agreed upon by Parent and the Company. Parent and the Company further agree to communicate with each other and reasonably cooperate with each other prior to any other disclosure to any third party (other than Representatives) of these Transactions. Parent and the Company agree that no disclosure shall be made to any third party (other than their respective Representatives, the Sellers and their respective Affiliates and Representatives), and no public release or announcement shall be issued, in each case concerning the terms of the Transactions, without the prior written consent of the other parties, except as such release or announcement (including in any current report on Form 8-K, quarterly report on Form 10-Q or annual report on Form 10-K required to be filed with the Securities and Exchange Commission or any report or other document required by any United States securities exchange) may be required by Law or the rules or regulations of any United States or foreign securities exchange or other Governmental Entity, in which case (unless otherwise required by Law) the party required to make the release or announcement shall allow the other parties reasonable time to review such release or announcement in advance of such issuance. None of the limitations in this Section 7.4 shall apply to the disclosure of information concerning this Agreement or the Transactions (i) in connection with any dispute among the parties hereto regarding this Agreement or the Transactions, or (ii) Sellers and their respective Affiliates to any of their respective investors or potential investors in the ordinary course of business, subject to obligations of confidentiality with respect to such information.

7.5 Indemnification of Directors and Officers.

(a) If the Closing occurs, the Buyer Parties and the Company agree that all rights to exculpation, indemnification and all limitations on liability existing in favor of any officer, director or manager of the Company or any of its Subsidiaries, in each case that is an individual (collectively, the “Company Indemnitees”), as provided in the Certificate, by-laws or other organizational documents of the Company or any such Subsidiary effective as of immediately prior to the Closing shall survive the consummation of the Transactions and continue in full force and effect and be honored by the Company for at least six (6) years after the Closing. The obligations of the Company under this Section 7.5(a) shall not be terminated or modified in such a manner as to adversely affect any Company Indemnitee to whom this Section 7.5(a) applies without the consent of such affected Company Indemnitee (it being expressly agreed that the Company Indemnitees to whom this Section 7.5(a) applies shall be third party beneficiaries of this Section 7.5(a)). If the Closing occurs, the Company shall pay all expenses to any Company Indemnitee incurred in successfully enforcing the indemnity or other obligations provided for in this Section 7.5(a).

(b) The Buyer Parties will cause the Surviving Corporation to provide, at the Buyer Parties’ sole expense, for a period of not less than six (6) years from the Closing Date, to the Persons who are covered by the existing D&O insurance of the Company and its subsidiaries an insurance and indemnification policy that provides coverage for events occurring prior to the Closing Date (the “D&O Insurance”) that is no less favorable than the Company’s existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that the Buyer Parties shall not be required to pay an annual premium for the D&O Insurance in excess of three hundred percent (300%) of the last annual premium paid by the Company prior to the date of this Agreement; provided, further that the Buyer Parties may, prior to the Closing Date, purchase pre-paid non-cancellable run-off directors’ and officers’ liability insurance on terms substantially similar to the directors’ and officers’ liability policies currently maintained by the Company, but providing coverage for a period of six years following the Closing Date with respect to claims arising from or relating to facts or events which occurred on or prior to the Closing Date; provided, further, that in no event shall the Buyer Parties be required to spend premiums for any insurance referred to in this Section 7.5(b) to the extent the costs would exceed three hundred percent (300%) of the Company’s current annual premium for directors’ and officers’ liability insurance, in which case Parent shall purchase the maximum amount of insurance available up to the foregoing limit.

(c) In addition to the other rights provided for in this Section 7.5 and not in limitation thereof, from and after the Effective Time, the Buyer Parties shall cause the Surviving Company (a “D&O Indemnifying Party”) to, to the fullest extent permitted by applicable Law, (i) indemnify and hold harmless (and exculpate and release from any liability to Parent, the Surviving Corporation or any of its Subsidiaries) the Company Indemnitees against all D&O Expenses and all losses, claims, damages, judgments, fines, penalties and amounts paid in settlement (“D&O Losses”) in respect of any threatened, pending or completed claim, action, inquiry, suit, proceeding, arbitration or judgment, whether criminal, civil, administrative or investigative, based on, arising out of, relating to or in connection with the fact that such Person is or was a director, officer, employee or other fiduciary of the Company or any of its Subsidiaries or of any other Person arising out of or relating to acts or omissions occurring or existing (or alleged to have occurred or existed) at or prior to the Effective Time (including in respect of acts or omissions in connection with this Agreement or any of the transactions contemplated hereby) (a “D&O Indemnifiable Claim”) and (ii) advance, to such D&O Indemnified Persons all D&O Expenses incurred in connection with any D&O Indemnifiable Claim (including in circumstances where the D&O Indemnifying Party is otherwise entitled to assume the defense of such claim and has assumed such defense) promptly after receipt of statements therefor; provided, that any Company Indemnitee to whom D&O Expenses are to be advanced provides an undertaking to repay such advances to the extent it is ultimately and finally determined by a court of competent jurisdiction that such Company Indemnitee is not entitled to indemnification. Advance payment of D&O Expenses in connection with any D&O Indemnifiable Claims shall continue until such D&O Indemnifiable Claim is disposed of or all judgments, orders, decrees or other rulings in connection with such D&O

Indemnifiable Claim become final and nonappealable and are fully and finally satisfied. For the purposes of this Section 7.5(c), “D&O Expenses” shall include attorneys’ fees, expert fees, arbitrator and mediator fees, and all other costs, charges and expenses paid or incurred in connection with investigating, defending, being a witness in or otherwise participating in (including on appeal), or preparing to defend, to be a witness in or participate in, any D&O Indemnifiable Claim, but shall exclude losses, claims, damages, judgments, fines, penalties and amounts paid in settlement (which items are included in the definition of D&O Losses).

(d) If the Surviving Corporation, or any of the Buyer Parties, or any of their successors or assigns, shall (a) be liquidated and dissolved, (b) consolidated with or merged into any other Person and shall not be the continuing or surviving entity of such consolidation or merger, or (c) sell or otherwise transfer all or a majority of its assets to any other Person, proper provisions shall be made so that the continuing or surviving entity or Parent, as applicable, and its successors and assigns shall assume the obligations set forth in this Section 7.5. The provisions of this Section 7.5 shall survive the Closing and are intended to be for the benefit of, and shall be enforceable by, each indemnified party described in this Section 7.5 and his or her heirs and representatives, and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have had by contract or by Law. Notwithstanding anything herein to the contrary, if any Claim (whether arising before, at or after the Closing) is made against any Person covered by D&O Insurance on or prior to the sixth (6th) anniversary of the Closing, the provisions of this Section 7.5 shall continue in effect until the final disposition of such Claim.

7.6 Notification of Certain Matters. During the Pre-Closing Period, the Buyer Parties shall give prompt notice to the Company, and the Company shall give prompt notice to Parent, of (a) the occurrence of any event which would or would be reasonably expected to (i) prevent or materially delay the consummation of the Merger or the other Transactions or (ii) result in the failure of any condition to the Merger set forth in Article VIII to be satisfied, (b) the receipt by such party of any written notice or other written communication from any Person alleging that the consent of such Person is or may be required in connection with the Transactions, (c) the receipt by such party of any written inquiry or investigation from any Governmental Entity that would reasonably be expected to have an adverse impact on the Company’s ability to consummate the Transactions in any material respect, or (d) to Parent’s Knowledge or Company’s Knowledge, as applicable, a Claim that arises against or affecting such party (i) that, if it were pending on the date of the Agreement, would have been required to be disclosed pursuant to this Agreement, or (ii) that would reasonably be expected to have an adverse impact on the Company’s or Parent’s ability to consummate the Transactions in any material respect. Notwithstanding the above, the delivery of, or failure to deliver, any notice pursuant to this Section 7.6 will not expand, limit or otherwise affect the remedies available hereunder to the party receiving such notice or the conditions to such party’s obligation to consummate the Transactions.

7.7 Employee Matters.

(a) For a period of one (1) year following the Closing, Parent and EHSI shall cause the Company to either (i) provide each employee of the Company and the Company Subsidiaries who is employed immediately prior to the Closing (each a “Covered Employee”) who remains employed during such period by Parent, the Company or any of their respective Subsidiaries with compensation and benefits (excluding equity based compensation) which have a value substantially comparable in the aggregate to the compensation and benefits provided to such Covered Employee by the Company and the Company’s Subsidiaries as of immediately prior to the Closing or (ii) provide or cause the Company (or, in such case, its successors or assigns) to provide each Covered Employee who remains employed during such period by Parent, the Company or any of their respective Subsidiaries with compensation and benefits (excluding equity based compensation) which have a value substantially comparable in the aggregate to those provided to a similarly situated employee of Parent and its Subsidiaries, provided, that in the case of either (i) or (ii), the annual salary or base pay, as applicable, of each Covered Employee as in effect immediately prior to the Closing shall not be reduced during such period. In addition, for a period of one (1) year following the Closing, Parent and EHSI shall or shall cause the Company to provide Covered Employees whose employment is terminated by Parent or the Company with severance benefits in accordance with such employee’s individual employment agreement or, in the absence of any such agreement, in accordance with the severance policy of the Company or the Company’s Subsidiaries, as applicable, in effect immediately prior to Closing. Notwithstanding anything in this Agreement to the contrary, commencing at the Closing, the terms and conditions of employment for any individual who is employed by the Company or any Subsidiary of the Company and whose employment is subject to a Collective Bargaining Agreement shall be governed by such Collective Bargaining Agreement until its expiration, modification or termination in accordance with its terms and applicable Laws.

(b) Prior to the Closing Date, the Company shall take all necessary actions to cause the Company’s Retirement Savings Plan (the “Company 401(k) Plan”) to terminate as of immediately prior to the Closing, unless the Company receives notification by Parent no later than three days prior to the Closing Date that the Company 401(k) Plan shall not so terminate. All resolutions, notices or other documents to be issued, adopted or executed in connection with such termination shall be provided to Parent in advance. As of the Closing Date, Parent and EHSI shall have in place a tax qualified defined contribution retirement plan in which Covered Employees who were eligible to participate in the Company 401(k) Plan immediately prior to the Closing Date are eligible to participate (the “Parent 401(k) Plan”). The Parent 401(k) Plan shall permit each such Covered Employee with an account balance in the Company 401(k) Plan to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code) to the Parent 401(k) Plan, in the form of cash or loan promissory notes as applicable, in an amount equal to all or any portion of the account balance distributed to such Covered Employee from the Company 401(k) Plan.

(c) With respect to any employee benefits that are provided to Covered Employees from and after the Closing under employee benefits plans of Parent or its subsidiaries (“Parent Plans”), service accrued by Covered Employees during employment with the Company or any of its Subsidiaries or their predecessors prior to the Closing shall be recognized for all purposes to the same extent as such service was taken into account under the corresponding Company Employee Plan. With respect to any medical, dental or other welfare benefits that are provided under Parent Plans to Covered

Employees, Parent and EHSI shall cause to be waived any applicable pre-existing condition exclusions and actively-at-work requirements or other similar limitations, eligibility waiting periods and evidence of insurability requirements to the extent waived or satisfied by a Covered Employee under any Company Employee Plan as of the Closing Date, and for the plan year in which the Closing Date occurs, any expenses incurred during the portion of the plan year in which such Covered Employee participated in a Company Employee Plan shall be taken into account under such Parent Plan for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions. Parent shall have no obligation and the Company shall take no action that would have the effect of requiring Parent or the Company to continue any specific plans (except with respect to existing employment agreements) or to continue the employment of any specific Person. No provision of this Agreement shall be treated as an amendment to any particular employee benefit plan of Parent, the Company or any of their respective Subsidiaries.

7.8 280G Matters. Following the date of this Agreement, the Company shall provide Parent with a copy of Section 280G calculations for its disqualified individuals (within the meaning of Section 280G of the Code). If any Person would be subject to any excise tax imposed under Section 4999 of the Code, then the Company shall provide such Person(s) with the opportunity to subject any payments that could constitute a “parachute payment” pursuant to Section 280G of the Code to a stockholder vote in a manner intended to comply with the stockholder vote requirements under Section 280G of the Code and the applicable regulations and, if such Person agrees to subject such payments to such a stockholder vote, the Company shall submit such payment to a stockholder vote in a manner that satisfies Section 280G of the Code and the applicable regulations. Prior to providing the Company’s stockholders with any materials necessary to comply with such stockholder vote, the Company shall provide a copy of such materials to Parent in sufficient time to allow Parent to comment thereon and shall consider any such comments in good faith; provided, however, that Parent shall have a right to consent (such consent not to be unreasonably withheld) to any description of compensation arrangements, other than with respect to any Company Employee Plan, that continue after the Closing Date.

7.9 Financing.

(a) Each of Parent, Irish Holdco and EHSI shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange the Debt Financing on the terms and conditions described in the Debt Commitment Letters, no later than the Closing Date, including using its reasonable best efforts to (i) maintain in full force and effect the Debt Commitment Letters, (ii) satisfy on a timely basis all conditions applicable to Parent and its Subsidiaries in the Debt Commitment Letters that are within their control, (iii) comply with all covenants and agreements of Parent and its Subsidiaries set forth in the Debt Commitment Letters to the extent a breach thereof would result in a failure of a condition precedent to the Debt Financing or otherwise make the funding of the Debt Financing less likely to occur; (iv) enter into definitive agreements with respect to the Debt Financing on the terms and conditions contemplated by the Debt Commitment Letters (including the exercise of any “market flex” provisions in any related fee letter) or on such other terms that would not be prohibited by clauses (i) – (iii) of Section 7.9(d); and (v) consummate the Debt Financing at or prior to the Closing. In the event any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt

Commitment Letters for any reason, Parent, Irish Holdco or EHSI shall provide written notice thereof to the Company as soon as reasonably practicable and shall use its reasonable best efforts to obtain alternative financing from alternative sources, as promptly as practicable following the occurrence of such event; provided, however, that such obligation shall be limited to obtaining alternative financing on comparable or more favorable terms, in the aggregate, to Parent and Irish Holdco than as contemplated by the Debt Commitment Letters (as determined in the reasonable good-faith judgment of Parent and taking into account the “market flex” provisions thereof). Each of Parent, Irish Holdco and EHSI shall use its reasonable best efforts to cause the lenders and any other Persons providing Debt Financing to fund on the Closing Date the Debt Financing required to consummate the Transactions if all conditions to Closing contained in Section 8.1 and Section 8.2 are satisfied or waived (by the applicable party that is the beneficiary of such condition), other than those conditions that by their nature are to be satisfied at the Closing (but subject to the fulfillment or waiver of such condition by the applicable party that is the beneficiary of such condition). Parent and EHSI shall keep the Company informed upon reasonable request, in reasonable detail with respect to all material activity concerning the Debt Financing (including the status thereof). Without limiting the foregoing, Parent and EHSI agree to notify the Company promptly, and in any event within two (2) Business Days as the same comes to the knowledge of Parent, if at any time prior to the Closing Date (i) the Debt Commitment Letters or any of the commitments with respect to the Debt Financing thereunder or any definitive financing agreement, as applicable, shall expire or be terminated for any reason (or if any Person attempts or purports in writing to terminate the Debt Commitment Letters, whether or not such attempted or purported termination is valid), (ii) for any reason, all or a portion of the Debt Financing becomes unavailable, (iii) any Financing Source or any other Person that is a party to the Debt Commitment Letters materially breaches, defaults, terminates or repudiates any provisions thereunder or threatens in writing to do any of the foregoing or (iv) a material dispute or disagreement arises between or among any parties to the Debt Commitment Letters regarding satisfaction of a condition precedent to the availability of the Debt Financing on the Closing Date.

(b) The Company shall use reasonable best efforts to provide to Parent and Irish Holdco, and shall use reasonable best efforts to cause its Subsidiaries and their respective Representatives to provide to Parent and Irish Holdco prior to the Closing, such cooperation that may be reasonably requested by Parent or Irish Holdco and that is reasonably necessary or customary, proper or advisable in connection with the arrangement of the Debt Financing or any capital markets debt financing undertaken in replacement of all or any portion of the Debt Financing (the “Bond Financing”, and together with the Debt Financing, the “Financing”), including using reasonable best efforts with respect to: (i) participation in, and assistance with, the marketing efforts related to the Financing, including causing its management team and other representatives to assist in preparation for and to participate in a reasonable number of meetings, presentations, roadshows, due diligence sessions, drafting sessions and sessions with rating agencies, in each case, upon reasonable notice and at mutually agreeable dates and times; (ii) at least three Business Days prior to the Closing Date, delivery to Parent and the Financing Sources of documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act, to the extent requested by Parent at least 10 days prior to the Closing Date; (iii) furnishing Parent and the Financing Sources with financial and other pertinent financial information regarding the Company and its Subsidiaries as may be reasonably requested by Parent or Irish Holdco to Consummate the Financing, including the Required Financial Information; (iv) cause its independent auditors to cooperate with the Financing consistent with their customary practice, including by participating in a reasonable number of drafting sessions, providing customary “comfort letters” (including customary negative assurances) and customary assistance with the due diligence activities of Parent, Irish Holdco and the Financing Sources (including by participating in a reasonable number of accounting due diligence sessions), and request their customary consents to the inclusion of audit reports in any relevant marketing materials; (v) assisting Parent, Irish Holdco and the Financing Sources in the preparation of (A) offering documents, prospectuses, registration statements, syndication documents and materials, including bank information memoranda (confidential and public), private placement memoranda, offering memoranda, lender and investor presentations, prospectuses and similar documents for the Financing and (B) materials for rating agency presentations, and similar documents in connection with the Financing, and in each case, providing reasonable and customary authorization letters to the Financing Sources authorizing the distribution of information to prospective lenders and other financing sources and containing customary information; (vi) executing and delivering customary definitive financing documents including any pledge and security documents, guarantee and collateral documents and any other definitive financing documents as may be reasonably requested by Parent or Irish Holdco, including certificates, and other documents, to the extent reasonably requested by Parent or Irish Holdco; (vii) providing customary projected financial information relating only to the Company and its Subsidiaries as reasonably requested by Parent or Irish Holdco to permit Parent or Irish Holdco to prepare customary projected financial information relating to Parent or Irish Holdco (to be prepared on pro forma basis assuming the consummation of the Transactions) which are customarily required by Financing Sources for the syndication of credit facilities similar to those described in the Debt Commitment Letters; and (viii) executing and delivering any customary certificates or documents and facilitating the delivery of customary legal opinions as may be reasonably requested by Parent or Irish Holdco and otherwise reasonably facilitating the pay-off of existing indebtedness, including the redemption and satisfaction and discharge at the Closing of the Senior Notes; provided, however, that (A) no agreement executed by the Company shall be effective until the consummation of the Transactions and none of the Company or any of its Subsidiaries shall be required to take any action under any such agreement that is not contingent upon the Closing or that would be effective prior to the consummation of the Transactions (provided that the Company will execute customary authorization letters required by the Financing Sources in connection with the Debt Financing) and (B) the foregoing provisions shall not require cooperation to the extent it would (i) interfere unreasonably with the business or operations of the Company or its Subsidiaries, (ii) result in the Company or its Subsidiaries paying any commitment or other fee prior to the consummation of the Transactions, (iii) cause the Company or its Subsidiaries to incur liability in connection with the Financing prior to the consummation of the Transactions, (iv) cause any director, officer or employee of the Company or its Subsidiaries to incur any personal liability (including that none of the boards of directors (or equivalent bodies) of the Company and its Subsidiaries shall be required to enter into any resolutions or take similar action approving the Financing until the Closing has occurred), (v) result in the material contravention of, or that could reasonably be expected to result in a material violation or breach of, or a default under, any Laws or under any Company Material Contract to which the Company or any Subsidiary of the Company is a party in effect on the date hereof, (vi)

require the Company to provide access to or disclose information that the Company determines would jeopardize any attorney-client privilege of the Company or any of its Subsidiaries or would otherwise be restricted from disclosure in accordance with Section 7.2, (vii) require the Company to prepare separate unconsolidated financial statements for any Subsidiary of the Company, (viii) require the Company to provide pro forma financial statements or pro forma adjustments reflecting the Financing or any description of all or any component of the Financing (it being understood that the Company shall use reasonable best efforts to assist in preparation of pro forma financial adjustments to the extent otherwise relating to the Company and required by the Required Financial Information) or (ix) require the Company or its Subsidiaries to provide pro forma financial statements or pro forma adjustments reflecting transactions contemplated or required hereunder, including under Section 7.3 or any description thereof.

(c) The Company hereby consents to the use of all of its and its Subsidiaries’ logos in connection with the Financing; provided, however, that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries. Notwithstanding any other provision set forth herein or in any other agreement between the Company and Parent (or its Affiliates), the Company agrees that Parent and its Affiliates may share customary projections with respect to the Company and its business with the Financing Sources identified in the Debt Commitment Letters, and that Parent and its Affiliates and such Financing Sources may share such information with potential Financing Sources in connection with any marketing efforts in connection with the Financing; provided, however, that the recipients of such information and any other information contemplated to be provided by the Company or any of its Subsidiaries pursuant to Section 7.9(b), agree to customary confidentiality arrangements, including “click through” confidentiality agreements and confidentially provisions contained in customary bank books and offering memoranda. Parent and EHSI shall, (1) promptly upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by the Company or any of its Subsidiaries in connection with providing the assistance contemplated by this Section 7.9 and (2) indemnify and hold harmless the Company and its Subsidiaries and its and their respective directors, officers, personnel and advisors from and against any and all liabilities, losses, damages, claims, costs, expenses (including attorneys’ fees), interest, awards, judgments and penalties suffered or incurred in connection with the Financing or any assistance or activities in connection therewith (other than (x) arising from fraud, intentional misrepresentation, willful misconduct, bad faith or gross negligence of the Company, its Subsidiaries or their respective Representatives or (z) written historical information provided in writing by the Company specifically for use in connection with the Financing).

(d) Notwithstanding anything in this Agreement to the contrary, Parent and Irish Holdco shall have the right from time to time to amend, replace, supplement or otherwise modify, or waive any of its rights under, the Debt Commitment Letters or any definitive agreements with respect to the Debt Financing, and/or substitute other debt or equity financing for all or any portion of the Debt Financing from the same and/or alternative financing sources; provided, however, that any such amendment, replacement, supplement or other modification to or waiver of any provision of the Debt Commitment Letters or the definitive agreements with respect to the Debt Financing shall not (i) reduce the aggregate amount of the Debt Financing (such that the aggregate funds that would be available to Parent on the Closing

Date would not be sufficient to provide the funds required to be funded on the Closing Date to consummate the Merger), (ii) add or expand the conditions precedent or contingencies to the funding on the Closing Date of the Debt Financing as set forth in the Debt Commitment Letters or (iii) otherwise expand, amend, modify or waive any provision of the Debt Commitment Letters in a manner that in any such case would reasonably be expected to (x) delay or make less likely the funding of the Debt Financing (or satisfaction of the conditions precedent to the funding of the Debt Financing) on the Closing Date or otherwise prevent, delay or impair the Transactions contemplated by this Agreement in any material respect or (y) adversely affect the ability of the Buyer Parties to timely consummate the Merger and the other transactions contemplated hereby or enforce Irish Holdco’s rights against the other parties to the Debt Commitment Letters; provided, however, that Parent and Irish Holdco may replace or amend the Debt Commitment Letters to add lenders, lead arrangers, bookrunners, syndication agents or similar entities who had not executed the Debt Commitment Letters as of the date hereof. For the avoidance of doubt, the effectiveness of the Required Amendments (as defined in Exhibit A to the Commitment Letter), to the extent they reduce any portion of the Debt Financing as a result thereof, shall also be subject to the foregoing conditions in clauses (ii) and (iii). In such event, the term “Debt Commitment Letters” as used herein shall be deemed to include the new commitment letters entered into in accordance with this Section 7.9(d) or Section 7.9(a), as applicable, and the terms “Financing,” and “Debt Financing,” as used herein shall be deemed to include any substitute debt or equity financing obtained in accordance with this Section 7.9(d) or Section 7.9(a), as applicable; provided, however, that in the event any portion of the Financing or Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Commitment Letters delivered on the date hereof, the second sentence of Section 7.9(a), and not this Section 7.9(d) shall govern with respect to the terms of any replacement financing to be obtained after any portion of the Debt Financing becomes unavailable as described therein.

(e) Prior to or at the Closing, the Company shall deliver an executed payoff letter (the “Debt Payoff Letter”) in form and substance reasonably satisfactory to Parent for the Par Credit Agreement (a draft of which shall be provided to Parent no less than 1 business day prior to the anticipated Closing Date). The Debt Payoff Letter shall (A) confirm the full outstanding amount then outstanding, along with accrued interest thereon and all fees and other obligations of the Company accrued under the Par Credit Agreement, (B) contain payment instructions and (C) evidence the satisfaction, release and discharge of the debt and liabilities under the Par Credit Agreement and the agreement by such lenders to release all Liens upon the payment of such amount in accordance with the payment instructions. Prior to or at the Closing, the Company shall have obtained documents, including an authorization to file UCC termination statements upon such payment, executed terminations and releases of outstanding mortgages, as are reasonably necessary to release such Liens. The Company shall, and shall cause its Subsidiaries to, cooperate with Parent, upon Parent’s reasonable request, so that the Senior Notes may be called for redemption and satisfied and discharged at the Closing (including with cash necessary to redeem such notes (using a premium calculated as of the date of the notice of redemption) deposited with the trustee of such notes).

(f) In no event shall the receipt or availability of any funds or financing by or to Parent or any of its Affiliates or any other financing transaction (including, for the avoidance of doubt, the Debt Financing or the issuance of a Bond Financing) be a condition to any of the obligations of Parent, Buyer, EHSI, Irish Holdco or Merger Sub hereunder.

7.10 Resignations. On the Closing Date, the Company shall use commercially reasonable efforts to cause to be delivered to Parent duly signed resignations (including releases), effective as of the Closing, of the members of the boards of managers, boards of directors and officers (but not employment), as applicable, of the Company and its Subsidiaries, other than those Persons who Buyer specifies to the Company at least five (5) Business Days prior to the Closing Date.

7.11 Additional Financial Statements. For each month ending on or after June 30, 2015 prior to the Closing Date, the Company shall use commercially reasonable efforts to cause to be delivered to Parent, within ten (10) days after delivery to the majority stockholders of the Company, copies of all monthly management reports and financial statements provided to the majority stockholders of the Company in the ordinary course of business.

7.12 Termination of Certain Agreements. All agreements between any Seller or any Affiliate of any Seller (other than the Company and its Subsidiaries), on the one hand, and the Company or any of its Subsidiaries, on the other hand, listed on Section 7.12 of the Company Disclosure Schedule shall be terminated as of the Closing Date, and all obligations and liabilities thereunder shall be satisfied prior to the Closing with the Company and its Subsidiaries not being subject to any post-Closing liability or obligation of any nature with respect thereto (except the indemnity contained in the Management Services Agreement shall survive in accordance with its terms).

7.13 Treatment of Senior Notes.

(a) Subject to Sections 7.13(b) and 7.13(d), the Company shall, and shall cause its Subsidiaries to, to the extent permitted by the Senior Notes Indenture, (i) at Parent’s request, issue a notice of optional redemption (the “Redemption Notice”) for all of the outstanding principal amount of the Senior Notes pursuant to the requisite provisions of the Senior Notes Indenture and (ii) take actions reasonably requested by Parent that are reasonably necessary for the satisfaction and discharge of the Senior Notes pursuant to the applicable provisions of the Senior Notes Indenture, and shall, at Parent’s request, call for redemption and satisfy and discharge such Senior Notes at the Closing (including causing cash necessary to redeem the Senior Notes (using a premium calculated as of the date of the Redemption Notice) to be deposited with the trustee under the Senior Notes) in accordance with the terms of the Senior Notes Indenture (the “Debt Redemption”); provided, however, that to the extent that the redemption can be conditioned on the occurrence of the Closing, it will be so conditioned, and, on the earlier of (i) the redemption date and (ii) the date of satisfaction and discharge, the Buyer Parties shall deposit with the trustee under the Senior Notes Indenture cash or cash equivalents sufficient to effect such redemption and satisfaction and discharge (and in the event of any loss with respect to the funds deposited with the trustee, the Buyer Parties shall deposit additional funds sufficient to satisfy such redemption and satisfaction and discharge). The parties hereto shall, and shall cause their respective Subsidiaries to, and shall use their respective commercially reasonable efforts to cause their respective representatives to, provide cooperation reasonably requested by the other in connection with the Debt Redemption.

(b) The Buyer Parties shall prepare all necessary and appropriate documentation in connection with any Debt Redemption, including the Redemption Notice. The parties hereto shall, and shall cause their respective Subsidiaries to, reasonably cooperate with each other in the preparation of any Redemption Notice. All mailings to the holders of the Senior Notes in connection with any Debt Redemption shall be subject to the prior review of, and comment by, the Company and its legal counsel, and shall be reasonably acceptable to them.

(c) During the period prior to Closing, the Company shall, and shall cause each of its Subsidiaries to, use its reasonable best efforts to take, at the Buyer Parties’ expense, all actions required to complete the restructuring steps set forth on Section 7.13 of the Parent Disclosure Schedule; provided, that the actions to be taken pursuant to this Section 7.13(c) shall be conditioned upon the Closing (the “Restructuring”).

(d) The Buyer Parties shall reimburse the Company and its Subsidiaries for all of their reasonable costs and expenses incurred in connection with any Debt Redemption promptly following the incurrence thereof. The Buyer Parties shall indemnify, defend and hold harmless the Company, its Subsidiaries and each of their respective Affiliates, from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties (excluding, to the extent previously reimbursed, the costs and expenses referred to in the immediately preceding sentence) suffered or incurred by any such Person, or to which any such Person may become subject, that arise out of the Debt Redemption or the Restructuring, or any actions taken or not taken by the Company, or taken at the request of Parent, pursuant to Sections 7.13(a), 7.13(b) and 7.13(c) or the transactions contemplated thereby. Nothing in Sections 7.13(a) and 7.13(b) shall require the Company to take, or cause any other Person to take, any action that is not permitted by the Senior Notes Indenture or applicable Law.

7.14 Stockholder Consent. The Company shall use its reasonable best efforts to cause an executed irrevocable written consent of the stockholders of the Company, in the form attached hereto as Exhibit D, that constitutes the Stockholder Consent to be delivered to Parent promptly following execution of this Agreement.

7.15 Section 16 Matters. Prior to the Effective Time, Parent shall take all such steps as may be reasonably necessary to cause any acquisitions of Parent Common Stock (including derivative securities with respect to Parent Common Stock) resulting from the transactions contemplated by this Agreement by each Person who will become subject to the reporting requirements with respect to Parent, to be exempt under Rule 16b(3) promulgated under the Exchange Act.

7.16 Listing. Parent shall prepare and submit to NASDAQ a listing application covering the shares of Parent Shares to be issued in the Merger prior to the Effective Time and shall use its reasonable best efforts to cause such Parent Shares to be authorized for listing on NASDAQ, subject to official notice of issuance, prior to the Closing Date.

7.17 DTC Cooperation. Parent will cooperate with the Sellers, and use commercially reasonable efforts to take such steps as are requested by the Sellers, to have the Parent Shares issued in connection with the Merger held through the Depository Trust Company (“DTC”) in electronic book entry form and be eligible for DTC’s Deposit and Withdrawal Custodian Service, in each case as promptly as practicable following the Closing.

ARTICLE VIII

CONDITIONS TO THE MERGER

8.1 Conditions to Each Party’s Obligation To Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) HSR Act. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

(b) No Injunctions. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Order (preliminary or permanent) or Law which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Transactions.

(c) Stockholder Consent. The Stockholder Consent, in the form attached hereto as Exhibit D, shall have been obtained.

8.2 Additional Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following additional conditions, either of which may be waived, in writing, exclusively by Parent:

(a) Representations and Warranties. (i) The representations and warranties of the Company set forth in the first sentence of Section 4.1(a) and the second sentence of Section 4.6(a) shall be true and correct in all respects, (ii) the representations and warranties of the Company set forth in Section 4.2(a) shall be true and correct in all but de minimis respects, (iii) the representations and warranties of the Company set forth in Section 4.4(a) shall be true and correct in all material respects, and (iv) all other the representations and warranties of the Company set forth in this Agreement shall be true and correct (without giving effect to any limitations as to “material”, “materiality”, “material respects” or “Company Material Adverse Effect” contained therein) except, in the case of this clause (iv), where the failure of any such representations and warranties to be so true and correct would not, individually or in the aggregate, have a Company Material Adverse Effect, in the case of each of clauses (i), (ii) (iii) and (iv) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be so true and correct as of such date); and Parent shall have received a certificate signed by the Company to such effect.

(b) Performance of Obligations of the Company. The Company shall have performed, in all material respects, all obligations required to be performed by the Company under this Agreement on or prior to the Closing Date; and Parent shall have received a certificate signed by an executive officer of the Company to such effect.

(c) No Company Material Adverse Effect. There shall not exist a Company Material Adverse Effect.

8.3 Additional Conditions to Obligations of the Company. The obligation of the Company to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following additional conditions, either of which may be waived, in writing, exclusively by the Company:

(a) Representations and Warranties. (i) The representations and warranties of Parent set forth in Section 5.2(a) shall be true and correct in all respects, (ii) the representations and warranties set forth in Section 5.3 shall be true and correct in all but de minimis respects and (iii) all other representations and warranties of Parent set forth in this Agreement shall be true and correct (without giving effect to any limitations as to “material”, “materiality”, “material respects” or “Parent Material Adverse Effect” contained therein) except, in the case of this clause (iii), where the failure of any such representations and warranties to be so true and correct would not, individually or in the aggregate, have, a Parent Material Adverse Effect, in the case of each of clauses (i), (ii) and (iii) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be so true and correct as of such date,); and the Company shall have received a certificate signed on behalf of Parent by an authorized officer of Parent to such effect.

(b) Performance of Obligations of Parent. Parent shall have performed, in all material respects, all obligations required to be performed by it under this Agreement on or prior to the Closing Date; and the Company shall have received a certificate signed on behalf of Parent by an authorized officer of Parent to such effect.

(c) No Parent Material Adverse Effect. There shall not exist a Parent Material Adverse Effect.

ARTICLE IX

TERMINATION; SURVIVAL

9.1 Termination. This Agreement may be terminated at any time prior to the Closing (with respect to Sections 9.1(b) through 9.1(h), by written notice by the terminating party to the other party):

(a) by mutual written consent of Parent and the Company; or

(b) by either Parent, or the Company, in writing if the Merger shall not have been consummated by November 18, 2015 (the “Final Date”) provided that, if on the Final Date (A) the condition to Closing set forth in Section 8.1(a) shall not have been satisfied but all other conditions to Closing set forth in Article VIII shall have been satisfied or waived (other than those conditions that by their nature can only be satisfied at the Closing, provided that such conditions are reasonably capable of being satisfied), then the Final Date shall be extended, if Parent or the Company notifies the other party in writing prior to the Final Date, to February 12, 2016 or (B) if the Marketing Period has not ended prior to the Final Date, then the Final Date shall be extended, if the Company notifies Parent in writing prior to the Final Date, to February 12, 2016; provided, that the right to terminate this Agreement pursuant to this Section 9.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the primary cause of, or resulted in such failure to consummate the Closing by such date; or

(c) by either Parent, or the Company, if a Governmental Entity of competent jurisdiction shall have issued a final, nonappealable Order or Law or taken any other final, nonappealable action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger; provided, that the right to terminate this Agreement pursuant to this Section 9.1(c) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the primary cause of, or resulted in such Order, action or restraint; or

(d) by Parent, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, which breach or failure to perform (i) would cause the conditions set forth in Section 8.1 or Section 8.2 not to be satisfied and (ii) is incapable of being cured prior to the Closing Date by the Company or shall not have been cured within thirty (30) days following receipt by the Company of written notice of such breach or failure to perform from Parent; provided, that Parent shall not have the right to terminate this Agreement pursuant to this Section 9.1(d) if it or Merger Sub is then in breach of any of their respective covenants set forth in this Agreement that would result in the closing conditions set forth in Section 8.1 or Section 8.3 (other than those conditions which by their terms are to be satisfied at the Closing, each of which is capable of being satisfied at the Closing) not being satisfied; or

(e) by the Company, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement, which breach or failure to perform (i) would cause the conditions set forth in Section 8.1 or Section 8.3 not to be satisfied and (ii) is incapable of being cured prior to the Closing Date by Parent or shall not have been cured within thirty (30) days following receipt by Parent of written notice of such breach or failure to perform from the Company; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 9.1(e) if it is then in breach of any of its covenants set forth in this Agreement that would result in the closing conditions set forth in Section 8.1 or Section 8.2 (other than those conditions which by their terms are to be satisfied at the Closing, each of which is capable of being satisfied at the Closing) not being satisfied; or

(f) by the Company, if (i) all of the conditions set forth in Section 8.1 and Section 8.2 have been satisfied (other than those conditions that by their terms are to be satisfied by actions taken at the Closing, each of which is capable of being satisfied at the Closing), (ii) Parent shall have failed to consummate the Merger by the time set forth in Section 2.2 (including the proviso thereto), and (iii) at the time of such termination, the Company stood ready and willing to consummate the Merger;

(g) by the Company, if (i) all of the conditions set forth in Section 8.1 and Section 8.2 have been satisfied (other than those conditions that by their terms are to be satisfied by actions taken at the Closing, each of which is capable of being satisfied at the Closing), (ii) Parent shall have failed to consummate the Merger by the date that is two Business Days prior to the Final Date, and (iii) at the time of such termination, the Company stood ready and willing to consummate the Merger (regardless of whether a Marketing Period has been initiated or concluded); or

(h) by Parent, if the executed irrevocable written consent of the stockholders of the Company, in the form attached hereto as Exhibit D, that constitutes the Stockholder Consent is not delivered to Parent promptly following the execution of this Agreement.

9.2 Effect of Termination.

(a) In the event of the termination of this Agreement as provided in Section 9.1, this Agreement shall immediately become void and there shall be no liability or obligation on the part of Parent, the Company or their respective officers, directors, stockholders or Affiliates; provided, however, that (a) any such termination shall not relieve any party from liability for Fraud, for obligations described under Section 9.2(b) or Section 9.2(c) or otherwise for damages for any Intentional Breach of this Agreement, and (b) the provisions of Sections 6.2 (Confidentiality) and 9.3 (Fees and Expenses), this Section 9.2 (Effect of Termination) and Article X (Miscellaneous) of this Agreement and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement. For the avoidance of doubt, damages for Intentional Breach of this Agreement (i) by any party shall include any and all money damages and (ii) by Buyer, Irish Holdco, EHSI, Merger Sub or Parent shall include, in addition, the benefit of the bargain lost by holders of Company Stock, Options or RSUs (taking into consideration all relevant matters, including the expected premium, other combination opportunities, other strategic alternatives and the time value of money), and the Company may, on behalf of such holders, accept damages for any such Intentional Breach. The Buyer Parties shall be deemed to be in Intentional Breach of this Agreement if the Buyer Parties fail to consummate the Merger by the time required in Section 2.2 (including the proviso thereto) if all conditions set forth in Sections 8.1 and 8.2 have been satisfied (other than those conditions that by their terms are to be satisfied by actions taken at the Closing, each of which is capable of being satisfied at the Closing) and the Company stood ready and willing to consummate the Merger at such time. The Company shall be deemed to be in Intentional Breach of this Agreement if a duly executed irrevocable consent of the stockholders of the Company, in the form attached hereto as Exhibit D, that constitutes the Stockholder Consent shall not have been delivered to Parent within 24 hours following the execution of this Agreement.

(b) Notwithstanding the foregoing, if this Agreement is terminated by (i) either Parent or the Company pursuant to Section 9.1(c), (ii) the Company pursuant to Section 9.1(f) or Section 9.1(g) or (iii) either Parent or the Company pursuant to Section 9.1(b) and, in the case of this subclause (iii), at or prior to the time of such termination all of the conditions to the obligations of Parent to consummate the Closing set forth in Section 8.1(c) and Section 8.2 shall have been satisfied or waived (other than those other conditions that, by their nature, cannot be satisfied until the Closing, but which conditions would be capable of satisfaction if the Closing were to occur on the date of termination), then Parent or EHSI shall pay to the Company a fee of Seven Hundred Fifty Million Dollars ($750,000,000) (the “Reverse Termination Fee”) (which fee shall be payable within two (2) Business Days after written notice of such termination, by wire transfer of immediately available funds to an account designated in writing by the Company).

(c) Notwithstanding anything in this Agreement to the contrary (but subject to and without limitation of Section 10.12 and the proviso to this sentence), the Company agrees that in the event that this Agreement is terminated in accordance with Section 9.1 and the Reverse Termination Fee is payable pursuant to Section 9.2(b) and the Reverse Termination Fee is paid to the Company pursuant to Section 9.2(b) and accepted by the Company, (i) the payment of such Reverse Termination Fee, together with any amounts payable pursuant to the last sentence of Section 7.9(c) and Section 9.2(d), shall be the sole and exclusive remedy of the Company Related Parties against the Parent Related Parties and (ii) in no event will the Company Related Parties be entitled to recover any other money damages or any other remedy based on a claim in law or equity with respect to (A) the loss suffered as a result of any failure of the Merger to be consummated, (B) any breach of, or failure to perform, any representation, warranty, agreement or obligation under this Agreement, (C) the termination of this Agreement or (D) any other losses, damages, obligations or liabilities suffered as a result of or under this Agreement and the transactions contemplated by this Agreement; provided, however, that, notwithstanding the foregoing or any other provision of this Agreement to the contrary, irrespective of whether the Reverse Termination Fee is payable or has been paid, the Company and Sellers shall be entitled to pursue, and Parent, Buyer, Irish Holdco, EHSI and Merger Sub shall be responsible for any and all money damages (or, to the extent the Reverse Termination Fee is received by the Company, the excess, if any, of such money damages over such Reverse Termination Fee) arising out of, resulting from or relating to Parent’s, Buyer’s, Irish Holdco’s, EHSI’s or Merger Sub’s Intentional Breach of this Agreement, including Section 7.3 and, in any determination of such damages, the court shall be permitted to award the Company and the Sellers, if proven, their respective damages (including those damages set forth in the second sentence of Section 9.2(a)).

(d) Each of the Company, Parent, Buyer, Irish Holdco, EHSI and Merger Sub acknowledges that (i) the agreements contained in this Section 9.2 are an integral part of the transactions contemplated by this Agreement, (ii) the Reverse Termination Fee is not a penalty, but is liquidated damages in an amount that the Company is willing to accept notwithstanding the fact that actual damages suffered by Sellers and the Company may be in an amount higher than the Parent Termination Fee and (iii) without these agreements, the parties would not enter into this Agreement; accordingly, if Parent or EHSI fails to timely pay the Reverse Termination Fee when due pursuant to this Section 9.2, (1) Parent or EHSI shall pay to the Company interest on such amount at the prime rate as published in the Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received and (2) if in order to obtain such payment, the Company commences a Proceeding which results in a judgment of all or a portion of the Reverse Termination Fee, Parent or EHSI shall pay the Company’s costs and expenses (including attorney’s fees and expenses of enforcement) in connection with such Proceeding.

9.3 Fees and Expenses. Except as otherwise expressly set forth in this Agreement, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees and expenses, whether or not the Merger is consummated. Parent and EHSI, on the one hand, and the Company, on the other hand, shall share all fees and expenses relating to all filing fees pursuant to the HSR Act in equal proportion.

9.4 Survival. The parties, intending to modify any applicable statute of limitations, agree that (a)(i) the representations and warranties in this Agreement and in any certificate delivered pursuant hereto and (ii) the covenants in this Agreement only requiring performance prior to the Closing shall, in each case, terminate effective as of the Closing and shall not survive the Closing for any purpose, and thereafter there shall be no liability on the part of, nor shall any claim be made by, any party or any party’s Affiliates in respect thereof and (b) the covenants in this Agreement that contemplate performance after the Closing or expressly by their terms survive the Closing shall survive the Closing in accordance with their respective terms. The parties agree that neither the foregoing nor any other provision of this Agreement shall limit the liability of any party, any Parent Related Party or any Company Related Party in the case of Fraud relating to the subject matter of any of the representations and warranties in Article IV or Article V, as applicable.

ARTICLE X

MISCELLANEOUS

10.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered (i) four (4) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (ii) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service or (iii) on the date of confirmation of receipt (or, the first Business Day following such receipt if the date of such receipt is not a Business Day) of transmission by email, in each case to the intended recipient as set forth below:

(a)	if to any Buyer Party, to

Endo International plc

First Floor, Minerva House

Simmonscourt Road

Ballsbridge

Dublin 4, Ireland

and

Endo Health Solutions Inc.

1400 Atwater Drive

Malvern, Pennsylvania

Attn: Matthew J. Maletta,

          Executive Vice President, Chief Legal Officer

E-mail: maletta.matthew@endo.com

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, NY 10036-6522

Attn: Eileen T. Nugent

          C. Michael Chitwood

E-mail:enugent@skadden.com

          michael.chitwood@skadden.com

(b)	if to the Stakeholder Representative, to

Shareholder Representative Services LLC

1614 15th Street, Suite 200

Denver, Colorado 80202

Attention: Managing Director

E-mail: deals@srsacquiom.com

with a copy (which shall not constitute notice) to:

Ropes & Gray LLP

Prudential Tower

800 Boylston Street

Attn: William M. Shields

          C. Michael Roh

E-mail: william.shields@ropesgray.com

          michael.roh@ropesgray.com

(c)	if to the Company, to

Par Pharmaceutical Holdings, Inc.

One Ram Ridge Road

Chestnut Ridge, New York 10977

Attention: Chief Executive Officer

With a copy to:

Par Pharmaceutical Holdings, Inc.

One Ram Ridge Road

Chestnut Ridge, New York 10977

Attention: General Counsel

with a copy (which shall not constitute notice) to:

Ropes & Gray LLP

Prudential Tower

800 Boylston Street

Attn: William M. Shields

          C. Michael Roh

E-mail: william.shields@ropesgray.com

            michael.roh@ropesgray.com

Any party to this Agreement may give any notice or other communication hereunder using any other means (including personal delivery, messenger service, ordinary mail or electronic mail), but no such notice or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any party to this Agreement may change the address to which notices and other communications hereunder are to be delivered by giving the other parties to this Agreement notice in the manner herein set forth.

10.2 Entire Agreement. This Agreement (including the Company Disclosure Schedule, the Parent Disclosure Schedule and the other Schedules and Exhibits hereto and the documents and instruments referred to herein that are to be delivered at the Closing) and the Confidentiality Agreement constitute the entire agreement among the parties to this Agreement and supersede any prior understandings, agreements or representations by or among the parties hereto, or any of them, written or oral, with respect to the subject matter hereof.

10.3 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Notwithstanding anything herein to the contrary, Sections 9.2, 10.5, 10.6, 10.10, 10.13, 10.15 and this Section 10.3 may not be modified, waived or terminated in a manner that is adverse in any respect to a Financing Source without the prior written consent of such Financing Source.

10.4 Extension; Waiver. At any time prior to the Closing Date, the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. Such extension or waiver shall not be deemed to apply to any time for performance, inaccuracy in any representation or warranty, or noncompliance with any agreement or condition, as the case may be, other than that which is specified in the extension or waiver. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

10.5 No Third Party Beneficiaries. Except (i) as provided in Section 7.5 (with respect to which the Company Indemnitees shall be third party beneficiaries), (ii) for Sections 9.2, 10.3, 10.6, 10.10, 10.13, 10.15 and this Section 10.5 (in each case, which is intended to be enforceable by the Financing Sources and their Representatives) and (iii) for the Stakeholders who are express third-party beneficiaries of this Agreement, this Agreement is not intended, and shall not be deemed, to confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns, to create any agreement of employment with any person or to otherwise create any third party beneficiary hereto.

10.6 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of Law or otherwise by any of the parties hereto without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void, except that Parent, Merger Sub or Buyer may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to one (1) or more of its Subsidiaries, but no such assignment shall relieve Parent, Merger Sub or Buyer, as applicable, of its obligations hereunder; provided, however, that Parent, Merger Sub or Buyer shall not assign its rights or obligations under this Agreement to any Affiliates located in jurisdictions outside of the United States if any such assignment would increase the amount of withholding Taxes payable in connection with the Transactions. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.

10.7 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the term or provision in question in any other situation or in any other jurisdiction. If a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

10.8 Counterparts and Signature. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement may be executed and delivered by facsimile or .pdf transmission.

10.9 Interpretation. When reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or Section of this Agreement, unless otherwise indicated. The table of contents, table of defined terms and headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions hereof. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa. Any reference to any federal, state, local or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The word “Agreement” means this Agreement as amended or supplemented, together with all Exhibits and Schedules attached hereto or incorporated by reference, and the words “hereof,” “herein,” “hereto,” “hereunder” and other words of similar import shall refer to this Agreement as a whole and not to any specific provision of this Agreement. Any reference to “$,” “U.S. dollars” or “dollars” shall mean the legal tender of the United States of America. Any reference to any period of days shall be deemed to be to the relevant number of calendar days, unless otherwise specified. It is the intention of the parties that, to the extent possible, unless provisions are mutually exclusive and effect cannot be given to both or all such provisions, the representations, warranties, covenants and closing conditions in this Agreement shall be construed to be cumulative and that each representation, warranty, covenant and closing condition in this Agreement shall be given full separate and independent effect. Without limitation to the foregoing, except as otherwise expressly provided in this Agreement, nothing in any representation or warranty in this Agreement shall in any way limit or restrict the scope, applicability or meaning of any other representation or warranty made in this Agreement. Neither any failure nor any delay by any party in exercising any right, power or privilege under this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege.

10.10 Governing Law. This Agreement and any claim, controversy or dispute arising under or related to this Agreement, whether in law or in equity, whether in contract or in tort, by statute or otherwise, shall be governed and construed in accordance with the Laws of the State of Delaware without giving effect to the principles of conflicts of law thereof or of any other jurisdiction, except that, notwithstanding the foregoing, all matters relating to the interpretation, construction, validity and enforcement (whether at law, in equity, in contract, in tort, by statute or otherwise) against any of the Financing Sources in any way relating to the Debt Financing, shall be exclusively governed by, and construed in accordance with, the domestic Law of the State of New York without giving effect to any choice or conflict of law provision or rule whether of the State of New York or any other jurisdiction that would cause the application of Law of any jurisdiction other than the State of New York.

10.11 Stakeholder Representative.

(a) Each Stakeholder immediately prior to the Effective Time shall be deemed to have irrevocably constituted, appointed, authorized, directed and empowered, effective as of the Closing (and without regard to whether such Stakeholder has delivered a duly executed Letter of Transmittal), Shareholder Representative Services LLC as the “Stakeholder Representative”, to act as sole and exclusive agent, attorney-in-fact and representative of the Stakeholders, with full power of substitution, with respect to all matters under this Agreement and the agreements ancillary hereto, including giving and receiving notices hereunder, entering into any amendment or modification hereof, engaging special counsel, accountants or other advisors or incurring such other expenses on behalf of the Stakeholders, holding back from disbursement to any Stakeholder any such funds to the extent it reasonably determines may be necessary or required under the terms and conditions of this Agreement or applicable Law, negotiating, settling, compromising or otherwise resolving any dispute hereunder (including any disputes relating to the Adjustment Amount) or doing any and all things and taking any and all actions, in each case that the Stakeholder Representative, in its sole and absolute discretion, may consider necessary or proper or convenient in connection with or to carry out the transactions contemplated by this Agreement or any other documents or instruments entered into in connection herewith. The Stakeholder Representative may resign at any time, in which case the Stakeholders holding a majority of shares of Common Stock immediately prior to the Closing shall have the right to appoint a replacement Stakeholder Representative.

(b) Neither the Stakeholder Representative nor any of its officers, directors, managers, employees, agents or representatives shall incur any responsibility or liability whatsoever to any Stakeholder by reason of any error in judgment or other act or omission performed or omitted hereunder or in connection with this Agreement or any such other agreement, instrument or document, except to the extent any act or failure to act constitutes Fraud or willful misconduct. The Stakeholder Representative shall be entitled to rely on the advice of counsel, public accountants or other independent experts experienced in the matter at issue. The Stakeholder Representative shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement. The Stakeholders shall indemnify, defend and hold harmless the Stakeholder Representative from and against any and all losses, liabilities, damages, claims, penalties, fines, forfeitures, actions, fees, costs and expenses (including the fees and expenses of counsel and experts and their staffs and all expense of document location, duplication and shipment) (collectively, “Representative Losses”) arising out of or in connection with the Stakeholder Representative’s execution and performance of this Agreement and the agreements ancillary hereto, in each case as such Representative Loss is suffered or incurred; provided that, in the event that any such Representative Loss is finally adjudicated to have been directly caused by the Fraud or willful misconduct of the Stakeholder Representative, the Stakeholder Representative will reimburse the Stakeholders the amount of such indemnified Representative Loss to the extent attributable to such Fraud or willful misconduct. If not paid directly to the Stakeholder Representative by the Stakeholders, any such Representative Losses may be recovered by the Stakeholder Representative from (i) the funds in the Stakeholder Representative Expense Fund and (ii) the amounts in the Purchase Price Escrow Fund at such time as remaining amounts would otherwise be distributable to the Stakeholders; provided that, while this Section 10.11 allows the Stakeholder Representative to be paid from the Stakeholder Representative Expense Fund and the Purchase Price Escrow Fund, this does not relieve the Stakeholders from their obligation to promptly pay such Representative Losses as they are suffered or incurred, nor does it prevent the Stakeholder Representative from seeking any remedies available to it at law or otherwise. Notwithstanding anything to the contrary in this

Agreement, in no event will the Stakeholder Representative be required to advance its own funds on behalf of the Stakeholders or otherwise. The Stakeholder Representative may consult with counsel of its own choice and will have full and complete authorization and protection for any action taken and suffered by it in good faith and in accordance with the opinion of such counsel. The indemnity obligations of this Section 10.11 shall survive the Closing, the resignation or removal of the Stakeholder Representative or any termination of this Agreement pursuant to Section 9.1. For the avoidance of doubt, the last sentence of Section 10.16 is not intended to be applicable to the Stakeholder Representative’s rights under this paragraph. In no event shall Parent or any of its Subsidiaries be responsible for the payment of any Representative Loss.

(c) The Stakeholder Representative shall be entitled to pay and reimburse itself from the Stakeholder Representative Expense Fund for any third-party, out-of-pocket expenses, charges or liabilities that the Stakeholder Representative incurs, or may incur, in the exercise of it rights, or performance of its duties, under this Agreement.

(d) Each of Parent and Merger Sub shall have the right to rely upon all actions taken or omitted to be taken by the Stakeholder Representative hereunder or in connection with this Agreement. All decisions, actions, consents and instructions of the Stakeholder Representative authorized to be made, taken or given pursuant to this Section 10.11 shall be final and binding upon all the Stakeholders, and no Stakeholder shall have any right to object, dissent, protest or otherwise contest the same.

(e) At the Closing, pursuant to Section 2.3(a)(iv), Parent, EHSI and Merger Sub shall deliver to such account or accounts as the Stakeholder Representative shall specify the Stakeholder Representative Expense Fund, to be held to cover and reimburse the fees, expenses and other monetary obligations incurred by the Stakeholder Representative in connection with the carrying out by the Stakeholder Representative of its duties under this Section 10.11. The Stakeholder Representative Expense Fund will be used for the purposes of paying directly, or reimbursing the Stakeholder Representative for, any third party expenses pursuant to this Agreement and any agreements ancillary hereto. The Stakeholders will not receive any interest or earnings on the Stakeholder Representative Expense Fund and irrevocably transfer and assign to the Stakeholder Representative any ownership right that they may otherwise have had in any such interest or earnings. The Stakeholder Representative will not be liable for any loss of principal of the Stakeholder Representative Expense Fund other than as a result of its gross negligence or willful misconduct. The Stakeholder Representative will hold these funds separate from its corporate funds, will not use these funds for its operating expenses or any other corporate purposes and will not voluntarily make these funds available to its creditors in the event of bankruptcy. As soon as practicable following the completion of the Stakeholder Representative’s responsibilities, the Stakeholder Representative will deliver (or will cause to be delivered) the balance of the Stakeholder Representative Expense Fund to the Escrow Agent for further distribution to the Stakeholder Representative in accordance with Section 3.9. In the event that any amount is owed to the Stakeholder Representative, whether for fees, expense reimbursement or indemnification, that is in excess of the amounts remaining in the Stakeholder Representative Expense Fund, the Stakeholder Representative shall be entitled to be reimbursed by the Stakeholders on a pro rata basis, and the Stakeholders agree to so reimburse the Stakeholder Representative; provided, that for the avoidance of doubt, the aggregate of the applicable pro rata shares of all of the Stakeholders shall in all cases sum to 100%. Upon written notice from the Stakeholder Representative to the Stakeholders as to any such owed amount, including a reasonably detailed description as to such owed amount, each Stakeholder shall promptly deliver to the Stakeholder Representative full payment of his, her or its pro rata share of such owed amount. For tax purposes, the Stakeholder Representative Expense Fund will be treated as having been received and voluntarily set aside by the Stakeholders at the time of Closing.

10.12 Remedies.

(a) Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Subject to Section 10.12(b), it is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

(b) Notwithstanding anything to the contrary in this Agreement, the parties agree that neither Sellers nor the Company shall be entitled to specifically enforce the obligations of Parent, Buyer, EHSI, Irish Holdco or Merger Sub to consummate the Merger unless (i) all of the conditions set forth in Section 8.1 and Section 8.2 have been satisfied (other than those conditions that by their terms are to be satisfied by actions taken at the Closing, each of which is capable of being satisfied at the Closing) and (ii) any of the Buyer Parties shall have received the proceeds of the Financing, or any of the Buyer Parties shall have received confirmation from the Financing Sources that upon the simultaneous Closing of the Transactions such Financing Sources will fund the proceeds of the Financing, in an amount sufficient to consummate the Merger on the terms and conditions set forth in the Debt Commitment Letters. The parties agree that, while the Company is entitled to seek both specific performance (subject to the terms of this Section 10.12(b)) and the Reverse Termination Fee (subject to the terms of Section 9.2), in no event shall the Company be entitled to receive both such grant of specific performance and the Reverse Termination Fee.

10.13 Submission to Jurisdiction; Waiver of Jury Trial. IN ADDITION, EACH OF THE PARTIES HERETO (A) CONSENTS TO SUBMIT ITSELF, AND HEREBY SUBMITS ITSELF, TO THE PERSONAL JURISDICTION OF THE COURT OF CHANCERY OF THE STATE OF DELAWARE AND ANY FEDERAL COURT LOCATED IN THE STATE OF DELAWARE, OR, IF NEITHER OF SUCH COURTS HAS SUBJECT MATTER JURISDICTION, ANY STATE COURT OF THE STATE OF DELAWARE HAVING SUBJECT MATTER JURISDICTION, IN THE EVENT ANY CLAIM, CONTROVERSY OR DISPUTE (IN EACH CASE, WHETHER IN LAW OR IN EQUITY, WHETHER IN CONTRACT OR IN TORT, BY STATUTE OR OTHERWISE) ARISES OUT OF, OR IS RELATED TO, THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, (B) AGREES THAT IT WILL NOT ATTEMPT TO DENY OR DEFEAT SUCH PERSONAL JURISDICTION BY MOTION OR OTHER

REQUEST FOR LEAVE FROM ANY SUCH COURT, AND AGREES NOT TO PLEAD OR CLAIM ANY OBJECTION TO THE LAYING OF VENUE IN ANY SUCH COURT OR THAT ANY JUDICIAL PROCEEDING IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM, (C) AGREES THAT IT WILL NOT BRING ANY ACTION (WHETHER IN LAW OR IN EQUITY, WHETHER IN CONTRACT OR IN TORT, BY STATUTE OR OTHERWISE) RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT IN ANY COURT OTHER THAN THE COURT OF CHANCERY OF THE STATE OF DELAWARE AND ANY FEDERAL COURT LOCATED IN THE STATE OF DELAWARE, OR, IF NEITHER OF SUCH COURTS HAS SUBJECT MATTER JURISDICTION, ANY STATE COURT OF THE STATE OF DELAWARE HAVING SUBJECT MATTER JURISDICTION, AND (D) CONSENTS TO SERVICE OF PROCESS BEING MADE THROUGH THE NOTICE PROCEDURES SET FORTH IN SECTION 10.1. EACH OF THE PARTIES HERETO HEREBY KNOWINGLY, INTENTIONALLY AND VOLUNTARILY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (INCLUDING ANY LEGAL PROCEEDING AGAINST THE FINANCING SOURCES ARISING OUT OF OR RELATED TO THE TRANSACTIONS CONTEMPLATED HEREBY, THE FINANCING OR THE PERFORMANCE OF SERVICES WITH RESPECT THERETO). NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, EACH OF THE PARTIES AGREES THAT IT WILL NOT BRING OR SUPPORT ANY ACTION, CAUSE OF ACTION, CLAIM, CROSS-CLAIM OR THIRD-PARTY CLAIM OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR IN EQUITY, WHETHER IN CONTRACT OR IN TORT, BY STATUTE OR OTHERWISE, AGAINST THE FINANCING SOURCES OR ANY OF THEIR REPRESENTATIVES IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS, INCLUDING BUT NOT LIMITED TO ANY DISPUTE ARISING OUT OF OR RELATING IN ANY WAY TO THE DEBT COMMITMENT LETTERS OR THE PERFORMANCE THEREOF, IN ANY FORUM OTHER THAN ANY FEDERAL OR STATE COURT LOCATED IN THE BOROUGH OF MANHATTAN IN THE CITY OF NEW YORK. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, EACH PARTY HERETO AGREES THAT ANY JUDGMENT ISSUED BY THE COURT OF CHANCERY OF THE STATE OF DELAWARE, OR ANY FEDERAL OR STATE COURT LOCATED IN THE STATE OF DELAWARE, MAY BE RECOGNIZED, RECORDED, REGISTERED OR ENFORCED IN ANY JURISDICTION IN THE WORLD AND WAIVES ANY AND ALL OBJECTIONS OR DEFENSES TO THE RECOGNITION, RECORDING, REGISTRATION OR ENFORCEMENT OF SUCH JUDGMENT IN ANY SUCH JURISDICTION.

10.14 Disclosure Schedules. The Company Disclosure Schedule and the Parent Disclosure Schedule shall each be arranged in Sections corresponding to the numbered Sections contained in Article IV, in the case of the Company Disclosure Schedule, or Article V, in the case of the Parent Disclosure Schedule, and the disclosure in any Section shall qualify (a) the corresponding Section in Article IV or Article V, as the case may be, and (b) the other Sections in Article IV or Article V, as the case may be, only to the extent that it is reasonably apparent on the face of such disclosure that it also qualifies or applies to such other Sections.

10.15 Liability of Financing Sources. Notwithstanding anything to the contrary contained herein, the Company (on behalf of itself and each of its Subsidiaries and their respective Representatives) agrees that neither it nor any of its Subsidiaries or respective Representatives nor any Company stockholder (other than Irish Holdco) shall have any rights or claims against any Financing Source in connection with this Agreement, the Financing or the transactions contemplated hereby or thereby, and no Financing Source shall have any rights or claims against any of the Company, its Subsidiaries or their respective Representatives in connection with this Agreement, the Financing or the transactions contemplated hereby or thereby, whether at law or equity, in contract, in tort or otherwise; provided, however, that, following consummation of the Acquisition, the foregoing will not limit the rights of the parties to the Financing under the definitive agreements with respect thereto.

10.16 Non-Recourse. Notwithstanding anything to the contrary contained herein, this Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement or the transactions contemplated hereby, may only be made against the entities and Persons that are expressly identified as parties to this Agreement (or express guarantors of such parties’ obligations under this Agreement) in their capacities as such and no former, current or future stockholders, equity holders, controlling persons, directors, officers, employees, general or limited partners, members, managers, agents or Affiliates of any party hereto, or any former, current or future direct or indirect stockholder, equity holder, controlling person, director, officer, employee, general or limited partner, member, manager, agent or Affiliate of any of the foregoing (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any representations made or alleged to be made in connection herewith. Without limiting the rights of any party against the other parties hereto, in no event shall any party or any of its Affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Non-Recourse Party.

10.17 Waiver of Conflicts. Recognizing that Ropes & Gray LLP has acted as legal counsel to the Company, the Subsidiaries, certain of the direct and indirect holders of Company Stock and certain of their respective Affiliates prior to date hereof, and that Ropes & Gray LLP intends to act as legal counsel to certain of the direct and indirect holders of Company Stock and their respective Affiliates (which will no longer include the Company and the Subsidiaries) after the Closing, each of Parent, Buyer, Merger Sub, EHSI, Irish Holdco and the Company hereby waives, on its own behalf and agrees to cause its Affiliates and Subsidiaries to waive, any conflicts that may arise in connection with Ropes & Gray LLP representing any direct or indirect holders of the Company Stock, the Stakeholder Representative or their Affiliates after the Closing as such representation may relate to Parent, Buyer, Merger Sub, EHSI, Irish Holdco the Company, or their respective Subsidiaries or the Transactions. In addition, all communications involving attorney-client confidences between direct and indirect holders of Company Stock, the Company and its Subsidiaries and their respective Affiliates, on the one hand, and Ropes & Gray LLP, on the other hand, in the course of the negotiation, documentation and consummation of the transactions contemplated hereby shall be deemed to be attorney-client confidences that belong solely to the direct and indirect holders of Company

Stock and their respective Affiliates (and not the Company or its Subsidiaries). Accordingly, the Company and its Subsidiaries shall not have access to any such communications or to the files of Ropes & Gray LLP relating to such Ropes & Gray LLP’s representation of the Company and certain of the direct and indirect holders of Common Stock and their Affiliates in connection with the Transaction (the “Engagement”) and after the Closing. Without limiting the generality of the foregoing, from and after the Closing, (a) the direct and indirect holders of Company Stock and their respective Affiliates (and not the Company and its Subsidiaries) shall be the sole holders of the attorney-client privilege with respect to such engagement, and none of the Company or its Subsidiaries shall be a holder thereof, (b) to the extent that files of Ropes & Gray LLP in respect of such engagement constitute property of the client, only the direct and indirect holders of Company Stock and their respective Affiliates (and not the Company and its Subsidiaries) shall hold such property rights and (c) Ropes & Gray LLP shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to the Company related to the Engagement after the Closing or any of its Subsidiaries by reason of any attorney-client relationship between Ropes & Gray LLP and the Company prior to the Closing or any of its Subsidiaries or otherwise. This Section 10.17 will be irrevocable, and no term of this Section 10.17 may be amended, waived or modified, without the prior written consent of Ropes & Gray LLP.

10.18 DISCLAIMER.

(a) NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT: (i) THE REPRESENTATIONS AND WARRANTIES OF THE COMPANY EXPRESSLY SET FORTH IN Article IV HEREOF ARE AND SHALL CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES MADE WITH RESPECT TO THE COMPANY AND ITS SUBSIDIARIES TO PARENT, BUYER, EHSI, IRISH HOLDCO AND MERGER SUB IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, AND (ii) EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES REFERRED TO IN CLAUSE (i) ABOVE, NEITHER THE COMPANY, ITS SUBSIDIARIES NOR ANY OTHER PERSON HAS MADE OR IS MAKING ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, STATUTORY OR OTHERWISE, OF ANY NATURE, INCLUDING WITH RESPECT TO ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY AS TO THE MERCHANTABILITY, QUALITY, QUANTITY, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF THE BUSINESS OR THE ASSETS OF THE COMPANY AND ITS SUBSIDIARIES. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE IV HEREOF, ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, OF ANY NATURE, INCLUDING WITH RESPECT TO ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY AS TO THE MERCHANTABILITY, QUALITY, QUANTITY, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF THE BUSINESS OR THE ASSETS OF THE COMPANY AND ITS SUBSIDIARIES, ARE HEREBY EXPRESSLY DISCLAIMED EXCEPT IN THE CASE OF FRAUD (AS DEFINED IN THIS AGREEMENT). PARENT, BUYER, EHSI, IRISH HOLDCO AND MERGER SUB HEREBY REPRESENT, WARRANT, COVENANT AND AGREE, ON BEHALF OF THEMSELVES AND THEIR RESPECTIVE AFFILIATES, THAT, EXCEPT IN THE CASE

OF FRAUD (AS DEFINED IN THIS AGREEMENT), IN DETERMINING TO ENTER INTO AND CONSUMMATE THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY, THEY ARE NOT RELYING UPON ANY REPRESENTATION OR WARRANTY MADE OR PURPORTEDLY MADE BY OR ON BEHALF OF ANY PERSON, OTHER THAN THOSE EXPRESSLY MADE BY THE COMPANY AS SET FORTH IN ARTICLE IV HEREOF, AND THAT PARENT, BUYER, EHSI, IRISH HOLDCO AND MERGER SUB SHALL ACQUIRE THE COMPANY AND ITS SUBSIDIARIES AND THEIR RESPECTIVE ASSETS WITHOUT ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, IN AN “AS IS” CONDITION AND ON A “WHERE IS” BASIS AND “WITH ALL FAULTS.”

(b) Without limiting the generality of the immediately preceding paragraph, it is understood and agreed by Parent, Buyer, EHSI, Irish Holdco and Merger Sub, on behalf of themselves and their respective Affiliates, that any cost estimates, projections or other predictions, any data, any financial information or any memoranda or offering materials or presentations, including any memoranda and materials provided by the Company, any direct or indirect holder of Company Shares or any of their respective representatives, are not and shall not be deemed to be or to include representations or warranties, except to the extent explicitly set forth in Article IV hereof as a representation and warranty by (and only by) the Company.

(c) NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT: (i) THE REPRESENTATIONS AND WARRANTIES OF PARENT, BUYER, EHSI, IRISH HOLDCO AND MERGER SUB EXPRESSLY SET FORTH IN Article V HEREOF ARE AND SHALL CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES MADE WITH RESPECT TO PARENT, BUYER, EHSI, IRISH HOLDCO, MERGER SUB AND EACH OF THEIR RESPECTIVE SUBSIDIARIES TO THE COMPANY IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, AND (ii) EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES REFERRED TO IN CLAUSE (i) ABOVE, NEITHER PARENT, ITS SUBSIDIARIES NOR ANY OTHER PERSON HAS MADE OR IS MAKING ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, STATUTORY OR OTHERWISE, OF ANY NATURE, INCLUDING WITH RESPECT TO ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY AS TO THE MERCHANTABILITY, QUALITY, QUANTITY, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF THE BUSINESS OR THE ASSETS OF PARENT AND ITS SUBSIDIARIES. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE V HEREOF, ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, OF ANY NATURE, INCLUDING WITH RESPECT TO ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY AS TO THE MERCHANTABILITY, QUALITY, QUANTITY, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF THE BUSINESS OR THE ASSETS OF PARENT AND ITS SUBSIDIARIES, ARE HEREBY EXPRESSLY DISCLAIMED EXCEPT IN THE CASE

OF FRAUD (AS DEFINED IN THIS AGREEMENT). THE COMPANY REPRESENTS, WARRANTS, COVENANTS AND AGREES, ON BEHALF OF ITSELF AND ITS AFFILIATES, THAT, EXCEPT IN THE CASE OF FRAUD (AS DEFINED IN THIS AGREEMENT), IN DETERMINING TO ENTER INTO AND CONSUMMATE THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY, THEY ARE NOT RELYING UPON ANY REPRESENTATION OR WARRANTY MADE OR PURPORTEDLY MADE BY OR ON BEHALF OF ANY PERSON, OTHER THAN THOSE EXPRESSLY MADE BY PARENT, BUYER, EHSI, IRISH HOLDCO AND MERGER SUB AS SET FORTH IN ARTICLE V HEREOF AND THAT HOLDERS OF COMMON STOCK SHALL ACQUIRE THE PARENT SHARES AND THE RESPECTIVE ASSETS OF PARENT AND ITS SUBSIDIARIES REPRESENTED THEREBY WITHOUT ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, IN AN “AS IS” CONDITION AND ON A “WHERE IS” BASIS AND “WITH ALL FAULTS.”

(d) Without limiting the generality of the immediately preceding paragraph, it is understood and agreed by the Company, on behalf of it and its Affiliates, that any cost estimates, projections or other predictions, any data, any financial information or any memoranda or offering materials or presentations, including any memoranda and materials provided by Parent, any direct or indirect holder of Parent Shares or any of their respective representatives, are not and shall not be deemed to be or to include representations or warranties, except to the extent explicitly set forth in Article V hereof as a representation and warranty by (and only by) Parent, Buyer and Merger Sub.

10.19 Joint and Several Liability

(a) Each of the Buyer Parties shall be jointly and severally liable for the obligations and liabilities of each other Buyer Party under this Agreement.

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IN WITNESS WHEREOF, the Company, Parent, EHSI, Irish Holdco, Buyer, the Merger Sub, and the Stakeholder Representative have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

PARENT:

ENDO INTERNATIONAL PLC

By:	/s/ Rajiv De Silva
Name:	Rajiv De Silva
Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

EHSI:

ENDO HEALTH SOLUTIONS INC.

By:	/s/ Suketa P. Upadhyay
Name:	Suketa P. Upadhyay
Title:	Executive Vice President & Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

IRISH HOLDCO:

ENDO LIMITED

By:	/s/ Orla Dunlea
Name:	Orla Dunlea
Title:	Director

[Signature Page to Agreement and Plan of Merger]

BUYER:

BANYULS LIMITED

By:	/s/ Orla Dunlea
Name:	Orla Dunlea
Title:	Director

[Signature Page to Agreement and Plan of Merger]

MERGER SUB:

HAWK ACQUISITION ULC

By:	/s/ Laurence S. Smith
Name:	Laurence S. Smith
Title:	Director

[Signature Page to Agreement and Plan of Merger]

COMPANY:

PAR PHARMACEUTICAL HOLDINGS, INC.

By:	/s/ Paul V. Campanelli
Name:	Paul V. Campanelli
Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

STAKEHOLDER REPRESENTATIVE:

SHAREHOLDER REPRESENTATIVE SERVICES LLC,
solely in its capacity as the Stakeholder Representative

By:	/s/ Sam Riffe
Name:	Sam Riffe
Title:	Executive Director

[Signature Page to Agreement and Plan of Merger]